Filed pursuant to 424(b)(3)

File No. 333-258343

SUPPLEMENT NO. 2

(to the proxy statement/prospectus dated November 10, 2021)

PROXY STATEMENT OF
890 5th AVENUE PARTNERS, INC.

PROSPECTUS FOR
136,369,149 SHARES OF CLASS A COMMON STOCK,
15,825,411 SHARES OF CLASS B COMMON STOCK, AND
6,516,263 SHARES OF CLASS C COMMON STOCK OF
890 5th AVENUE PARTNERS, INC. (WHICH WILL BE RENAMED BUZZFEED, INC.)

This supplement no. 2 dated November 19, 2021 (this “Supplement”), updates and supplements the proxy statement/prospectus dated November 10, 2021, as amended by supplement no. 1 dated November 19, 2021 (together, the “Proxy Statement/Prospectus”), that was mailed by 890 5th Avenue Partners, Inc. (“890”) to its stockholders on or about November 11, 2021 in connection with the proposed business combination with BuzzFeed, Inc. (the “Business Combination”), with the information contained in 890’s Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on November 19, 2021 (the “Form 8-K”). Accordingly, 890 has attached the Form 8-K to this Supplement.

This Supplement updates and supplements the information in the Proxy Statement/Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Proxy Statement/Prospectus, including any amendments or supplements thereto. This Supplement should be read in conjunction with the Proxy Statement/Prospectus and if there is any inconsistency between the information in the Proxy Statement/Prospectus and this Supplement, you should rely on the information in this Supplement.

You should read carefully and in their entirety this Supplement and the Proxy Statement/Prospectus and all accompanying annexes and exhibits. In particular, you should review and consider carefully the matters discussed under the heading “Risk Factors” beginning on page 28 of the Proxy Statement/Prospectus.

Neither the SEC nor any state securities regulatory agency has approved or disapproved the transactions described in the Proxy Statement/Prospectus or any of the securities to be issued in the Business Combination, passed upon the merits or fairness of the Business Combination or related transactions or passed upon the adequacy or accuracy of the disclosure in the Proxy Statement/Prospectus or this Supplement. Any representation to the contrary constitutes a criminal offense.

This Supplement to the Proxy Statement/Prospectus is dated November 19, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 19, 2021

890 5th Avenue Partners, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39877	85-3022075
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14 Elm Place, Suite 206 Rye, New York	10580
(Address of principal executive offices)	(Zip Code)

(575) 914-6575
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of Class A common stock and one-third of one redeemable warrant	ENFAU	The Nasdaq Stock Market LLC

Class A common stock, par value $0.0001 per share	ENFA	The Nasdaq Stock Market LLC

Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	ENFAW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Introductory Note

890 5th Avenue Partners, Inc. (“890”) previously announced its planned business combination (the “Business Combination”) with BuzzFeed, Inc. (“BuzzFeed”). In connection with the Business Combination, 890 filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4, as amended (File No. 333-258343) containing a proxy statement/prospectus which was declared effective on November 10, 2021 and on November 12, 2021, 890 filed a definitive proxy statement/prospectus with the SEC dated November 10, 2021, as amended by supplement no. 1 dated November 19, 2021 (together, the “proxy statement/prospectus”).

Item 7.01 Regulation FD Disclosure

On November 19, 2021, BuzzFeed released its earnings for the quarter ended September 30, 2021. A copy of BuzzFeed’s earnings press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in this Item 7.01 of this Current Report and Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it been deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01.  Other Events

This Current Report on Form 8-K is being filed in order to provide as Exhibit 99.2 hereto the unaudited condensed consolidated financial statements of BuzzFeed as of September 30, 2021 and for the three months and nine months ended September 30, 2021 and 2020. As Exhibit 99.3 hereto, 890 is filing the Management’s Discussion and Analysis of Financial Condition and Results of Operations of BuzzFeed as of September 30, 2021 and for the three months and nine months ended September 30, 2021 and 2020. As Exhibit 99.4 hereto, 890 is filing the unaudited condensed consolidated financial statements of CM Partners, LLC (“Complex Networks”) as of September 30, 2021 and for the three months and nine months ended September 30, 2021 and 2020. As Exhibit 99.5 hereto, 890 is filing the Management’s Discussion and Analysis of Financial Condition and Results of Operations of Complex Networks as of September 30, 2021 and for the three months and nine months ended September 30, 2021 and 2020. As Exhibit 99.6 hereto, 890 is filing the unaudited pro forma condensed combined financial information of 890, BuzzFeed and Complex Networks, as adjusted to give effect to the Two-Step Merger (as defined in the proxy statement/prospectus, the Convertible Note Financing (as defined in the proxy statement/prospectus) and the C Acquisition (as defined in the proxy statement/prospectus)) and related transactions as of and for the nine months ended September 30, 2021 and for the year ended December 31, 2020 (the “pro forma financial information”). The financial statements and other financial information filed as Exhibits 99.2 through 99.6 are incorporated herein by reference.

The pro forma financial information included in this Current Report on Form 8-K has been presented for informational purposes only. It does not purport to represent the actual results of operations that 890, BuzzFeed and Complex Networks would have achieved had 890, BuzzFeed and Complex Networks been combined during the periods presented in the pro forma financial information and is not intended to project the future results of operations that may be achieved following 890’s acquisition of BuzzFeed.

The purpose of this Current Report on Form 8-K is to, among other things, file the pro forma financial information and the financial statements and related Management’s Discussion and Analysis of Financial Information discussed above, and to supplement the proxy statement/prospectus with such information. To the extent that information set forth in the pro forma financial information and the financial statements and the related Management’s Discussion and Analysis of Financial Information discussed above differs from or updates information contained in the proxy statement/prospectus, the information contained herein supersedes the information contained in the proxy statement/prospectus.

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Additional Information

In connection with the Business Combination, the registration statement on Form S-4 (File No. 333-258343) (as amended, the “Registration Statement”) has been declared effective by the Securities and Exchange Commission (the “SEC”), which includes the related proxy statement and prospectus, as amended by supplement no. 1 dated November 19, 2021. 890’s stockholders and other interested persons are advised to read the Registration Statement and the related proxy statement/prospectus, as supplemented by the information contained in this Form 8-K, and any documents filed in connection therewith, as these materials will contain important information about BuzzFeed, 890 and the Business Combination. The Definitive Proxy Statement and related materials have been mailed to 890’s stockholders who were holders of record as of October 8, 2021. Stockholders will also be able to obtain copies of the Registration Statement on Form S-4 and the proxy statement/prospectus, without charge, at the SEC’s website at www.sec.gov. In addition, the documents filed by 890 may be obtained free of charge from 890 at https://www.890fifthavenue.com/#investor-relations. Alternatively, these documents, when available, can be obtained free of charge by directing a request to: 890 5th Avenue Partners, Inc., 14 Elm Place, Suite 206, Rye, New York 10580.

Participants in the Solicitation

890, BuzzFeed and their respective directors, executive officers, other members of management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of 890’s stockholders in connection with the Business Combination. To the extent that such persons’ holdings of 890’s securities have changed since the amounts disclosed in 890’s registration statement on Form S-1, as amended (File No. 333-251650) such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Investors and security holders may obtain more detailed information regarding the names and interests in the Business Combination of 890’s directors and officers in 890’s filings with the SEC, including the Registration Statement, and such information and names of BuzzFeed’s directors and executive officers are included in the Registration Statement, which includes the proxy statement of 890 for the Business Combination.

Disclaimer; Non-Solicitation

This communication is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy, any securities or the solicitation of any vote in any jurisdiction pursuant to the Business Combination or otherwise, nor shall there be any sale, issuance or transfer or securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act.

Forward Looking Statements

Certain statements in this Current Report on Form 8-K may be considered forward-looking statements. Forward-looking statements generally relate to future events or 890’s or BuzzFeed’s future financial or operating performance. For example, statements about the expected timing of the completion of the Business Combination, the benefits of the Business Combination, the competitive environment, and the expected future performance (including future revenue, pro forma enterprise value, and cash balance) and market opportunities of BuzzFeed are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “potential” or “continue,” or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those expressed or implied by such forward looking statements. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties.

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These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by 890 and its management, and BuzzFeed and its management, as the case may be, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the agreement and plan of merger, dated June 24, 2021, by and among 890, Merger Sub, Merger Sub II and BuzzFeed, as amended; (2) the outcome of any legal proceedings that may be instituted against 890, BuzzFeed, the combined company or others following the announcement of the Business Combination; (3) the inability to complete the Business Combination due to the failure to obtain approval of the stockholders of 890 or to satisfy other conditions to closing; (4) changes to the proposed structure of the Business Combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the Business Combination; (5) the ability to meet stock exchange listing standards at or following the consummation of the Business Combination; (6) the risk that the Business Combination disrupts current plans and operations of BuzzFeed as a result of the announcement and consummation of the Business Combination; (7) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably; continued market acceptance of, and traffic engagement with, BuzzFeed’s content; expectations, beliefs and objectives for future operations; BuzzFeed’s ability to further attract, retain, and increase its traffic; BuzzFeed’s ability to expand existing business lines, develop new revenue opportunities, and bring them to market in a timely manner; BuzzFeed’s expectations concerning relationships with strategic partners and other third parties; BuzzFeed’s ability to maintain, protect and enhance its intellectual property; future acquisitions or investments in complementary companies, content or technologies; BuzzFeed’s ability to attract and retain qualified employees; the proceeds of the Business Combination and BuzzFeed’s expected cash runway; demand for products and services; technological developments and other potential effects of the Business Combination on BuzzFeed; (8) costs related to the Business Combination; (9) changes in applicable laws or regulations, including revised foreign content and ownership regulations; (10) changes in national and local economic and other conditions and developments in technology, each of which could influence the levels (rate and volume) of BuzzFeed’s subscriptions and advertising, the growth of its businesses and the implementation of its strategic initiatives; government regulation; (11) poor quality broadband infrastructure in certain markets; (12) the possibility that BuzzFeed or the combined company may be adversely affected by other economic, business and/or competitive factors; and (13) other risks and uncertainties set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in 890’s Registration Statement on Form S-1 (File No. 333-251650), as amended by the section entitled “Risk Factors” in 890’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021, June 30, 2021 and September 30, 2021 each as filed by 890 with the SEC, and additional risks and uncertainties set forth in other filings with the SEC, including the proxy statement/prospectus, as supplemented.

Nothing in this Current Report on Form 8-K should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Neither 890 nor BuzzFeed undertakes any duty to update these forward-looking statements.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release issued by BuzzFeed, Inc., dated November 19, 2021.
99.2	Unaudited condensed consolidated financial statements of BuzzFeed, Inc. as of September 30, 2021 and for the three and nine months ended September 30, 2021 and 2020, and the accompanying notes thereto.
99.3	Management’s Discussion and Analysis of Financial Condition and Results of Operations of BuzzFeed, Inc. for the three and nine months ended September 30, 2021 and 2020.
99.4	Unaudited condensed consolidated financial statements of CM Partners, LLC as of September 30, 2021 and for the three and nine months ended September 30, 2021 and 2020, and the accompanying notes thereto.
99.5	Management’s Discussion and Analysis of Financial Condition and Results of Operations of CM Partners, LLC for the three and nine months ended September 30, 2021 and 2020.
99.6	Unaudited pro forma condensed combined financial information as of September 30, 2021, for the nine months ended September 30, 2021 and for the year ended December 31, 2020, and the accompanying notes thereto.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

890 5th Avenue Partners, Inc.

	By:	/s/ Adam Rothstein
	Name:	Adam Rothstein
	Title:	Executive Chairman

Date: November 19, 2021

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Exhibit 99.1

BuzzFeed Inc. Reports Results for the Third Quarter Ended September 30, 2021

Revenue Grew 20% to $90.1 Million, Driven by a 39% Improvement in Advertising Revenue

Net Loss of $3.6 million, Adjusted EBITDA More than Doubled to $6.0 Million

Expected to Complete Merger with 890 5th Avenue Partners, Acquire Complex Networks and Become a Public Company in December 2021

NEW YORK--(BUSINESS WIRE) – November 19, 2021 – BuzzFeed, a leading tech-powered media company for digital content and commerce for millennial and Gen Z audiences, today announced results for the three months ended September 30, 2021. On June 24, 2021, BuzzFeed and 890 5th Avenue Partners, Inc. (Nasdaq: ENFA, ENFAU, ENFAW) (“890”) announced their plan to merge (the “Merger”). As part of the transaction, BuzzFeed will acquire Complex Networks from Verizon and Hearst, subject to regulatory approval and closing conditions (together with the Merger, the “Business Combination”). The Form S-4 Registration Statement filed by 890 relating to the Business Combination was declared effective by the U.S. Securities and Exchange Commission on November 10, 2021.

Jonah Peretti, Founder and CEO of BuzzFeed commented, “Our impressive Q3 results highlight the strength of our diversified, cross-platform business model. The 39% year-on-year improvement in our advertising revenue drove another quarter of significant topline growth that continues to translate into improved profitability.” Peretti added, “With the imminent closing of our merger with 890 5th Avenue Partners, the acquisition of Complex Networks, and our transition to become a publicly traded company, we look forward to building on that strong foundation.”

Felicia DellaFortuna, BuzzFeed’s CFO, commented, “The strong growth in our higher-margin revenue lines contributed to a doubling of EBITDA year-over-year. Additionally, Complex Networks delivered a profitable Q3, reinforcing our confidence in and excitement about the long-term benefits of bringing the portfolio of BuzzFeed and Complex brands together.”

Q3 Performance Highlights

In the third quarter of 2021, BuzzFeed’s revenues grew 20% over the corresponding period last year, driven by double-digit growth in advertising and commerce revenues.

●	Advertising revenue, consisting of payments we receive from advertisers for ads distributed against our editorial and news content, including display and pre-roll, increased 39% to $50.2 million, driven in part by an increase in time spent, an increase in programmatic impressions delivered across our owned and operated properties and higher pricing for programmatic advertising on non-O&O properties.

●	Content revenue, consisting of payments received from clients for custom assets, including both long-form and short-form content from branded quizzes to Instagram takeovers, decreased 4% to $26.5 million, reflecting the timing of content deliveries.

●	Commerce and other revenue, which includes affiliate marketplace and product licensing revenue, increased 14% to $13.4 million, driven primarily by an increase in the number of purchases generated compared to the prior year period. During Q3 we began to experience a slowdown in commerce revenue growth compared to the first half of the year, as the significant growth in online shopping eased from its COVID-related peak and many of our most important partners continue to grapple with labor shortages and global supply chain issues. We expect these headwinds to continue in Q4 2021, and for these factors as well as a comparison against Amazon Prime Day in Q4 2020 (which took place in Q2 2021) to negatively impact our commerce revenue in the quarter.

●	Net loss increased by $1.5 million to $3.6 million. Adjusted EBITDA improved by $3.2 million to $6.0 million in Q3, primarily driven by continued growth in overall revenue.

Pending Complex Networks Acquisition

Revenues at Complex Networks grew 9% to $31.2 million in Q3, due primarily to increased advertising demand and growth in royalty revenues from retail partnerships. Excluding the impact of go90,* revenues would have grown 40% in the quarter. Net loss for Complex Networks in the quarter was $3.1 million and Adjusted EBITDA was $0.3 million.

The acquisition of Complex Networks is anticipated to close in December 2021.

*In July 2016, the Company entered into a licensing agreement with an entity controlled by Verizon (“go90 agreement”) whereby the Company produced and licensed original content for an exclusive license period. This agreement has been partially terminated.

Important Information and Where to Find it

On November 10, 2021, the U.S. Securities and Exchange Commission (“SEC”) declared effective the registration statement on Form S-4 of 890 (File No. 333-258343) (as amended, the “Registration Statement”). This includes a definitive proxy statement/prospectus in connection with 890’s special meeting of stockholders (the “Special Meeting”) to consider the previously announced proposed Business Combination (as defined below) with BuzzFeed, Inc. (“BuzzFeed”). 890’s stockholders and other interested persons are advised to read the Registration Statement and the related proxy statement/prospectus and any documents filed in connection therewith, as these materials will contain important information about BuzzFeed, 890 and the Business Combination. The Definitive Proxy Statement and related materials are being mailed to 890’s stockholders who were holders of record as of October 8, 2021. Stockholders will also be able to obtain copies of the Registration Statement on Form S-4 and the proxy statement/prospectus, without charge, at the SEC’s website at www.sec.gov. In addition, the documents filed by 890 may be obtained free of charge from 890 at https://www.890fifthavenue.com/#investor-relations. Alternatively, these documents, when available, can be obtained free of charge by directing a request to: 890 5th Avenue Partners, Inc., 14 Elm Place, Suite 206, Rye, New York 10580.

As announced previously, the Business Combination is to be effected through the merger of Bolt Merger Sub I, Inc., a Delaware corporation and wholly-owned subsidiary of 890 (“Merger Sub”) with and into BuzzFeed, after which the separate corporate existence of Merger Sub will cease and BuzzFeed will survive the merger as a wholly-owned subsidiary of 890 (the “Merger”). Immediately following the Merger, BuzzFeed will merge with and into Bolt Merger Sub II, Inc., a Delaware corporation and wholly-owned subsidiary of 890 (“Merger Sub II”) (the “Second Merger” and together with the Merger, the “Two-Step Merger”), with Merger Sub II surviving the merger as a wholly-owned subsidiary of 890. The Two-Step Merger and the other transactions contemplated by the agreement and plan of merger, dated June 24, 2021, by and among 890, Merger Sub, Merger Sub II and BuzzFeed, as amended (the “Merger Agreement”), including the acquisition of CM Partners, LLC and its direct, wholly-owned subsidiary, Complex Media, Inc. (“Complex Networks”) by the surviving entity of the Two-Step Merger is referred to as the “Business Combination.” In connection with the consummation of the Business Combination, 890 will be renamed “BuzzFeed, Inc.” Adam Rothstein, 890’s Executive Chairman, will serve as a Director of the BuzzFeed Board of Directors upon the closing. 890’s units, Class A common stock and public warrants are currently traded on NASDAQ under the symbols “ENFAU,” “ENFA” and “ENFAW,” respectively. In connection with the closing of the transaction, BuzzFeed Class A common stock will be Nasdaq-listed under the new ticker symbol “BZFD.”

Cautionary Statement Regarding Forward Looking Statements

Certain statements in this press release may be considered forward-looking statements. Forward-looking statements generally relate to future events or 890’s, BuzzFeed’s, or Complex Networks’ future financial or operating performance. For example, statements about the expected timing of the completion of the Business Combination, the benefits of the Business Combination, the competitive environment, and the expected future performance (including future revenue, pro forma enterprise value, and cash balance) and market opportunities of BuzzFeed are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “potential” or “continue,” or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those expressed or implied by such forward looking statements. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties.

These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by BuzzFeed and its management, and Complex Networks and its management, as the case may be, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement between BuzzFeed and 890; (2) the outcome of any legal proceedings that may be instituted against 890, BuzzFeed, Complex Networks, the combined company or others following the announcement of the Business Combination; (3) the inability to complete the Business Combination due to the failure to obtain approval of the stockholders of 890 or to satisfy other conditions to closing; (4) changes to the proposed structure of the Business Combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the Business Combination; (5) the ability to meet stock exchange listing standards at or following the consummation of the Business Combination; (6) the risk that the Business Combination disrupts current plans and operations of BuzzFeed as a result of the announcement and consummation of the Business Combination; (7) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably; continued market acceptance of, and traffic engagement with, BuzzFeed’s content; expectations, beliefs and objectives for future operations; BuzzFeed’s ability to further attract, retain, and increase its traffic; BuzzFeed’s ability to expand existing business lines, develop new revenue opportunities, and bring them to market in a timely manner; BuzzFeed’s expectations concerning relationships with strategic partners and other third parties; BuzzFeed’s ability to maintain, protect and enhance its intellectual property; future acquisitions or investments in complementary companies, content or technologies; BuzzFeed’s ability to attract and retain qualified employees; the proceeds of the Business Combination and BuzzFeed’s expected cash runway; demand for products and services; technological developments and other potential effects of the Business Combination on BuzzFeed; (8) costs related to the Business Combination; (9) changes in applicable laws or regulations, including revised foreign content and ownership regulations; (10) changes in national and local economic and other conditions and developments in technology, each of which could influence the levels (rate and volume) of BuzzFeed’s subscriptions and advertising, the growth of its businesses and the implementation of its strategic initiatives; government regulation; (11) poor quality broadband infrastructure in certain markets; (12) the possibility that BuzzFeed or the combined company may be adversely affected by other economic, business and/or competitive factors; and (13) other risks and uncertainties set forth in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in 890’s registration statement on Form S-1, as amended by the section titled “Risk Factors” in 890’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, as filed by 890 with the SEC, the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in 890’s Registration Statement on Form S-4 filed in connection with the Business Combination, and additional risks and uncertainties set forth in other filings with the SEC.

Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. None of 890, Complex Networks, or BuzzFeed undertakes any duty to update these forward-looking statements.

Participants in the Solicitation

890, BuzzFeed, and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from 890’s shareholders in connection with the proposed transaction. A list of the names of such directors and executive officers and information regarding their interests in the Business Combination is contained in the proxy statement/prospectus.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed transaction. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

About 890 5th Avenue Partners, Inc.

890 5th Avenue Partners, Inc. is a special purpose acquisition company that specializes in converging technology, media, and telecommunications opportunities. They are investment partners that focus on supporting companies’ strategic growth within the media and telecommunications industry, which is undergoing an unprecedented amount of disruption over an extraordinarily accelerated time frame. 890 5th Avenue Partners, Inc. is led by seasoned media veterans who are uniquely positioned to advise both legacy assets and emerging growth platforms to scale through strategic combinations.

About BuzzFeed

BuzzFeed is the leading tech-powered, diversified media company that reaches hundreds of millions globally through its cross-platform news and entertainment network. The company produces articles, lists, quizzes, videos, and original series; lifestyle content through brands including Tasty, the world's largest social food network; original reporting and investigative journalism through BuzzFeed News and HuffPost; an industry-leading affiliate business, strategic partnerships, licensing and product development through BuzzFeed Commerce; and original productions across broadcast, cable, SVOD, film and digital platforms for BuzzFeed Studios.

About Complex Networks

Complex Networks is a global youth entertainment network spanning major pop culture categories including streetwear and style, food, music, sneakers and sports. Complex Networks is diversified around three pillars: advertising, e-commerce, and content where it creates and distributes original programming for Gen Z and Millennial audiences through premium distributors such as Netflix, Hulu, Turner, Corus, Facebook, Snap, YouTube, Roku and more. Additionally, Complex Networks generates revenue through a number of core business lines, including branded content and advertising, licensing, events, e-commerce, and agency consulting services.

The tables below set forth certain financial results of each of BuzzFeed and Complex Networks for the third quarter and nine months of 2021 and 2020. This information is only a summary and should be read in conjunction with BuzzFeed’s financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of BuzzFeed” and Complex Networks’ financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Complex Networks.

BuzzFeed Financial Highlights	Three Months Ended September 30,			Nine Months Ended September 30,
(In thousands)	2021	2020	% Change	2021	2020	% Change
Advertising	$50,240	$36,051	39%	$136,693	$94,105	45%
Content	26,483	27,476	(4)%	70,261	74,947	(6)%
Commerce and other	13,373	11,716	14%	44,894	29,245	54%
Total revenue	$90,096	$75,243	20%	$251,848	$198,297	27%
Loss from operations	$(881)	$(1,884)	53%	$(17,817)	$(22,364)	20%
Net loss	$(3,582)	$(2,130)	(68)%	$(15,696)	$(21,141)	26%
Adjusted EBITDA	$5,992	$2,801	114%	$7,307	$(7,868)	NM

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure and represents a key metric used by management and BuzzFeed’s Board of Directors to measure the operational strength and performance of BuzzFeed’s business, to establish budgets, and to develop operational goals for managing BuzzFeed’s business. BuzzFeed defines Adjusted EBITDA as net income (loss), excluding the impact of net income (loss) attributable to noncontrolling interests, income tax provision (benefit), interest expense, interest income, other income, net, depreciation and amortization, stock-based compensation, restructuring costs, and other non-cash and non-recurring items that management believes are not indicative of ongoing operations.

BuzzFeed believes Adjusted EBITDA is relevant and useful information for investors because it allows investors to view performance in a manner similar to the method used by its management. There are limitations to use of Adjusted EBITDA and BuzzFeed’s Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Other companies, including companies in BuzzFeed’s industry, may calculate non-GAAP financial measures differently than BuzzFeed does, limiting the usefulness of those measures for comparative purposes.

Adjusted EBITDA should not be considered a substitute for income (loss) from operations, net income (loss), or net income (loss) attributable to BuzzFeed, Inc. that BuzzFeed has reported in accordance with GAAP.

The following table presents a reconciliation of Net (loss) income to Adjusted EBITDA, the most directly comparable financial measure calculated in accordance with GAAP:

BuzzFeed Reconciliation of GAAP to Non-GAAP Financial Measures	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2021	2020	2021	2020
Net loss	$(3,582)	$(2,130)	$(15,696)	$(21,141)
Income tax benefit	(353)	(12)	(5,011)	(797)
Loss on disposition of subsidiary	612	-	612	-
Interest expense	592	253	1,370	411
Interest income	(105)	(5)	(232)	(145)
Other expense (income), net	1,955	10	1,140	(692)
Depreciation and amortization	5,407	4,358	15,033	13,508
Stock-based compensation	503	327	850	988
Restructuring(1)	-	-	3,645	-
Transaction costs(2)	963	-	5,596	-
Adjusted EBITDA	$5,992	$2,801	$7,307	$(7,868)

(1)	For nine months ended September 30, 2021, reflects costs associated with involuntary terminations of employees across various roles and levels as part of the integration of the acquisition Huffington Post.

(2)	Reflects legal, advisory, and consulting fees associated with the proposed merger with 890 and acquisition of Complex Networks.

Complex Networks Financial Highlights	Three Months Ended September 30,			Nine Months Ended September 30,
(In thousands)	2021	2020	% Change	2021	2020	% Change
Advertising	$14,517	$12,018	21%	$40,634	$31,394	29%
Content	16,090	16,045	-%	38,401	53,613	(28)%
E-Commerce and other	565	529	7%	5,221	1,812	188%
Total revenue (including related party revenue of $0 and $6,350, and $0 and $22,625, respectively)	$31,172	$28,592	9%	$84,256	$86,819	(3)%
Loss from operations	$(4,179)	$(1,509)	(177)%	$(18,812)	$(11,337)	(66)%
Net loss	$(3,142)	$(2,384)	(32)%	$(14,668)	$(8,366)	(75)%
Adjusted EBITDA	$333	$914	(64)%	$(5,310)	$(4,068)	(31)%

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure and represents a key metric used by Complex Networks’ management to evaluate Complex Networks’ performance, identify trends, formulate financial projections, and make strategic decisions. Complex Networks defines Adjusted EBITDA as net (loss) income adjusted for (i) income tax provision (benefit), (ii) interest expense (income), (iii) depreciation and amortization, and (iv) certain other non-cash or non-recurring items impacting net (loss) income.

Complex Networks believes that Adjusted EBITDA provides useful information for investors because it allows investors to view performance in a manner similar to the method used by its management. There are limitations to Adjusted EBITDA and Complex Networks’ Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Other companies, including companies in our industry, may calculate non-GAAP financial measures differently than Complex Networks does, limiting the usefulness of those measures for comparative purposes.

Adjusted EBITDA should not be considered a substitute for income (loss) from operations, net income (loss), or net income (loss) attributable to Complex Networks that it has reported in accordance with GAAP.

The following table presents a reconciliation of Net (loss) income to Adjusted EBITDA, the most directly comparable financial measure calculated in accordance with GAAP:

Complex Networks Reconciliation of GAAP to Non-GAAP Financial Measures	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2021	2020	2021	2020
Net loss	$(3,142)	$(2,384)	$(14,668)	$(8,366)
Add (deduct):
Interest expense (income)	37	(1)	58	(47)
Depreciation and amortization	2,646	2,423	7,642	7,269
(Benefit) provision for income taxes	(1,074)	876	(4,202)	(2,924)
Transaction costs (1)	1,866	-	5,860	-
Adjusted EBITDA	$333	$914	$(5,310)	$(4,068)

(1)	Consists of legal, advisory, and consulting costs incurred in connection with the proposed acquisition by BuzzFeed.

Exhibit 99.2

BUZZFEED, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	September 30, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$145,597	$90,626
Accounts receivable (net of allowance for doubtful accounts of $699 and $1,387 as of September 30, 2021 and December 31, 2020)	77,351	106,251
Prepaid and other current assets	23,851	11,644
Total current assets	246,799	208,521
Restricted cash	-	15,500
Property and equipment, net	22,875	25,545
Capitalized software costs, net	16,586	16,560
Intangible assets, net	19,139	1,368
Goodwill	5,927	-
Prepaid and other assets	18,506	11,698
Total assets	$329,832	$279,192

Liabilities and Equity
Current liabilities
Accounts payable	$12,587	$8,413
Accrued expenses	20,188	20,638
Deferred rent	4,252	3,903
Deferred revenue	1,503	2,432
Accrued compensation	23,749	19,724
Other current liabilities	1,312	2,118
Total current liabilities	63,591	57,228
Deferred rent	13,634	18,053
Debt	19,504	20,396
Other liabilities	3,781	1,633
Total liabilities	100,510	97,310

Commitments and contingencies

Series A, convertible preferred stock, $0.001 par value; 3,500,000 shares authorized; 3,500,000 shares issued and outstanding at September 30, 2021 and December 31, 2020	3,001	3,001
Series A-1, convertible preferred stock, $0.001 par value; 3,800,515 shares authorized; 3,800,515 shares issued and outstanding at September 30, 2021 and December 31, 2020	4	4
Series B, convertible preferred stock, $0.001 par value; 4,401,242 shares authorized; 4,401,242 shares issued and outstanding at September 30, 2021 and December 31, 2020	7,904	7,904
Series C, convertible preferred stock, $0.001 par value; 5,024,637 shares authorized; 5,024,637 shares issued and outstanding at September 30, 2021 and December 31, 2020	15,434	15,434
Series D, convertible preferred stock, $0.001 par value; 2,412,718 shares authorized; 2,412,718 shares issued and outstanding at September 30, 2021 and December 31, 2020	19,311	19,311
Series E, convertible preferred stock, $0.001 par value; 1,605,982 shares authorized; 1,605,982 shares issued and outstanding at September 30, 2021 and December 31, 2020	49,646	49,646
Series F, convertible preferred stock, $0.001 par value; 4,440,498 shares authorized; 4,440,498 shares issued and outstanding at September 30, 2021 and December 31, 2020	199,856	199,856
Series G, convertible preferred stock, $0.001 par value; 4,440,498 shares authorized; 4,440,498 shares issued and outstanding at September 30, 2021 and December 31, 2020	199,681	199,681
Redeemable noncontrolling interest	1,570	848

Stockholders' deficit

Class A Common stock, $0.0001 par value. 500,000,000 shares authorized; 12,803,162 shares and 5,034,459 shares issued and outstanding at September 30, 2021 and December 31, 2020	1	1
Class B Common stock, $0.0001 par value. 500,000,000 shares authorized; 27,391,338 and 34,362,554 shares issued at September 30, 2021 and December 31, 2020 27,143,111 and 34,114,327 shares outstanding at September 30, 2021 and December 31, 2020	3	3
Class C Common stock, $0.0001 par value. 25,000,000 shares authorized; 21,170,037 and nil shares issued and outstanding at September 30, 2021 and December 31, 2020	2	-
Additional paid-in capital	97,683	37,190
Accumulated other comprehensive loss	(3,098)	(3,359)
Accumulated deficit	(362,553)	(346,818)
Treasury stock, 248,227 shares of Class B common stock at September 30, 2021 and December 31, 2020, respectively	(820)	(820)
Total BuzzFeed, Inc. stockholders' deficit	(268,782)	(313,803)
Noncontrolling interests	1,697	-
Total stockholders' deficit	(267,085)	(313,803)
Total liabilities and equity	$329,832	$279,192

See accompanying notes to the unaudited condensed consolidated financial statements.

BUZZFEED, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Revenue	$90,096	$75,243	$251,848	$198,297

Costs and Expenses
Cost of revenue, excluding depreciation and amortization	48,837	33,390	135,903	93,702
Sales and marketing	11,218	11,995	34,170	39,063
General and administrative	19,829	22,305	65,274	61,304
Research and development	5,686	5,079	19,285	13,084
Depreciation and amortization	5,407	4,358	15,033	13,508
Total costs and expenses	90,977	77,127	269,665	220,661
Loss from operations	(881)	(1,884)	(17,817)	(22,364)
Other (expense) income, net	(2,442)	(258)	(2,278)	426
Loss on disposition of subsidiary	(612)	-	(612)	-
Loss before income taxes	(3,935)	(2,142)	(20,707)	(21,938)
Income tax provision (benefit)	(353)	(12)	(5,011)	(797)
Net loss	(3,582)	(2,130)	(15,696)	(21,141)
Net income attributable to the redeemable noncontrolling interest	67	62	212	768
Net income attributable to noncontrolling interests	137	-	(173)	-
Net loss attributable to BuzzFeed, Inc.	$(3,786)	$(2,192)	$(15,735)	$(21,909)
Net loss available to holders of Class A, Class B, and Class C common stock	$(3,786)	$(2,192)	$(15,735)	$(21,909)
Net loss per Class A, Class B, and Class C common share – basic and diluted	$(0.06)	$(0.06)	$(0.28)	$(0.56)
Basic and diluted weighted average common shares outstanding	60,840	39,043	57,072	39,009

See accompanying notes to the unaudited condensed consolidated financial statements.

BUZZFEED, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In thousands)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Net loss	$(3,582)	$(2,130)	$(15,696)	$(21,141)
Other comprehensive income (loss)
Foreign currency translation adjustment	485	990	262	(2,838)
Other comprehensive income (loss)	485	990	262	(2,838)
Comprehensive loss	(3,097)	(1,140)	(15,434)	(23,979)
Comprehensive income attributable to the redeemable noncontrolling interest	67	62	212	768
Comprehensive income attributable to noncontrolling interests	137	-	(173)	-
Comprehensive loss attributable to BuzzFeed, Inc.	$(3,301)	$(1,202)	$(15,473)	$(24,747)

See accompanying notes to the unaudited condensed consolidated financial statements.

BUZZFEED, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(In thousands)

	Nine Months Ended September 30, 2021
	Common Stock – Class A		Common Stock – Class B		Common Stock – Class C		Additional	Accumulated	Treasury	Accumulated other comprehensive	Total BuzzFeed, Inc. stockholders’	Noncontrolling	Total stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	paid-in capital	Deficit	Stock	income (loss)	deficit	interests	deficit
Balance at January 1, 2021	5,034	$1	34,114	$3	-	$-	$37,190	$(346,818)	$(820)	$(3,359)	$(313,803)	$-	$(313,803)
Net loss	-	-	-	-	-	-	-	(11,367)	-	-	(11,367)	(18)	(11,385)
Issuance of common stock	-	-	-	-	12,545	1	34,999	-	-	-	35,000	-	35,000
HuffPost Acquisition	-	-	-	-	8,625	1	24,063	-	-	-	24,064	2,122	26,186
Stock-based compensation	-	-	-	-	-	-	138	-	-	-	138	-	138
Issuance of common stock upon exercise of stock options	19	-	161	-	-	-	142	-	-	-	142	-	142
Other comprehensive loss	-	-	-	-	-	-	-	-	-	(329)	(329)	-	(329)
Balance at March 31, 2021	5,053	$1	34,275	$3	21,170	$2	$96,532	$(358,185)	$(820)	$(3,688)	$(266,155)	$2,104	$(264,051)
Net loss	-	-	-	-	-	-	-	(582)	-	-	(582)	(292)	(874)
Stock-based compensation	-	-	-	-	-	-	209	-	-	-	209	-	209
Issuance of common stock upon exercise of stock options	29	-	180	-	-	-	145	-	-	-	145	-	145
Merger of BuzzFeed Japan and HuffPost Japan	-	-	-	-	-	-	-	-	-	-	-	(510)	(510)
Other comprehensive loss	-	-	-	-	-	-	-	-	-	105	105	-	105
Balance at June 30, 2021	5,082	$1	34,455	$3	21,170	$2	$96,886	$(358,767)	$(820)	$(3,583)	$(266,278)	$1,302	$(264,976)
Net loss		-	-	-	-	-	-	(3,786)			(3,786)	137	(3,649)
Stock-based compensation		-	-	-	-	-	503	-	-	-	503		503
Issuance of common stock upon exercise of stock options	43	-	366	-	-	-	294	-	-	-	294		294
Disposition of subsidiary	-	-	-	-	-	-	-	-	-	-	-	258	258
Conversion of shares	7,678	-	(7,678)	-	-	-	-	-	-	-	-	-	-
Other comprehensive loss	-	-	-	-	-	-	-	-	-	485	485	-	485
Balance at September 30, 2021	12,803	$1	27,143	$3	21,170	$2	$97,683	$(362,553)	$(820)	$(3,098)	$(268,782)	$1,697	$(267,085)

	Nine Months Ended September 30, 2020
	Common Stock – Class A		Common Stock – Class B		Additional	Accumulated	Treasury	Accumulated other comprehensive	Total stockholders’
	Shares	Amount	Shares	Amount	paid-in capital	Deficit	Stock	income (loss)	deficit
Balance at January 1, 2020	5,014	$1	33,904	$3	$35,842	$(357,154)	$(820)	$(1,243)	$(323,371)
Net loss	-	-	-	-	-	(13,624)	-	-	(13,624)
Stock-based compensation	-	-	-	-	390	-	-	-	390
Issuance of common stock upon exercise of stock options	3	-	53	-	38	-	-	-	38
Other comprehensive loss	-	-	-	-	-	-	-	(3,805)	(3,805)
Balance at March 31, 2020	5,017	$1	33,957	$3	$36,270	$(370,778)	$(820)	$(5,048)	$(340,372)
Net loss	-	-	-	-	-	(6,093)	-	-	(6,093)
Stock-based compensation	-	-	-	-	384	-	-	-	384
Issuance of common stock upon exercise of stock options	5	-	20	-	14	-	-	-	14
Other comprehensive loss	-	-	-	-	-	-	-	(23)	(23)
Balance at June 30, 2020	5,022	$1	33,977	$3	$36,668	$(376,871)	$(820)	$(5,071)	$(346,090)
Net loss	-	-	-	-	-	(2,192)	-	-	(2,192)
Stock-based compensation	-	-	-	-	327	-	-	-	327
Issuance of common stock upon exercise of stock options	3	-	105	-	44	-	-	-	44
Other comprehensive loss	-	-	-	-	-	-	-	990	990
Balance at September 30, 2020	5,025	$1	34,082	$3	$37,039	$(379,063)	$(820)	$(4,081)	$(346,921)

See accompanying notes to the unaudited condensed consolidated financial statements.

BUZZFEED, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine months ended September 30,
	2021	2020
Operating activities:
Net loss	$(15,696)	$(21,141)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	15,033	13,508
Unrealized loss on foreign currency	1,127	(1,471)
Stock based compensation	850	988
Deferred income tax	(4,336)	(94)
Loss on disposition of subsidiary	612	-
Loss on disposition of assets	220	250
Unrealized gain on investment	-	(500)
Provision for doubtful accounts	(687)	350
Changes in operating assets and liabilities:
Accounts receivable	32,245	33,483
Prepaid expenses and other current assets and prepaid expenses and other assets	(17,070)	4,723
Accounts payable	1,779	(1,731)
Deferred rent	(2,004)	(1,361)
Accrued compensation	1,494	4,353
Accrued expenses and other liabilities	(1,818)	(6,394)
Deferred revenue	(851)	2,869
Cash provided by operating activities	10,898	27,832

Investing activities:
Capital expenditures	(1,789)	(3,755)
Capitalization of internal-use software	(7,587)	(7,987)
Cash from acquired business, net	5,200	-
Cash of disposed subsidiary, less proceeds on disposition	(724)	-
Cash used in investing activities	(4,900)	(11,742)

Financing activities:
Proceeds from issuance of common stock	35,000	-
Proceeds from exercise of stock options	581	96
Payments on revolving credit facilities	(1,304)	-
Borrowings from secured borrowing facility	-	137,609
Repayments on secured borrowing facility	-	(120,511)
Cash provided by financing activities	34,277	17,194
Effect of currency translation on cash and cash equivalents	(804)	(632)
Net increase in cash, cash equivalents and restricted cash	39,471	32,652
Cash and cash equivalents and restricted cash at beginning of period	106,126	74,024
Cash and cash equivalents and restricted cash at end of period	$145,597	$106,676

Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$1,186	$177
Cash paid for interest	$666	$208
Non-cash investing and financing activities:
Accounts payable and accrued expenses related to property and equipment	$988	$112
Issuance of common stock for HuffPost Acquisition	$24,064	$-

See accompanying notes to the unaudited condensed consolidated financial statements.

BUZZFEED, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of the Business

BuzzFeed, Inc. was incorporated in Delaware on June 19, 2008. BuzzFeed, Inc. and subsidiaries (the “Company" or "BuzzFeed”) is a global media company with social, content-driven publishing technology. BuzzFeed provides breaking news, original reporting, entertainment, and video across its owned and operated and the social web to its global audience. The Company derives its revenue primarily from content, advertising and commerce sold to leading brands. The Company has one reportable segment.

As of the nine months ended September 30, 2021, the Company has cash and cash equivalents of $146 million and generated a cash inflow from operations of $11 million. While the Company became profitable in 2020, the Company has a history of net losses and incurred a loss during the nine months ended September 30, 2021, and has an accumulated deficit of $363 million as of September 30, 2021. The Company has cash available on hand and management believes its existing capital resources will be sufficient to support the Company’s operations and meet its obligations as they come due within one year from the date these condensed consolidated financial statements are issued.

In March 2020, the World Health Organization declared the viral strain of a coronavirus (“COVID-19”) a global pandemic and recommended containment and mitigation measures worldwide. The spread of COVID-19 and the resulting economic contraction has resulted in increased business uncertainty and an impact on revenue in the month of March and the second quarter of 2020, followed by a recovery in the third quarter of 2020. The Company continues to be impacted by significant uncertainty in the macroeconomic conditions which may cause business slowdowns, depress demand for our advertising business and adversely impact the Company’s operations. The consequences of a prolonged economic decline could include, but not limited to, reduced sales and increased instances of uncollectible customer receivables. The Company cannot reasonably estimate the length or severity of this pandemic, or the extent to which the disruption may materially impact on the financial results and condition of the Company.

Proposed Merger with 890 5th Avenue Partners

On March 27, 2021, BuzzFeed entered into an agreement to acquire 100% of the members’ interests of CM Partners, LLC (“Complex Networks”), a publisher of online media content targeting Millennial and Gen Z consumers (the “C Acquisition”). The closing of the C Acquisition is contingent on BuzzFeed merging with 890 5th Avenue Partners, Inc. (“890”), a special purpose acquisition company. BuzzFeed has provided a performance deposit of $5 million that will be forfeited in the event the C Acquisition is terminated. This performance deposit is included in prepaid and other current assets in the condensed consolidated balance sheet at September 30, 2021 and included within cashflows from operations in the condensed consolidated statement of cash flows for the nine months ended September 30, 2021. Consideration for Complex Networks will consist of approximately $200 million of cash and 10,000,000 shares of the post-merger company.

On June 24, 2021, BuzzFeed entered into an agreement and plan of merger (as amended on October 28, 2021, the “Merger Agreement”) by and among 890, Bolt Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of 890 (“Merger Sub I”), Bolt Merger Sub II, Inc., a Delaware corporation and a wholly owned subsidiary of 890 (“Merger Sub II”), and BuzzFeed. The Merger Agreement provides for, among other things, the following transactions at closing: Merger Sub I will merge with and into BuzzFeed, with BuzzFeed as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly owned subsidiary of 890 (the “Merger”). Immediately following the Merger, BuzzFeed will merge with and into Merger Sub II (the “Second Merger”, together with the Merger the “Two-Step Merger”) with Merger Sub II being the surviving company of the Second Merger. The Two-Step Merger and the other transactions contemplated by the Merger Agreement, including the acquisition of Complex Networks by the surviving entity of the Two-Step Merger, are referred to as the “Business Combination”. Upon the consummation of the Business Combination, the new combined company will be renamed BuzzFeed, Inc. In connection with the Merger Agreement, Jonah Peretti, Jonah Peretti, LLC, NBCUniversal Media, LLC (“NBCU”) and PNC Bank National Association, entered into an escrow agreement (the “Escrow Agreement”) and BuzzFeed and NBCU entered into a commercial agreement (the “Commercial Agreement”).

BUZZFEED, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Escrow Agreement provides for, among other things, the escrow of 1,200,000 shares of New BuzzFeed Class A common stock or New BuzzFeed Class B common stock (the “Escrowed Shares”) exchangeable by Jonah Peretti, LLC in connection with the Two-Step Merger. Pursuant to the Escrow Agreement, in the event the Transfer Date SPAC Share Price (as defined in the Escrow Agreement) is less than $12.50 per share on the Transfer Date (as defined in the Escrow Agreement), Jonah Peretti, LLC and NBCU shall instruct the escrow agent to transfer (1) to NBCU a number of Escrowed Shares equal to the Make Whole Shares (as defined in the Escrow Agreement) and (2) to Mr. Peretti, the remainder of the Escrowed Shares, if any. If the Transfer Date SPAC Share Price is equal to or greater than $12.50 on the Transfer Date, Jonah Peretti, LLC and NBCU shall instruct the escrow agent to transfer all of the Escrowed Shares to Mr. Peretti. The Escrow Agreement is expected to be accounted for as a compensatory stock-based compensation award with a market condition. As there are no future service conditions, the fair value of the award (currently estimated at $5.6 million) is expected to be recognized as an expense upon closing of the Two-Step Merger. The $5.6 million estimated fair value was estimated using a model based on multiple stock price paths developed through the use of a Monte Carlo simulation that incorporates into the valuation the likelihood that the market condition will be satisfied.

Under the Commercial Agreement, which will become effective on the closing of the Two-Step Merger: (1) NBCU will continue to be entitled to marketing services on BuzzFeed platforms at certain discounted rates; (2) BuzzFeed will provide editorial promotion of at least $1.0 million in marketing value during each year of the term of the Commercial Agreement across BuzzFeed’s digital properties at no cost to NBCU, its affiliates and joint ventures and their respective brands; (3) BuzzFeed will provide licensed content to NBCU to be made available on an applicable NBCU entity streaming service under certain exclusivity terms during the remainder of the term of the Commercial Agreement; (4) NBCU shall be the exclusive sales representative for all BuzzFeed inventory, including HuffPost inventory, on Apple News, and BuzzFeed shall endeavor to spend at least $1.0 million during the first year of the term of the Commercial Agreement to promote any of its commerce initiatives; and (5) BuzzFeed will provide 200 million impressions per year of the term of the Commercial Agreement to drive traffic from BuzzFeed platforms and third-party social media platforms to NBCU news properties. The Commercial Agreement shall continue to be in effect for a period of three years, unless earlier terminated by either party in accordance with its terms and conditions, or until terminated by BuzzFeed as of the date that NBCU realized $400.0 million or more in value for the NBCU Base Shares (as defined in the Escrow Agreement).

2.	Summary of Significant Accounting Policies

Basis of Financial Statements and Principles of Consolidation

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Certain information and note disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. As such, the accompanying interim condensed consolidated financial statements and these related notes should be read in conjunction with the Company’s consolidated financial statements and related notes as of December 31, 2020 and 2019, and for the years ended December 31, 2020, 2019, and 2018. The condensed consolidated balance sheet as of December 31, 2020 included herein was derived from the audited financial statements as of that date but does not include all disclosures including notes required by GAAP.

The condensed consolidated financial statements include all normal recurring adjustments that, in the opinion of management, are necessary to present fairly the results for the interim periods presented. Interim results are not necessarily indicative of the results for the full year ending December 31, 2021.

BUZZFEED, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The condensed consolidated financial statements include the accounts of BuzzFeed, Inc., and its wholly-owned and majority-owned subsidiaries, and any variable interest entities for which the Company is the primary beneficiary. All intercompany balances and transactions have been eliminated in consolidation.

Certain prior year figures have been reclassified to conform to current period presentation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported results of operations during the reporting period. Due to the use of estimates inherent in the financial reporting process actual results could differ from those estimates.

Key estimates and assumptions relate primarily to revenue recognition, valuation allowances for deferred income tax assets, allowance for doubtful accounts, fair values used for stock-based compensation, fair values of acquired intangible assets, and useful lives of long-lived assets.

Business Combinations

Acquisitions are accounted for in accordance with ASC Topic 805, Business Combinations (“ASC 805”). Accordingly, we make an initial allocation of the purchase price at the date of acquisition based upon our understanding of the fair value of the acquired assets and assumed liabilities. We obtain this information during due diligence and through other sources. In the months after closing, as we obtain additional information about these assets and liabilities, including through asset appraisals, we are able to refine estimates of fair value and more accurately allocate the purchase price. Only items identified as of the acquisition date are considered for subsequent adjustment to the purchase price allocation. We will make appropriate adjustments to the purchase price allocation prior to completion of the measurement period, as required.

Recently Adopted Accounting Pronouncements

On January 1, 2020, we adopted ASU 2018-13, Fair Value Measurement (Topic 820)—Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement, an accounting standard that improved the effectiveness of fair value measurement disclosures and modified the disclosure requirements on fair value measurements in Topic 820, Fair Value Measurement, based on the concepts in Financial Accounting Standards Board (“FASB”) Concepts Statement, Conceptual Framework for Financial Reporting—Chapter 8: Notes to Financial Statements, including the consideration of costs and benefits. The adoption of this ASU did not have material impact on the condensed consolidated financial statements.

On January 1, 2021, we adopted the amended guidance in ASU 2019-02, Improvements to Accounting for Costs of Films and License Agreements for Program Materials, which aligns the accounting for capitalizing production costs of episodic television series with the guidance for films. As a result, the capitalization of costs incurred to produce episodic television series is no longer limited to the amount of revenue contracted in the initial market until persuasive evidence of a secondary market exists. In addition, under this guidance we test our film costs for impairment on a title-by-title basis or together with other films and series as part of a group, based on the predominant monetization strategy of the film or series. Further, for film costs monetized in a film group, the guidance requires any change to the estimated life of the film or television series to be accounted for prospectively. The guidance eliminates existing balance sheet classification guidance and adds new disclosure requirements relating to costs for acquired and produced films and television series. The adoption of this guidance did not have a material impact on the condensed consolidated financial statements.

BUZZFEED, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which supersedes existing guidance on accounting for leases in Leases (Topic 840) and generally requires leased assets and lease liabilities to be recognized on the balance sheet. The ASU is effective for the Company for annual periods beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is currently assessing the impact of adopting ASU 2016-02 on the Company’s condensed consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326), which changes the impairment model for most financial assets, including accounts receivable, and replaces the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. The guidance is effective for the Company for interim and annual periods beginning after December 15, 2022, with early adoption permitted. The Company is currently assessing the timing and impact of adopting ASU 2016-13 on the Company’s condensed consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, Intangibles – Goodwill and Other – Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. ASU 2018-15 is effective for the Company for annual reporting periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021. Early adoption of this guidance is permitted and the amendments in this update should be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. The Company plans to adopt this guidance for the year ending December 31, 2021 and is currently evaluating the impact of the adoption of this guidance on the condensed consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The amendments in this ASU simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740, Income Taxes. The amendments also improve consistent application and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. The guidance is effective for the Company for annual periods beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is currently assessing the timing and impact of adopting the new guidance on the Company’s condensed consolidated financial statements.

3.	Acquisition and Disposition

Acquisition of HuffPost and Verizon Investment

On February 16, 2021, the Company completed the acquisition of 100% of HuffPost (“HuffPost Acquisition”), a publisher of online news and media content, from entities controlled by Verizon Communications Inc. (“Verizon”). The Company issued 21,170,037 shares of non-voting BuzzFeed Class C common stock to an entity controlled by Verizon, of which 8,625,234 were in exchange for the acquisition of HuffPost and 12,544,803 were in exchange for a concurrent $35.0 million cash investment in the Company by Verizon, which was accounted for as a separate transaction.

The following table summarizes the fair value of consideration exchanged as a result of the HuffPost Acquisition (in thousands):

Fair value of common stock issued(1)	$24,064
Working capital adjustments	(490)
Total consideration	$23,574

(1) – represents 8,625,234 shares of BuzzFeed common stock issued at a value of $2.79 per share. The fair value per share was determined using Level 3 inputs using a combination of a market approach based on guideline public companies and an income approach based on estimated discounted cash flows.

BUZZFEED, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the preliminary determination of the fair value of identifiable assets acquired and liabilities assumed from our acquisition of HuffPost (in thousands). The purchase price allocation for the assets acquired and liabilities assumed may be subject to change as additional information is obtained during the acquisition measurement period.

Cash and cash equivalents	$5,513
Accounts receivable	3,383
Prepaid and other current assets	611
Deferred tax assets	116
Property and equipment	620
Intangible assets	19,500
Goodwill	5,927
Accounts payable	(1,410)
Accrued expenses and other current liabilities	(4,249)
Deferred tax liabilities	(4,251)
Other liabilities	(63)
Noncontrolling interests	(2,123)
Total consideration for HuffPost	$23,574

The fair values of the intangible assets were estimated using Level 3 inputs. The fair value of trademarks and trade names was determined using the relief from royalty method and the fair value of acquired technology was determined using the replacement cost approach. The useful lives of the acquired trademarks and trade names and acquired technology are 15 years and 3 years, respectively. The excess of purchase consideration over the fair value of net tangible and identifiable intangible assets acquired resulted in $5.9 million of goodwill, which is primarily attributed to workforce and synergies, and is not deductible for tax purposes.

The HuffPost Acquisition contributed $9.2 million and $19.1 million of revenue for the three and nine months ended September 30, 2021, respectively. The HuffPost Acquisition did not have a material impact on the Company’s net loss for the three and nine months ended September 30, 2021.

Disposition

In August 2021 the Company disposed of its 51% ownership interest in HuffingtonPost Italia S.R.L. (“HuffPost Italy”) for nominal consideration and recognized a loss on disposition of $0.6 million. HuffPost Italy did not have a material impact on the Company’s net loss for the three or nine months ended September 30, 2021.

BUZZFEED, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4.	Revenue Recognition

Disaggregated Revenue

The table below presents the Company’s revenue disaggregated based on the nature of its arrangements (in thousands). Management uses these categories of revenue to evaluate the performance of its businesses and to assess its financial results and forecasts.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Advertising	$50,240	$36,051	$136,693	$94,105
Content	26,483	27,476	70,261	74,947
Commerce	13,373	11,716	44,894	29,245
	$90,096	$75,243	$251,848	$198,297

The following table presents the Company’s revenue disaggregated by geography (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue:
United States	$79,074	$67,668	$224,854	$179,689
International	11,022	7,575	26,994	18,608
Total	$90,096	$75,243	$251,848	$198,297

Contract Balances

The timing of revenue recognition, billings and cash collections can result in billed accounts receivable, unbilled receivables (contract assets), and deferred revenues (contract liabilities). The payment terms and conditions within the Company’s contracts vary by the type, the substantial majority of which require that customers pay for their services on a monthly or quarterly basis, as the services are being provided. When the timing of revenue recognition differs from the timing of payments made by customers, the Company recognizes either unbilled revenue (its performance precedes the billing date) or deferred revenue (customer payment is received in advance of performance). In addition, we have determined our contracts generally do not include a significant financing component.

The Company’s contract assets are presented in Prepaid and other current assets on the accompanying condensed consolidated balance sheets and totaled $7.5 million and $2.8 million as of September 30, 2021 and December 31, 2020, respectively. These amounts relate to revenue recognized during the respective quarter that is expected to be invoiced and collected in the next twelve months.

The Company’s contract liabilities, which are recorded in Deferred revenue on the accompanying condensed consolidated balance sheets, are expected to be recognized as revenues during the succeeding twelve-month period. Deferred revenue totaled $1.5 million and $2.4 million at September 30, 2021 and December 31, 2020, respectively.

The amount of revenue recognized during the nine months ended September 30, 2021 that was included in the deferred revenue balance as of December 31, 2020 was $1.3 million.

Transaction Price Allocated to Remaining Performance Obligations

We have certain licensing contracts with minimum guarantees and terms extending beyond one year. The transaction price allocated to the remaining performance obligations on these contracts was $ 5.7 million at September 30, 2021 and is expected to be recognized over the next 3 years. This amount does not include: (i) contracts with an original expected duration of one year or less, such as advertising contracts, (ii) variable consideration in the form of sales-based royalties, and (iii) variable consideration allocated entirely to wholly unperformed performance obligations.

BUZZFEED, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

5.	Fair Value Measurements

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, deferred rent, deferred revenue, other current liabilities, and debt approximate fair value. Marketable securities and money market funds are categorized as Level 1.

The Company measures its cash equivalents at amortized cost, which approximates fair value. Money market funds categorized as Level 1 as of September 30, 2021 and December 31, 2020 are as follows (in thousands):

	September 30, 2021	December 31, 2020
Cash equivalents:
Money market funds	$24,461	$24,460
	$24,461	$24,460

6.	Property and Equipment, net

Property and equipment, net consisted of the following (in thousands):

	September 30, 2021	December 31, 2020
Leasehold improvements	$50,528	$49,074
Furniture and fixtures	8,281	8,027
Computer equipment	6,602	5,625
Video equipment	713	643
	66,124	63,369
Less: Accumulated Depreciation	(43,249)	(37,824)
	$22,875	$25,545

Depreciation totaled $5.6 million and $6.2 million for the nine months ended September 30, 2021 and 2020, respectively, included in Depreciation and amortization expense.

7.	Capitalized Software Costs, net

Capitalized software costs, net consisted of the following (in thousands):

	September 30, 2021	December 31, 2020
Website and internal-use software	$79,629	$72,574
Less: Accumulated Depreciation	(63,043)	(56,014)
	$16,586	$16,560

During the nine months ended September 30, 2021 and 2020, the Company capitalized $7.6 million and $8.0 million, respectively, included in Capitalized software costs and amortized $7.7 million and $7.4 million, respectively, included in Depreciation and amortization expense.

8.	Goodwill and Intangible Assets, net

The following table presents the goodwill activities for the periods presented (in thousands):

Balance as of December 31, 2020	$-
HuffPost Acquisition	5,927
Balance as of September 30, 2021	$5,927

BUZZFEED, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the detail of intangible assets for the periods presented (in thousands) and the weighted average remaining useful lives:

	Weighted- Average Remaining	September 30, 2021			December 31, 2020
	Useful Lives (in years)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Acquired Technology	3 years	$5,500	$1,146	$4,354	$-	$-	$-
Trademarks and Trade Names	15 years	14,000	583	13,417	-	-	-
Trademarks and Trade Names	Indefinite	1,368	-	1,368	1,368	-	1,368
Total		$20,868	$1,729	$19,139	$1,368	$-	$1,368

Amortization expense associated with intangible assets for the nine months ended September 30, 2021 and 2020 was $1.7 million and nil, respectively, included in Depreciation and amortization expense.

Estimated future amortization expense as of September 30, 2021 is as follows (in thousands):

Remainder of 2021	$692
2022	2,767
2023	2,767
2024	1,163
2025	933
Thereafter	9,449
Total	$17,771

9.	Debt

On May 20, 2020, the Company entered into a two-year, $20.0 million, secured borrowing facility agreement (“Secured Facility”). Borrowings under the Secured Facility were limited to 80% of qualifying accounts receivable and bore interest at a rate of LIBOR plus 7.25% per annum, subject to a LIBOR floor rate of 1.5%. Repayment of borrowings under the Secured Facility was required upon the earlier of: (i) the collection of the qualified account receivable, (ii) the maturity date of May 21, 2022, or (iii) on demand with respect to any qualified account receivable that is disputed by the payor, for which the payor has become insolvent or has indicated an inability or unwillingness to pay, or that remains uncollected more than 120 days from the original invoice date. The Secured Facility was subject to a minimum monthly average utilization of $10.0 million. Borrowings under the Secured Facility were collateralized by the Company’s personal property (including accounts receivable but excluding intellectual property). The Secured Facility included covenants that, among other things, limited the ability of the Company to incur additional indebtedness. The Company terminated the Secured Facility on December 30, 2020.

On December 30, 2020, the Company entered into a new three-year, $50.0 million, revolving loan and standby letter of credit facility agreement (“Revolving Credit Facility”). The Revolving Credit Facility provides for the issuance of up to $15.5 million of standby letters of credit and aggregate borrowings under the Revolving Credit Facility are generally limited to 95% of qualifying investment grade accounts receivable and 90% of qualifying non-investment grade accounts receivable, subject to adjustment at the discretion of the lenders. The Revolving Credit Facility includes covenants that, among other things, require the Company to maintain at least $25.0 million of unrestricted cash at all times, limits the ability of the Company to incur additional indebtedness, pay dividends, hold unpermitted investments, or make material changes to the business. The Company was in compliance with the financial covenant as of September 30, 2021. The $15.5 million of standby letters of credit were issued during the three months ended March 31, 2021 in favor of certain of the Company’s landlords, which relieved the Company of the requirement to maintain $15.5 million of cash as collateral. As a result, the $15.5 million classified as restricted cash in the condensed consolidated balance sheets as of December 31, 2020 was classified as cash and cash equivalents as of September 30, 2021.

BUZZFEED, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Borrowings under the Revolving Credit Facility bear interest at LIBOR, subject to a floor rate of 0.75%, plus a margin of 3.75% to 4.25%, depending on the level of the Company’s utilization of the facility (4.75% at September 30, 2021), and subject to a monthly minimum utilization of $15.0 million. The facility also includes an unused commitment fee of 0.375%.

As of September 30, 2021, the Company had outstanding borrowings of $19.5 million under the Revolving Credit Facility. The total unused borrowing capacity at as of September 30, 2021 was $11.5 million.

The Company had $0.4 million and $0.5 million of costs in connection with the issuance of debt included in Prepaid and other assets as of September 30, 2021 and December 31, 2020, respectively.

10.	Convertible Preferred Stock

As of September 30, 2021 and December 31, 2020
Series	Year Issued	Shares Authorized	Shares Issued and Outstanding	Issue Price	Liquidation Value
Series A	2008	3,500,000	3,500,000	$1.0000	$3,500,000
Series A-1	2008	3,800,515	3,800,515	$0.1579	600,101
Series B	2010	4,401,242	4,401,242	$1.8177	8,000,138
Series C	2011	5,024,637	5,024,637	$3.0848	15,500,000
Series D	2012	2,412,718	2,412,718	$8.0283	19,370,024
Series E	2014	1,605,982	1,605,982	$31.1336	50,000,001
Series F	2015	4,440,498	4,440,498	$45.0400	200,000,030
Series G	2016	4,440,498	4,440,498	$45.0400	200,000,030
		29,626,090	29,626,090		$496,970,324

There were no movements in the balances of convertible preferred stock during for the nine months ended September 30, 2021 and 2020.

11.	Redeemable Noncontrolling Interest

The table below presents the reconciliation of changes in redeemable noncontrolling interests (in thousands):

	2021	2020
Balance as of January 1	$848	$28
Allocation of net income for the three months ended March 31	60	383
Balance as of March 31	908	411
Merger of BuzzFeed Japan and HuffPost Japan	510	-
Allocation of net income for the three months ended June 30	85	323
Balance as of June 30	1,503	734
Allocation of net income for the three months ended September 30	67	62
Ending balance as of September 30	$1,570	$796

BUZZFEED, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

12.	Stockholders’ Equity

Common Stock

In December 2020, the Company amended its Certificate of Incorporation to authorize the issuance of up to 25,000,000 shares of Class C common stock. Holders of Class C common stock are not entitled to vote, but otherwise have the same rights as holders of Class A and Class B common stock. In February 2021, in connection with the HuffPost Acquisition and concurrent $35.0 million investment by Verizon, the Company issued 21,170,037 shares of newly issued Class C common stock.

Stock Option Plan

A summary of the share activity under the Company’s stock option plan is presented below (in thousands, except per share amounts):

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Term	Aggregate Intrinsic Value
Balance as of December 31, 2020	32,127	$1.96	5.01	$19,248
Granted	2,028	2.79
Exercised	(798)	0.73
Forfeited	(7,738)	2.97
Expired	(1,603)	2.78
Balance as of September 30, 2021	24,016	$1.69	2.59	$25,699
Expected to vest at September 30, 2021	2,357	$2.74	9.35	-
Exercisable at September 30, 2021	24,016	$1.69	2.59	$25,699

As of September 30, 2021, the total share-based compensation costs not yet recognized related to unvested stock options was $2.6 million, which is expected to be recognized over the weighted-average remaining requisite service period of 3 years.

The Company currently uses authorized and unissued shares to satisfy share award exercises.

Restricted Stock Units

A summary of the restricted stock unit activity is presented below (in thousands, except per share amounts):

	Shares	Weighted Average Grant-Date Fair Value
Outstanding as of December 31, 2020	8,268	$2.61
Granted	9,260	2.81
Vested	-	-
Forfeited	(359)	2.70
Outstanding as of September 30, 2021	17,169	$2.71

As of September 30, 2021, there was approximately $46.6 million of unrecognized compensation costs related to restricted stock units.

BUZZFEED, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

However, only a portion of the restricted stock units are expected to satisfy the liquidity condition upon completion of the Two-Step Merger due to different liquidity conditions that exist in our restricted stock units. The liquidity condition for 8,043,830 restricted stock units is satisfied upon the occurrence of a sale transaction (“Acquisition”) or the completion of an initial public offering. The Two-Step Merger will not result in the satisfaction of this liquidity condition as it does not meet the definition of an Acquisition per the award agreements. The liquidity condition for the remaining 9,124,000 restricted stock units is satisfied upon the occurrence of other events, including a merger or acquisition or other business combination transaction involving the Company and a publicly traded special purpose acquisition company or other similar entity. Accordingly, the Two-Step Merger will satisfy the liquidity condition for these restricted stock units. Upon closing of the Two-Step Merger, we expect to recognize approximately $13.5 million of incremental stock-based compensation expense associated with these restricted stock units, based on the number of restricted stock units outstanding and the requisite service period completed at September 30, 2021, and assuming no forfeitures prior to the closing of the Two-Step Merger. The actual incremental stock-based compensation expense that will be recorded upon closing of the Two-Step Merger will depend on the timing of closing and actual forfeitures.

Stock-Based Compensation Expense

The following table summarizes stock-based compensation cost included in the condensed consolidated statements of operations (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Cost of revenue, excluding depreciation and amortization	$388	$54	$543	$61
Sales and marketing	37	28	98	31
General and administrative	59	221	160	872
Research and development	19	24	49	24
	$503	$327	$850	$988

The Company recognized no income tax benefit in the condensed consolidated statements of operations for stock-based compensation arrangements during the three and nine months ended September 30, 2021 and 2020.

13.	Earnings (Loss) Per Share

Earnings (loss) per share is computed using the two-class method. Basic earnings (loss) per share is computed using the weighted average number of shares of common stock outstanding for the period. Diluted earnings (loss) per share reflects the effect of the assumed exercise of stock options, the vesting of restricted stock units, and the conversion of convertible preferred stock only in the periods in which such effect would have been dilutive.

Undistributed earnings are allocated to convertible preferred stock and shares of Class A common stock, Class B common stock, and Class C common stock based on the contractual participation rights of each as if earnings for the year had been distributed. Holders of convertible preferred stock are entitled to noncumulative annual dividends at a rate of 8% of the applicable original issue price when, as and if declared by the Company’s board of directors and prior to and in preference of payment of dividends on the Company’s common stock. Thereafter, dividends are distributed among holders of Class A common stock, Class B common stock, Class C common stock, and convertible preferred stock on a proportionate basis, based on the number of shares of common stock that would be held by each holder if all shares of convertible preferred stock were converted to Class B common stock at the then effective conversion rate.

BUZZFEED, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Holders of convertible preferred stock do not participate in losses and, accordingly, losses for the three and nine months ended September 30, 2021 and 2020 were allocated entirely to holders of Class A, Class B, and Class C common stock. For the three and nine months ended September 30, 2021 and 2020, net loss per share amounts were the same for Class A, Class B, and Class C common stock because the holders of each class are entitled to equal per share dividends.

The table below presents the computation of basic and diluted loss per share (in thousands, except for per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Numerator:
Net loss	$(3,582)	$(2,130)	$(15,696)	$(21,141)
Net income attributable to the redeemable noncontrolling interest	67	62	212	768
Net income (loss) attributable to noncontrolling interests	137	-	(173)	-
Allocation of net loss to convertible preferred stock	-	-	-	-
Net loss attributable to holders of Class A, Class B, and Class C common stock	$(3,786)	$(2,192)	$(15,735)	$(21,909)
Denominator:
Weighted average common shares outstanding, basic and diluted	60,840	39,043	57,072	39,009
Net loss per common share, basic and diluted	$(0.06)	$(0.06)	$(0.28)	$(0.56)

BUZZFEED, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The table below presents the details of securities that were excluded from the calculation of diluted loss per share as the effect would have been anti-dilutive (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Stock options	24,016	33,396	24,016	33,396
Convertible preferred stock	29,626	29,626	29,626	29,626

Additionally, the calculation of diluted loss per share excluded 17,169 and 8,280 restricted stock units at September 30, 2021 and 2020, respectively, for which the related liquidity condition had not been met.

14.	Income Taxes

The Company’s tax provision or benefit from income taxes for interim periods is determined using an estimate of its annual effective tax rate, adjusted for discrete items, if any. Each quarter the Company updates its estimate of the annual effective tax rate and makes a year-to-date adjustment to the provision.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Income tax benefit	(353)	(12)	(5,011)	(797)
Effective tax rate	9.0%	0.6%	24.2%	3.6%

For the three months ended September 30, 2021 and 2020, the Company’s effective tax rate differed from the U.S. federal statutory income tax rates of 21% primarily due to a valuation allowance against net deferred tax assets that were not realizable on a more-likely-than-not basis and the discrete tax benefits.

The Company’s income tax benefit for the nine months ended September 30, 2021 includes a discrete income tax benefit of $4.3 million related to the release of a portion of the Company’s previously established valuation allowance to offset deferred tax liabilities arising from the HuffPost Acquisition and finalization of state tax filings during the quarter ended September 30, 2021.

For the nine months ended September 30, 2021 and 2020, the Company’s effective tax rate differed from the U.S. federal statutory income tax rates of 21% primarily due to a valuation allowance against net deferred tax assets that were not realizable on a more-likely-than-not basis and the discrete tax benefits.

As of September 30, 2021, the Company had no uncertain tax positions.

15.	Restructuring Costs

On March 9, 2021, the Company announced a restructuring of HuffPost, including employee terminations, in order to efficiently integrate the HuffPost Acquisition and establish an efficient cost structure. The Company incurred approximately $3.6 million in severance costs related to the restructuring, of which $3.2 million were included in cost of revenue, excluding depreciation and amortization, $0.3 million were included in sales and marketing, and $0.1 million were included in research and development. No severance costs remained unpaid as of September 30, 2021.

BUZZFEED, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

16.	Commitments and Contingencies

Commitments

The Company leases office space under non-cancelable operating leases with various expiration dates through 2029. The Company’s lease agreements generally do not contain any material residual value guarantees or material restrictive covenants. Certain of the Company’s lease agreements include escalating lease payments. Additionally, certain lease agreements contain renewal provisions and other provisions which require the Company to pay taxes, insurance, or maintenance costs.

The Company subleases certain leased office space to third parties when it determines there is excess leased capacity. Sublease rent income is recognized as an offset to rent expense on a straight-line basis over the lease term. In addition to sublease rent, other costs such as common-area maintenance, utilities, and real estate taxes are charged to subtenants over the duration of the lease for their proportionate share of these costs.

Guarantees

In September 2018, at the time of its equity investment in a private company, the Company agreed to guarantee the lease of the investee’s premises in New York. In October 2020, the investee renewed its lease agreement, and the Company’s prior guarantee was replaced with a new guarantee of up to $5.4 million. The amount of the guarantee is reduced as the investee makes payments under the lease. As of September 30, 2021, the maximum amount of the guarantee was $3.1 million, and no liability was recognized with respect to the guarantee.

In the ordinary course of business, the Company both provides and receives indemnities which are intended to allocate certain risks associated with business transactions. Similarly, the Company may remain contingently liable for various obligations of a business that has been divested in the event that a third party does not fulfill its obligations under an indemnification obligation. The Company records a liability for indemnification obligations and other contingent liabilities when probable and reasonably estimable.

Legal Matters

The Company is party to various lawsuits and claims in the ordinary course of business. Although the outcome of such matters cannot be predicted with certainty and the impact that the final resolution of such matters will ultimately have on the Company’s condensed consolidated financial statements is not known, we do not believe that the resolution of these matters will have a material adverse effect on the Company’s future results of operations or cash flows.

The Company settled or resolved certain legal matters during the nine months ended September 30, 2021 and 2020, that did not individually or in the aggregate have a material impact on the Company’s business or its consolidated financial position, results of operations or cash flows.

17.	Cash and Cash Equivalents and Restricted Cash

The following table summarizes cash and cash equivalent and restricted cash in the condensed consolidated balance sheets (in thousands):

	September 30, 2021	December 31, 2020
Cash and cash equivalents	$145,597	$90,626
Restricted	-	15,500
	$145,597	$106,126

BUZZFEED, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

18.	Related Party Transactions

Starting in 2018, the Company entered into certain partnership agreements with NBCU, an investor. The Company recognized revenue from NBCU of $0.8 million and $1.3 million for the three and nine months ended September 30, 2021, respectively, as compared to $0.7 million and $2.5 million for the three and nine months ended September 30, 2020, respectively. The Company recognized expenses under contractual obligations from NBCU of $0.3 million and $0.7 million for the three and nine months ended September 30, 2021, respectively, compared to $nil and $0.1 million for the three and nine months ended September 30, 2020, respectively. The Company had outstanding balances payable to NBCU of $0.1 million and $nil as of September 30, 2021 and December 31, 2020, respectively and no outstanding balances receivable from NBCU as of September 30, 2021 or December 31, 2020.

In September 2018, the Company invested $1.8 million in the equity of a private company. At the time of investment, an executive of BuzzFeed was the controlling shareholder of the investee. Effective August 26, 2019 the Company and the former executive entered into a consultancy arrangement whereby the Company engaged the former executive to provide advice and counsel. The agreement expired on March 31, 2020. The Company earned revenue under an agreement with the investee of $0.1 million and $0.5 million for the three and nine months ended September 30, 2021 compared to $1.0 million and $2.3 million for the three and nine months ended September 30, 2020. The Company had outstanding receivable balances of $0.9 million and $0.9 million from the investee as of September 30, 2021 and December 31, 2020, respectively. Additionally, the Company has guaranteed a lease of the investee. Refer to Note 16 for further details.

19.	Subsequent Events

In October 2021, the Company completed the disposition of HuffingtonPostKorea, Ltd. (HuffPost Korea). The Company expects to record a loss on disposition which will be included in Loss on disposition of subsidiary in the Consolidated Statement of Operations. HuffPost Korea did not contribute materially to our revenue or net loss for the three or nine months ended September 30, 2021.

Unless otherwise disclosed, there were no material subsequent events through November 19, 2021, the date the condensed consolidated financial statements were available to be issued, which have not already been reflected or disclosed in the condensed consolidated financial statements.

Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF BUZZFEED

References in this section to “we,” “our,” “us” and the “Company” generally refer to BuzzFeed, Inc. and its consolidated subsidiaries prior to the Business Combination and to New BuzzFeed and its consolidated subsidiaries after giving effect to the Business Combination, including the acquisition of Complex Networks. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the section titled “Selected Historical Financial Information of BuzzFeed” and the consolidated financial statements of BuzzFeed and related notes thereto included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this proxy statement/prospectus. Additionally, our historical results are not necessarily indicative of the results that may be expected for any period in the future.

Company Overview

BuzzFeed is a global digital media company with a portfolio of well-known brands with massive reach, engagement and distribution, and leveraging data and innovation to reach hundreds of millions of people worldwide. BuzzFeed provides breaking news, original reporting, entertainment, and video across the social web to its global audience. Its mission is to maximize the company’s cultural impact by spreading truth and joy. BuzzFeed is building a stronger company by attracting talent, audiences, and business partners who want to move culture, society, and its industry forward. We derive our revenue primarily from driving awareness, attention and/or transactions to leading brands. We have one reportable segment.

As advertising shifts away from traditional mediums, digital and social video have become core components of ad budgets, and companies looking for alternatives look to BuzzFeed as a destination to diversify spend away from the Big Tech platforms. We’ve developed a business model focused on content and powered by our highly scalable data-driven content flywheel that has grown into a large-scale global media network delivered across owned & operated and third-party platforms. Over the years we have leveraged this media network to generate significant, complementary, and diversified revenue streams of advertising, content, and commerce.

BuzzFeed is emerging as a partner of choice and one-stop shop solution for advertisers to drive relevance, awareness, and sales. Through our rapidly growing advertising and commerce solutions, we’re uniquely positioned to help consumers move down the path from discovery, to inspiration, to real-world transaction. Our diversified revenue streams are highly complementary, and we maximize returns for our clients by working with them across the BuzzFeed offering portfolio.

The HuffPost Acquisition and Verizon Investment

On February 16, 2021, we completed the acquisition of HuffPost (excluding HuffPost’s business in Brazil and India) (“HuffPost Acquisition”), a publisher of online news and media content, from entities controlled by Verizon Communications Inc. (“Verizon”). We issued 21,170,037 shares of new Class C non- voting common stock to an entity controlled by Verizon, of which 8,625,234 were in exchange for the acquisition of HuffPost and 12,544,803 were in exchange for a concurrent $35.0 million cash investment in BuzzFeed by an affiliate of Verizon, which was accounted for as a separate transaction.

On March 9, 2021, we announced a restructuring of HuffPost, including employee terminations, in order to efficiently integrate the HuffPost Acquisition and establish an efficient cost structure. We incurred approximately $3.6 million in severance costs related to the restructuring, of which $3.2 million were included in cost of revenue, $0.3 million were included in sales and marketing, and $0.1 million were included in research and development.

The Business Combination

On June 24, 2021, we entered into the Merger Agreement by and among 890, Merger Sub I, Merger Sub II, and BuzzFeed. 890 is a special purpose acquisition company formed to acquire one or more operating businesses through a business combination. The Merger Agreement provides for, among other things, the following transactions at the closing: Merger Sub I will merge with and into BuzzFeed, with BuzzFeed as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly owned subsidiary of 890. Immediately following the Merger, BuzzFeed will merge with and into Merger Sub II with Merger Sub II being the surviving company of the second merger.

Additionally, on March 27, 2021, we entered into the C Acquisition Purchase Agreement to acquire 100% of the outstanding membership interests of CM Partners, in exchange for $200.0 million of cash and 10,000,000 shares of New BuzzFeed Class A common stock. The closing of the C Acquisition is contingent on the Two-Step Merger and will occur contemporaneously with the Two-Step Merger.

The Two-Step Merger, C Acquisition, and other transactions contemplated by the Merger Agreement are referred to as the Business Combination. Upon the consummation of the Business Combination, the new combined company will be renamed BuzzFeed, Inc.

The Two-Step Merger is expected to be accounted for as a reverse capitalization in accordance with GAAP. Under the guidance in ASC 805, 890 is expected to be treated as the “acquired” company for financial reporting purposes. We expect to be deemed the accounting predecessor of the combined business and will be the successor SEC registrant, meaning that our financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. The Business Combination is expected to have a significant impact on our future reported financial position and results as a consequence of the reverse capitalization. The most significant changes in BuzzFeed’s future reported financial position and results are expected to be an estimated net decrease in cash (as compared to our consolidated balance sheet at September 30, 2021) of approximately $85.7 million, assuming maximum stockholder redemptions permitted under the Merger Agreement, and net increase in cash of $201.8 million, assuming no stockholder redemptions. Each redemption scenario includes approximately $150.0 million in proceeds from the Convertible Note Financing to be issued in connection with the closing of the Business Combination, offset by $200.0 million of cash consideration to be paid in connection with the C Acquisition, and additional transaction costs for the Business Combination. Additionally, we expect to recognize approximately $36.2 million of incremental stock-based compensation expense in connection with the Two-Step Merger, related to our restricted stock units, assuming that our board of directors waives the liquidity condition for the Liquidity Condition 1 RSUs and based on the number of restricted stock units outstanding and the requisite service completed at September 30, 2021, and assuming no forfeitures prior to closing of the Two-Step Merger. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Impact of the COVID-19 Pandemic

In March 2020, the World Health Organization declared the viral strain of COVID-19 a global pandemic and recommended containment and mitigation measures worldwide. The spread of COVID-19 and the resulting economic contraction has resulted in increased business uncertainty and significantly impacted our business and results of operations, including a decline in advertising spend in the month of March 2020 that continued through the second quarter of 2020, as well as downward pressure on pricing, which was followed by a recovery in the demand for ad impressions during the third quarter of 2020. We also experienced a reduction in content revenue given temporary production shutdowns starting in March 2020 and continuing through the second quarter of 2020. While production has resumed, we are not able to predict whether we will encounter future production delays or shutdowns, or if and to what extent content revenue will continue to be negatively impacted.

We believe that the COVID-19 pandemic contributed to a shift in commerce from offline to online, which we believe has positively impacted commerce revenue as a result of increased online shopping. However, it is possible that this increased demand may not continue in the future, which could adversely affect both advertising and commerce revenue growth.

The ongoing impact of the COVID-19 pandemic on our business and results of operations remains highly uncertain for the foreseeable future and we may experience materially adverse impacts to our business and results of operations. Due to the evolving and uncertain nature of the pandemic, we are not able to estimate the full extent of its impact on our business and results of operations.

2019 Restructuring

In the first half of 2019, in order to streamline operations and better position us to execute on our strategy, we undertook involuntary terminations of more than 200 employees across various roles and levels. We incurred $9.6 million in costs related to this restructuring, of which $4.4 million were included in cost of revenue, $1.6 million were included in sales and marketing, $2.2 million were included in general and administrative, and $1.4 million were included in research and development.

Executive Overview

The following table sets forth our operational highlights for the periods presented (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
GAAP
Total revenue	$90,096	$75,243	$251,848	$198,297
Loss from operations	$(881)	$(1,884)	$(17,817)	$(22,364)
Net loss	$(3,582)	$(2,130)	$(15,696)	$(21,141)

Non-GAAP
Adjusted EBITDA[1]	$5,992	$2,801	$7,307	$(7,868)

Non-Financial
Time Spent[2]	220,908	190,225	602,248	547,196
% on owned and operated properties	31%	33%	34%	39%
% on third-party platforms	69%	67%	66%	61%

(1) See “Reconciliation from Net income (loss) to Adjusted EBITDA” for a reconciliation of Adjusted EBITDA to the most directly comparable financial measure in accordance with accounting principles generally accepted in the United States (“GAAP”).

(2) We define Time Spent as the estimated total number of hours spent by users on (i) our owned & operated US properties, (ii) our content on Apple News, and (iii) on our content on YouTube in the US, as reported by Comscore, and (iv) the estimated total number of hours spent on our content on Facebook, as reported by Facebook. Time Spent does not reflect time spent with our content across all platforms, including some on which we generated a portion of our advertising revenue, and excludes time spent with our content on platforms for which we do not have advertising capabilities. There are inherent challenges in measuring the total actual number of hours spent with our content across all platforms; however, we consider the data reported by Comscore and Facebook to represent industry-standard estimates of the time actually spent on our largest distribution platforms with our most significant monetization opportunities. We use Time Spent to evaluate the level of engagement of our audience. Trends in Time Spent affect our revenue and financial results by influencing the number of ads we are able to show, the volume of purchases made through our affiliate links, and the overall value of our offerings to our customers. However, increases or decreases in Time Spent may not directly correspond to increases or decreases in our revenue. For example, the number of programmatic impressions served by third-party platforms can vary based on the advertising revenue optimization strategies of these platforms and, as a result, an increase or decrease in Time Spent does not necessarily correlate with a corresponding increase or decrease in the number of programmatic impressions served, but Time Spent can be a key indicator for our programmatic advertising revenue when the third-party platforms optimize revenue over programmatic impressions. Our definition of Time Spent is not based on any standardized industry methodology and is not necessarily defined in the same manner or comparable to similarly titled measures presented by other companies.

Components of Results of Operations

Revenue:    The majority of our revenue is generated through the following types of arrangements:

• Advertising: Consists of display, programmatic, and video advertising on our owned & operated sites and applications and social media platforms. Advertising revenue is recognized in the period that the related views, impressions, or actions by users on advertisements are delivered. The substantial majority of our advertising revenue is monetized on a per-impression basis; however, we also generate revenue from advertising products that are not monetized on a per-impression basis (for example, page takeovers that are monetized on a per-day basis). Programmatic impressions on third-party platforms, including Facebook and YouTube, are controlled by the individual platforms, and the respective advertising revenue optimization strategies of these platforms have an impact on the number of programmatic impressions that these platforms serve. These optimization strategies change from time to time and have varying impacts on the numbers of programmatic impressions served. We generate an immaterial portion of our advertising revenue on platforms excluded from our measurement of Time Spent.

• Content: Includes revenue generated from creating content, including promotional content and customer advertising. Content revenue is recognized when the content, or the related action (click or view), is delivered.

• Commerce: Includes affiliate marketplace revenue and licensing of intellectual property. We participate in multiple marketplace arrangements with third parties whereby we provide affiliate links which redirect the audience to purchase products and/or services from the third parties. When the participant purchases a product and/or service, we receive a commission fee for that sale from the third party. Affiliate marketplace revenue is recognized when a successful sale is made and the commission is earned.

Cost of revenue:   Consists primarily of compensation-related expenses and costs incurred for the creation of editorial, promotional, and news content across all platforms, as well as amounts due to third-party websites and platforms to fulfill customers’ advertising campaigns. Web hosting and advertising serving platform costs are also included in cost of revenue.

Sales and marketing:   Consists primarily of compensation-related expenses for sales employees. In addition, sales and marketing expenses include advertising costs and market research.

General and administrative:   Consists of compensation-related expenses for corporate employees. Also, it consists of expenses for facilities, professional services fees, insurance costs, and other general overhead costs. We expect our general and administrative expenses to increase in absolute dollars due to the growth of our business and related infrastructure as well as legal, accounting, director and officer insurance premiums, investor relations and other costs associated with operating as a public company.

Research and development:   Consists primarily of compensation-related expenses incurred for the development of, enhancements to, and maintenance of our website, technology platforms, data collection and infrastructure. Research and development expenses that do not meet the criteria for capitalization are expensed as incurred.

Depreciation and amortization:   Represents depreciation of property and equipment and amortization of intangible assets and capitalized software costs.

Other (expense) income, net: Consists of foreign exchange gains and losses, gains and losses on investments, interest income, interest expense and other miscellaneous income and expenses.

Loss on disposition of subsidiary:   Represents the loss recognized during Q3 2021 on the disposition of HuffingtonPost Italia S.R.L. (“HuffPost Italy”).

Income tax benefit:   Represents federal, state and local taxes based on income in multiple domestic and international jurisdictions.

Results of Operations:

Comparison of results for the three and nine months ended September 30, 2021 and 2020

The following tables set forth our consolidated statement of operations data for each of the periods presented (in thousands):

	Three Months Ended September 30,		Nine months Ended September 30,
	2021	2020	2021	2020
Revenue	$90,096	$75,243	$251,848	$198,297

Costs and expenses
Cost of revenue, excluding depreciation and amortization	48,837	33,390	135,903	93,702
Sales and marketing	11,218	11,995	34,170	39,063
General and administrative	19,829	22,305	65,274	61,304
Research and development	5,686	5,079	19,285	13,084
Depreciation and amortization	5,407	4,358	15,033	13,508
Total costs and expenses	90,977	77,127	269,665	220,661
Loss from operations	(881)	(1,884)	(17,817)	(22,364)
Other (expense) income, net	(2,442)	(258)	(2,278)	426
Loss on disposition of subsidiary	(612)	-	(612)	-
Loss before income taxes	(3,935)	(2,142)	(20,707)	(21,938)
Income tax benefit	(353)	(12)	(5,011)	(797)
Net loss	(3,582)	(2,130)	(15,696)	(21,141)
Net income attributable to the redeemable noncontrolling interest	67	62	212	768
Net income (loss) attributable to noncontrolling interests	137	—	(173)	-
Net loss attributable to BuzzFeed, Inc.	$(3,786)	$(2,192)	$(15,735)	$(21,909)

Costs and expenses include stock-based compensation expense as follows (in thousands):

	Three Months Ended September 30,		Nine months Ended September 30,
	2021	2020	2021	2020
Cost of revenue, excluding depreciation and amortization	$388	$54	$543	$61
Sales and marketing	37	28	98	31
General and administrative	59	221	160	872
Research and development	19	24	49	24
	$503	$327	$850	$988

The following table sets forth our consolidated statement of operations data for each of the periods presented as a percentage of revenue(1):

	Three Months Ended September 30,		Nine months Ended September 30,
	2021	2020	2021	2020
Revenue	100%	100%	100%	100%

Costs and expenses
Cost of revenue, excluding depreciation and amortization	54%	44%	54%	47%
Sales and marketing	12%	16%	13%	20%
General and administrative	23%	30%	26%	31%
Research and development	6%	7%	8%	7%
Depreciation and amortization	6%	6%	6%	7%
Total costs and expenses	101%	103%	107%	111%
Loss from operations	(1)%	(3)%	(7)%	(11)%
Other (expense) income, net	(3)%	-	(1)%	-
Loss on disposition of subsidiary	(1)%	-	-	-
Loss before income taxes	(4)%	(3)%	(8)%	(11)%
Income tax benefit	-	-	(2)%	-
Net loss	(4)%	(3)%	(6)%	(11)%
Net income attributable to the redeemable noncontrolling interest	-	-	-	-
Net loss attributable to noncontrolling interests	-	-	-	-
Net loss attributable to BuzzFeed, Inc.	(4)%	(3)%	(6)%	(11)%

(1)Percentages have been rounded for presentation purposes and may differ from unrounded results.

Revenue

Total revenue as follows (in thousands):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	%Change	2021	2020	%Change
Advertising	$50,240	$36,051	39%	$136,693	$94,105	45%
Content	26,483	27,476	(4)%	70,261	74,947	(6)%
Commerce and other	13,373	11,716	14%	44,894	29,245	54%
Total revenue	$90,096	$75,243	20%	$251,848	$198,297	27%

Advertising revenue increased $14.2 million, or 39%, and $42.6 million, or 45%, for the three and nine months ended September 30, 2021, respectively. The increase for the three months ended September 30, 2021 was driven by a 25% increase in programmatic impressions delivered across our owned and operated properties and Facebook, principally reflecting the 16% increase in Time Spent, and an increase in overall pricing for programmatic advertising of 55% across Facebook and YouTube. The increase for the nine months ended September 30, 2021 reflects increases in the number of programmatic and direct sold impressions delivered across our owned and operated properties of 36% and 8%, respectively, driven by improved monetization of our audience, and an increase in overall pricing for programmatic advertising of 23% across our owned and operated properties, Facebook and YouTube, partially offset by a 19% decrease in programmatic impressions delivered across Facebook and YouTube, due to the revenue optimization strategies of these platforms, and a 4% decrease in overall pricing for direct sold advertising. In addition, the HuffPost Acquisition contributed $7.2 million and $15.2 million in advertising revenue for the three and nine months ended September 30, 2021, respectively.

Content revenue decreased $1.0 million or 4% for the three months ended September 30, 2021 reflecting the timing of deliveries of content. For the nine months ended September 30, 2021 content revenue decreased $4.7 million, or 6%, primarily reflecting delays in customer spending due to the disruption from COVID-19.

Commerce and other revenue increased $1.7 million, or 14%, and $15.6 million, or 54%, for the three and nine months ended September 30, 2021, respectively, primarily reflecting an increase in the number of purchases generated driven by the growth in online shopping. During Q3 2021 we began to experience a slowdown in commerce revenue growth compared to the first half of the year, as the significant growth in online shopping eased from its COVID-related peak and many of our most important partners continue to grapple with labor shortages and global supply chain issues. We expect these headwinds to continue in Q4 2021, and for these factors as well as a comparison against Amazon Prime Day in Q4 2020 (which took place in Q2 2021) to negatively impact our commerce revenue in the quarter.

Cost of revenue

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	%Change	2021	2020	%Change
Cost of revenue	$48,837	$33,390	46%	$135,903	$93,702	45%
As a percentage of revenue	54%	44%		54%	47%

Cost of revenue increased by $15.4 million, or 46% and $42.2 million, or 45%, for the three and nine months ended September 30, 2021, respectively, driven by increases in compensation costs of $5.5 million and $20.6 million, respectively, and increases in other cost of sales reflecting the growth in revenue. The increase in compensation costs for the three months ended September 30, 2021 was principally driven by $5.7 million related to the additional headcount associated with HuffPost, partially offset by the comparison against nonrecurring bonuses in Q3 2020 in restitution for the temporary pay reductions implemented earlier in 2020 in response to COVID-19. The increase in compensation costs for the nine months ended September 30, 2021 was principally driven by $16.2 million related to the additional headcount associated with HuffPost and $3.2 million of severance costs incurred in Q1 2021 related to the restructuring of HuffPost.

Sales and marketing

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	%Change	2021	2020	%Change
Sales and marketing	$11,218	$11,995	(6)%	$34,170	$39,063	(13)%
As a percentage of revenue	12%	16%		13%	20%

For the three months ended September 30, 2021, sales and marketing expenses decreased by $0.8 million, or 6%, reflecting the comparison against nonrecurring bonuses in Q3 2020 in restitution for the temporary pay reductions instituted in response to COVID-19 as well as nonrecurring severance costs tied to employee terminations in Q3 2020.

For the nine months ended September 30, 2021, sales and marketing expenses decreased by $4.9 million, or 13%, reflecting a $4.1 million decrease in compensation driven by the savings from a workforce reduction during 2020 and a $1.1 million decrease in events, travel and entertainment costs as we adopted remote work policies in response to COVID-19.

General and administrative

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	%Change	2021	2020	%Change
General and administrative	$19,829	$22,305	(11)%	$65,274	$61,304	6%
As a percentage of revenue	23%	30%		26%	31%

General and administrative expenses decreased by $2.5 million, or 11% for the three months ended September 30, 2021, driven by a $4.5 million reduction in rent expense reflecting the comparison against $3.5 million of costs incurred in Q3 2020 related to the early termination of a portion of our office space in Los Angeles and run-rate savings in rent expense as we reduced our real estate footprint, partially offset by $1.0 million of increased compensation costs related to the additional headcount in preparation for becoming a public company, and a $0.7 million increase in professional fees, principally related to additional professional fees associated with the Business Combination.

For the nine months ended September 30, 2021, general and administrative expenses increased by $4.0 million, or 6%, driven by an increase in professional fees of $9.6 million, principally related to additional professional fees associated with the Business Combination, as well as increased compensation costs of $2.8 million principally related to the additional headcount in preparation for becoming a public company, partially offset by a decrease in rent expense of $3.7 million as we reduced our real estate footprint and comparison against $3.5 million of lease termination costs incurred in Q3 2020.

Research and development

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	%Change	2021	2020	%Change
Research and development	$5,686	$5,079	12%	$19,285	$13,084	47%
As a percentage of revenue	6%	7%		8%	7%

Research and development expenses increased by $0.6 million, or 12%, and $6.2 million, or 47%, for the three and nine months ended September 30, 2021, respectively. The increase for the three months ended September 30, 2021 was driven by increased consulting costs related to the integration of HuffPost. The increase for the nine months ended September 30, 2021 was driven by a $3.7 million increase in compensation costs due to a lower proportion of compensation related to capitalizable projects and increases in headcount associated with the HuffPost Acquisition, as well as increases in consulting costs of $2.3 million, related to the integration of HuffPost.

Depreciation and amortization

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	%Change	2021	2020	%Change
Depreciation and amortization	$5,407	$4,358	24%	$15,033	$13,508	11%
As a percentage of revenue	6%	6%		6%	7%

Depreciation and amortization increased by $1.0 million and $1.5 million for the three and nine months ended September 30, 2021, respectively, principally driven by amortization of intangible assets associated with the HuffPost Acquisition.

Other (expense) income, net

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	%Change	2021	2020	%Change
Other (expense) income, net	$(2,442)	$(258)	NM	$(2,278)	$426	NM

NM – not meaningful

Other expense, net increased by $2.2 million for the three months ended September 30, 2021, primarily reflecting an increase in unrealized foreign exchange losses driven by unfavorable movements in exchange rates, notably the Australian Dollar. The change from other income, net of $0.4 million for the nine months ended September 30, 2020 to other expense, net of $2.3 million for the nine months ended September 30, 2021 primarily reflects a $1.2 million increase in unrealized foreign exchange losses driven by unfavorable movements in exchange rates, notably the Australian Dollar, increased interest expense of $1.0 million due to borrowings outstanding for the entire period in 2021 as compared to four months in 2020, and the comparison against a nonrecurring $0.5 million unrealized gain on remeasurement of our investment in a private company during Q2 2020.

Loss on disposition of subsidiary

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	%Change	2021	2020	%Change
Loss on disposition of subsidiary	$(612)	-	NM	$(612)	-	NM

NM – not meaningful

We recorded a loss on disposition of our 51% interest in HuffPost Italy in August 2021.

Income tax benefit

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	%Change	2021	2020	%Change
Income tax benefit	(353)	(12)	NM	(5,011)	(797)	NM

NM – not meaningful

Income tax benefit increased $0.3 million and $4.2 million for the three and nine months ended September 30, 2021, respectively. The increase for the three months ended September 30, 2021 was driven primarily by an increase in the effective tax rate due to greater forecast taxable income in certain jurisdictions. The increase for the nine months ended September 30, 2021 primarily reflects the release of a portion of the valuation allowance against our net operating loss carryforward to offset the deferred tax liabilities recognized in connection with the HuffPost Acquisition, partially offset by income generated in certain states and foreign jurisdictions.

Non-GAAP Financial Measures

Consolidated Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure and represents a key metric used by management and our Board of Directors to measure the operational strength and performance of our business, to establish budgets, and to develop operational goals for managing our business. We define Adjusted EBITDA as net loss, excluding the impact of net income (loss) attributable to noncontrolling interests, income tax benefit, interest expense, interest income, other (expense) income, net, depreciation and amortization, stock-based compensation, restructuring costs, and other non-cash and non-recurring items that management believes are not indicative of ongoing operations.

We believe Adjusted EBITDA is relevant and useful information for investors because it allows investors to view performance in a manner similar to the method used by our management. There are limitations to use of Adjusted EBITDA and our Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Other companies, including companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes.

Adjusted EBITDA should not be considered a substitute for loss from operations, net loss, or net loss attributable to BuzzFeed, Inc. that we have reported in accordance with GAAP.

Reconciliation from Net income (loss) to Adjusted EBITDA

The following table reconciles consolidated net loss to Adjusted EBITDA for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2021	2020	2021	2020
Net loss	$(3,582)	$(2,130)	$(15,696)	$(21,141)
Income tax benefit	(353)	(12)	(5,011)	(797)
Loss on disposition of subsidiary	612	-	612	-
Interest expense	592	253	1,370	411
Interest income	(105)	(5)	(232)	(145)
Other expense (income), net	1,955	10	1,140	(692)
Depreciation and amortization	5,407	4,358	15,033	13,508
Stock-based compensation	503	327	850	988
Restructuring(1)	-	-	3,645	-
Transaction costs(2)	963	-	5,596	-
Adjusted EBITDA	$5,992	$2,801	$7,307	$(7,868)

(1) For the nine months ended September 30, 2021, reflects costs associated with involuntary terminations of employees across various roles and levels as part of the integration of the HuffPost Acquisition.

(2) Reflects legal, advisory, and consulting fees associated with the Business Combination.

Liquidity and Capital Resources

Our principal sources of liquidity are our cash and cash equivalents and borrowings under our revolving credit facility, as well as cash generated from operations. Our cash and cash equivalents consist of demand deposits with financial institutions and investments in money market funds and totaled $145.6 million at September 30, 2021.

We believe that our operating cash flows, together with cash and cash equivalents on hand, our revolving credit facility, will be sufficient to meet our working capital and capital expenditure requirements for at least the next 12 months.

Revolving Credit Facility

We have a $50.0 million revolving credit facility (“Revolving Credit Facility”), maturing in December 2023. Borrowings under the Revolving Credit Facility are generally limited to 95% of qualifying investment grade accounts receivable and 90% of qualifying non-investment grade accounts receivable, subject to adjustment at the discretion of the lenders. Borrowings under the facility bear interest at LIBOR, subject to a floor rate of 0.75%, plus a margin of 3.75% to 4.25%, depending on the level of our utilization of the facility, and subject to a monthly minimum utilization of $15.0 million. The facility also includes an unused commitment fee of 0.375%.

In the first quarter of 2021, letters of credit totaling $15.5 million were issued under the Revolving Credit Facility which reduced the remaining borrowing capacity by the same amount. These letters of credit were used in favor of our landlords, relieving us of the requirement to maintain $15.5 million of cash as collateral. As a result, the $15.5 million of restricted cash as of December 31, 2020 is no longer restricted.

The Revolving Credit Facility includes covenants that, among other things, requires us to maintain at least $25.0 million of unrestricted cash at all times, limits our ability to incur additional indebtedness, pay dividends, hold unpermitted investments, or make material changes to the business. We were in compliance with the financial covenant as of September 30, 2021.

As of September 30, 2021, we had outstanding borrowings under the Revolving Credit Facility of $19.5 million and remaining borrowing capacity of $11.5 million.

Convertible Notes

In connection with the Business Combination, we expect to complete the Convertible Note Financing of $150.0 million of unsecured convertible notes, due 2026 (the “Notes”). The Notes will bear interest at a rate of 7.00% per annum, payable semi-annually (provided, however, that if there is less than $144.0 million in 890’s trust account immediately following the Business Combination, the stated interest rate shall be 8.5% per annum). The Notes will be convertible into approximately 12,000,000 shares of New BuzzFeed Class A common stock at an initial conversion price of the lesser of (x) $12.50 and (y) a 25% premium to the lowest per share price at which any equity of 890 is issued prior to the closing of the Business Combination in accordance with the terms thereof, and shall mature on the date that is five years following the closing of the Convertible Note Financing.

We may, at our election, force conversion of the Notes after the third anniversary of the issuance of the Notes, subject to a holder’s prior right to convert and certain other conditions, if the volume-weighted average trading price of the New BuzzFeed Class A common stock is greater than or equal to 130% of the conversion price for more than 20 trading days during a period of 30 consecutive trading days. In the event that a holder of the Notes elects to convert its Notes after the one year anniversary, and prior to the three-year anniversary, of the issuance of the Notes, we will be obligated to pay an amount equal to: (i) from the one year anniversary of the issuance of the Notes to the two year anniversary of the issuance of the Notes, an amount equal to 18 month’s interest declining ratably on a monthly basis to 12 month’s interest on the aggregate principal amount of the Notes so converted and (ii) from the two year anniversary of the issuance of the Notes to the three year anniversary of the issuance of the Notes, an amount equal to 12 month’s interest declining ratably on a monthly basis to zero month’s interest, in each case, on the aggregate principal amount of the Note so converted (the “Interest Make-Whole Payment”). The Interest Make-Whole Payment will be payable in cash.

Each holder of a Note will have the right to cause us to repurchase for cash all or a portion of the Notes held by such holder (i) at any time after the third anniversary of the closing date, at a price equal to par plus accrued and unpaid interest; or (ii) at any time upon the occurrence of a “fundamental change,” a customary definition of which will be agreed in the Indenture (a “Fundamental Change”), at a price equal to 101% of par plus accrued and unpaid interest.

The Notes will include restrictive covenants that, among other things, will limit our ability to incur additional debt or liens, make restricted payments or investments, dispose of significant assets, transfer intellectual property, or enter into transactions with affiliates.

Cash flows provided by (used in) category were as follows for the periods presented:

	Nine Months Ended September 30,
(In thousands)	2021	2020
Net cash provided by operating activities	$10,898	$27,832
Net cash used in investing activities	(4,900)	(11,742)
Net cash provided by financing activities	34,277	17,194

Operating Activities

For the nine months ended September 30, 2021, net cash provided by operating activities was $10.9 million, a decrease of $16.9 million compared to the nine months ended September 30, 2020. The decrease in cash provided by operating activities was primarily driven by the timing of payments relative to collections, expenditures of $6.1 million on capitalized production costs related to two feature films, the impact of a $5.0 million performance deposit related to the C Acquisition paid during Q1 2021, and payments of transaction costs related to the Business Combination, partially offset by a $5.2 million decrease in the net loss adjusted for non-cash items.

Investing Activities

For the nine months ended September 30, 2021, cash used in investing activities was $4.9 million, which consists of $7.6 million of expenditures on internal-use software, $1.8 million of expenditures on fixed assets, and $0.7 million of cash disposed of in connection with the HuffPost Italy disposition, partially offset by $5.2 million of net cash acquired as part of the HuffPost Acquisition. For the nine months ended September 30, 2020, cash used in investing activities was $11.7 million, which consisted of expenditures on internal-use software of $8.0 million and fixed assets of $3.7 million.

Financing Activities

For the nine months ended September 30, 2021, cash provided by financing activities was $34.2 million, principally consisting of $35.0 million of proceeds from the issuance of common stock related to the equity investment in us by an affiliate of Verizon, partially offset by payments on the Revolving Credit Facility. For the nine months ended September 30, 2020, cash provided by financing activities was generated from borrowings, net of repayments, from our secured borrowing facility.

Contractual Obligations

Our principal commitments consist of obligations for office space under non-cancelable operating leases with various expiration dates through 2029 as well as repayment of borrowings under our Revolving Credit Facility. Refer to Note 16 — Commitments and Contingencies in our unaudited condensed consolidated financial statements for more details.

In September 2018, concurrent with an investment in a private company, we agreed to guarantee the lease of the investee’s premises in New York. In October 2020, the investee renewed its lease agreement, and our prior guarantee was replaced with a new guarantee of up to $5.4 million. The amount of the guarantee is reduced as the investee makes payments under the lease. As of September 30, 2021, the maximum amount under the guarantee was $3.1 million, and no liability was recognized with respect to the guarantee.

Market Risk

We have operations both within the United States and internationally, and we are exposed to market risks in the ordinary course of our business. These risks include primarily foreign currency exchange, interest rate fluctuation and equity investment risks.

Foreign Currency Exchange Risk

We transact business in various foreign currencies and obtain international revenue, as well as incur costs denominated in foreign currencies, primarily the British Pound, Japanese Yen, and Canadian Dollar. This exposes us to the risk of fluctuations in foreign currency exchange rates. Accordingly, changes in exchange rates, and in particular a continuing strengthening of the U.S. dollar, would negatively affect our revenue and results of operations as expressed in U.S. dollars. These exposures were not material for the three or nine months ended September 30, 2021 or 2020, but may become material in the future.

Interest Rate Fluctuation Risk

Our exposure to interest rates relates primarily to the variable interest component on our Revolving Credit Facility as well as interest earned and market value on money market funds included in our cash and cash equivalents. These exposures were not material for the three or nine months ended September 30, 2021 or 2020, but may become material in the future.

Equity Investment Risk

We hold an investment in equity securities of a privately-held company without a readily determinable fair value. We elected to account for this investment using the measurement alternative, which is cost, less any impairment, adjusted for changes in fair value resulting from observable transactions for identical or similar investments of the same issuer. We perform a qualitative assessment at each reporting date to determine whether there are triggering events for impairment. The qualitative assessment considers factors such as, but not limited to, the investee’s financial performance and business prospects; industry performance; economic environment; and other relevant events and factors affecting the investee. Valuations of our equity investment are complex due to the lack of readily available market data and observable transactions. The carrying value of our investment was $2.3 million at September 30, 2021.

Exhibit 99.4

CM PARTNERS, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(amounts in thousands)

	September 30,	December 31,
	2021	2020
Assets
Current assets
Cash	$4,796	$7,249
Restricted cash	-	3,000
Accounts receivable, net of allowance for doubtful accounts of $622 and $394, respectively	37,177	34,795
Prepaid expenses and other current assets	16,928	5,842
Total current assets	58,901	50,886
Intangible assets, net	61,427	68,015
Goodwill	83,956	83,956
Other assets	1,824	4,810
Total assets	$206,108	$207,667
Liabilities and Members’ Equity
Current liabilities
Accounts payable	$3,682	$3,403
Accrued expenses and other current liabilities	28,675	22,834
Deferred revenue	13,461	7,102
Notes payable	5,000	-
Total current liabilities	50,818	33,339
Deferred tax liabilities, net	5,828	10,125
Long-term incentive plan, noncurrent	2,703	2,468
Other liabilities	600	908
Total liabilities	59,949	46,840
Commitments and contingencies (Note 10)
Members’ equity
CM Partners, LLC members' interests	273,573	273,573
Accumulated deficit	(127,414)	(112,746)
Total members’ equity	146,159	160,827
Total liabilities and members’ equity	$206,108	$207,667

See accompanying Notes to Condensed Consolidated Financial Statements

1

CM PARTNERS, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue (including related party revenue of $0, $6,350, $0 and $22,625, respectively)	$31,172	$28,592	$84,256	$86,819
Costs and expenses
Cost of revenue	15,618	12,686	41,500	47,196
Selling and marketing	900	316	2,874	1,244
General and administrative	4,612	3,215	14,800	9,798
Employee related costs	11,575	11,461	36,252	32,649
Depreciation and amortization	2,646	2,423	7,642	7,269
Total costs and expenses	35,351	30,101	103,068	98,156
Loss from operations	(4,179)	(1,509)	(18,812)	(11,337)
Other expense (income):
Interest expense (income), net	37	(1)	58	(47)
Loss before income taxes	(4,216)	(1,508)	(18,870)	(11,290)
Income tax (benefit) provision	(1,074)	876	(4,202)	(2,924)
Net loss	$(3,142)	$(2,384)	$(14,668)	$(8,366)

See accompanying Notes to Condensed Consolidated Financial Statements

2

CM PARTNERS, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' EQUITY

(Unaudited)

(amounts in thousands)

	CM Partners,
	LLC Members'	Accumulated
	Interests	Deficit	Total
Balance at December 31, 2019	273,573	(105,756)	167,817
Net loss	-	(5,175)	(5,175)
Balance at March 31, 2020	$273,573	$(110,931)	$162,642
Net loss	-	(807)	(807)
Balance at June 30, 2020	$273,573	$(111,738)	$161,835
Net loss	-	(2,384)	(2,384)
Balance at September 30, 2020	$273,573	$(114,122)	$159,451

	CM Partners,
	LLC Members'	Accumulated
	Interests	Deficit	Total
Balance at December 31, 2020	273,573	(112,746)	160,827
Net loss	-	(7,398)	(7,398)
Balance at March 31, 2021	$273,573	$(120,144)	$153,429
Net loss	-	(4,128)	(4,128)
Balance at June 30, 2021	$273,573	$(124,272)	$149,301
Net loss	-	(3,142)	(3,142)
Balance at September 30, 2021	$273,573	$(127,414)	$146,159

See accompanying Notes to Condensed Consolidated Financial Statements

3

CM PARTNERS, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(amounts in thousands)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities
Net loss	$(14,668)	$(8,366)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,642	7,269
Provision for doubtful accounts	235	272
Deferred taxes	(4,297)	(2,308)
Changes in operating assets and liabilities:
Accounts receivable	(2,617)	7,515
Prepaid expenses and other current assets	(11,086)	(8,034)
Other assets	3,059	7,843
Accounts payable	279	6,723
Accrued liabilities and other current liabilities	5,841	(398)
Deferred revenue	6,359	(22,934)
Long-term incentive plan, noncurrent	235	(432)
Other liabilities	(308)	3,231
Net cash (used in) operating activities	(9,326)	(9,619)
Cash flows from investing activities
Purchase of property and equipment	(216)	(105)
Capitalized software and development costs	(911)	(467)
Net cash (used in) investing activities	(1,127)	(572)
Cash flows from financing activities
Distributions to parent	-	(5,000)
Proceeds from promissory notes	5,000	-
Net cash provided by (used in) financing activities	5,000	(5,000)
Net decrease in cash and restricted cash	(5,453)	(15,191)

Cash and restricted cash
Beginning of period	10,249	27,573
End of period	$4,796	$12,382

See accompanying Notes to Condensed Consolidated Financial Statements

4

CM PARTNERS, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(amounts in thousands)

1.	Description of Business

CM Partners, LLC and Subsidiaries (“Complex” or “Company”) is a leading global youth entertainment network in the pop culture categories including streetwear and style, food, music, sneakers and sports. The brands, channels and sites include: “Complex”, “First We Feast”, “Sole Collector”, “Pigeons & Planes”, Complex SHOP, ComplexCon and ComplexLand. Complex ranks as one of the leading entertainment verticals amongst streaming entities in the United States. The Company has established a premium video publisher for the demographic of men between the ages of 18 to 34, with popular video series such as Hot Ones, Sneaker Shopping, Full Size Run, The Burger Show, Sneakerheads and QB1.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The Company’s Condensed Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The Condensed Consolidated Financial Statements include the accounts of the Company. All intercompany balances and transactions have been eliminated in consolidation.

Unaudited Condensed Interim Financial Statements

These Condensed Consolidated Financial Statements are unaudited; however, in the opinion of management, they reflect all adjustments consisting only of normal recurring adjustments necessary to state fairly the financial position, results of operations and cash flows for the periods presented in conformity with U.S. GAAP applicable to interim periods. The results of operations for the interim periods presented are not necessarily indicative of results for the full year or future periods. These Condensed Consolidated Financial Statements should be read in conjunction with the audited Consolidated Financial Statements as of December 31, 2020 and notes thereto. The December 31, 2020 balance sheet data was derived from audited Consolidated Financial Statements as of that date.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts in the financial statements. The Company evaluates its estimates on an on-going basis, including, but not limited to, those related to collectability of accounts receivable, valuation of long-lived assets, including goodwill and definite-lived intangible assets, and their associated estimated useful lives, litigation, and income taxes. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions and conditions.

The COVID-19 pandemic has negatively impacted the macroeconomic environment in the United States and globally, as well as the Company’s business, financial condition and results of operations. Due to the evolving and uncertain nature of COVID-19, it is reasonably possible that it could materially impact the Company’s estimates, particularly those that require consideration of forecasted financial information. The magnitude of the impact will depend on numerous evolving factors that the Company may not be able to accurately predict or control, including the duration and extent of the pandemic, the impact of federal, state and local governmental actions, consumer behavior in response to the pandemic and such governmental actions, and the economic and operating conditions that the Company may face in the aftermath of COVID-19.

5

CM PARTNERS, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(amounts in thousands)

Fair Value Measurements

Certain financial instruments are required to be recorded at fair value. Other financial instruments, including cash and restricted cash, are recorded at cost, which approximates fair value. Additionally, accounts receivable, accounts payable, and accrued expenses approximate fair value because of the short-term nature of these financial instruments.

Cash and Restricted Cash

The following table provides a reconciliation of cash and restricted cash reported within the Condensed Consolidated Balance Sheets that aggregates to the total of the same amounts shown in the Condensed Consolidated Statements of Cash Flows:

	September 30,	December 31,
	2021	2020
Cash	$4,796	$7,249
Restricted cash	-	3,000
Total cash and restricted cash	$4,796	$10,249

Restricted cash of $3,000, as of December 31, 2020, was contractually designated as collateral for the Company’s line of credit. This line of credit was cancelled in the second quarter of 2021 (see Note 6 - Revolving Loans), and as a result, the cash that collateralized the line of credit is no longer restricted.

Accounts Receivable

Accounts receivable are recorded at net realizable value, consisting of the carrying amount less the allowance for uncollectible accounts, as needed. The Company grants credit terms in the normal course of business to its customers. Trade credit is extended based upon periodically updated evaluations of each customer’s ability to perform its payment obligations. The Company determines its allowance for uncollectible accounts receivable based on a combination of factors including an evaluation of the age of accounts receivable, historical trends, and analyses of specific risks that may impair a specific customer’s ability to meet its financial obligations. Bad debt expense was $85 and $235 for the three and nine months ended September 30, 2021, and $114 and $272 for the three and nine months ended September 30, 2020, respectively.

Property and Equipment

The Company records property and equipment at historical cost. Additions or improvements which extend the useful life of an asset or increase its productive capacity are capitalized. Repairs and maintenance costs that do not extend the useful life or enhance the productive capacity of an asset are expensed as incurred. Upon retirement or disposal of property and equipment, the Company derecognizes the cost and accumulated depreciation balance associated with the asset, with a resulting gain or loss from disposal included in the determination of net income or loss. Depreciation is computed using the straight-line method based upon the estimated useful life of the respective assets, ranging from three to five years. Leasehold improvements are amortized using the straight-line method over either the term of the lease or five years, whichever period is shorter. Property and equipment, net as of September 30, 2021 and December 31, 2020 was $351 and $400, respectively. These amounts are recorded within Other assets on the Condensed Consolidated Balance Sheets.

Content Rights

Content rights principally consist of scripted and unscripted episodic shows, game shows, short-form videos and podcasts. Content aired on the Company’s website and digital content offerings is internally produced, with the Company maintaining all of the rights to the produced content. All content is classified as produced and none is currently licensed from third-parties or co-produced.

6

CM PARTNERS, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(amounts in thousands)

Costs of produced content consist of development costs, direct production costs, certain production overhead costs, and other related production costs. The cost of produced content is capitalized when the cost is known or reasonably determinable. The Company pays in advance of delivery for episodic shows, game shows, short-form videos and podcasts.

Amortization expense for each period is recognized based on the revenue forecast model, which approximates the proportion that estimated distribution and advertising revenues for the current period represent in relation to the estimated remaining total lifetime revenues. Judgment is required to determine the useful lives and amortization patterns of the Company’s content rights.

Critical assumptions used in determining content amortization include: (i) the grouping of content with similar characteristics, (ii) the application of a quantitative revenue forecast model based on the adequacy of historical data, (iii) determining the appropriate historical periods to utilize and the relative weighting of those historical periods in the forecast model, (iv) assessing the accuracy of the Company's forecasts and (v) incorporating secondary streams. The Company then considers the appropriate application of the quantitative assessment given forecasted content use, expected content investment and market trends. Content use and future revenues may differ from estimates based on changes in expectations related to market acceptance. Accordingly, the Company continually reviews its estimates and planned usage and revises its assumptions if necessary. As part of the Company's assessment of its amortization rates, the Company compares the calculated amortization rates to those that have been utilized during the year. If the calculated rates do not deviate materially from the applied amortization rates, no adjustment is recorded. Any material adjustments from the Company’s review of the amortization rates are applied prospectively in the period of the change.

Capitalized content costs are stated at the lower of cost less accumulated amortization or fair value. Content rights are predominantly monetized on their own with the exception of two shows that are monetized as a group. For content rights that are predominantly monetized within film groups, the Company evaluates the fair value of content in aggregate at the group level by considering expected future revenue generation typically by using a discounted cash flow analysis when an event or change in circumstances indicates a change in the expected usefulness of the content or that the fair value may be less than unamortized costs. Estimates of future revenues consider historical airing patterns and future plans for airing content, including any changes in strategy. Given the significant estimates and judgments involved, actual demand or market conditions may be less favorable than those projected, requiring a write-down to fair value. Programming and development costs for programs that the Company has determined will not be produced, are fully expensed in the period the determination is made. Beginning in 2021, content rights are classified as a current or noncurrent asset within Prepaid expenses and other current assets or Other assets, respectively, based on the expected timing of amortization. All content that is expected to be amortized within the next 12 months is classified as current.

The Company applies an accelerated method for amortizing produced content that is monetized as a film group over an estimated useful life of three to four years. For produced content that is monetized individually, the Company applies a straight-line amortization method over an estimated useful life of four months. Both methods align amortization with the timing of revenue recognition. Amortization of capitalized costs for produced content begins when a program has been aired.

Capitalized Software

Capitalized software includes the costs of externally purchased software, acquired developed technology, internally developed software, systems designated for internal-use only, and website development costs. The capitalized costs include external direct costs for services and costs for employees directly associated with developing internal-use software and systems. Such costs are amortized on a straight-line basis over their useful lives, which range from 18 months to three years. Capitalized software, net as of September 30, 2021 and December 31, 2020 was $984 and $862, respectively. These amounts are recorded within Other assets on the Condensed Consolidated Balance Sheets.

7

CM PARTNERS, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(amounts in thousands)

Impairment of Long-Lived Assets

The Company evaluates its long-lived assets, which consist primarily of property and equipment and definite-lived intangibles, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When an indicator arises that suggests the carrying value of the asset may not be recoverable, the Company compares the carrying value of the asset to the undiscounted future cash flows which are expected to be generated from the asset. If an asset does not pass the recoverability assessment, the impairment to be recognized is measured as the amount by which the carrying value of the asset exceeds its fair value.

Goodwill

Goodwill represents the excess purchase price over the fair value of net assets acquired in a business combination. The Company evaluates goodwill for impairment at least annually, in the fourth quarter, or whenever events or changes in circumstances indicate that goodwill might be impaired. For all periods presented, management concluded there to be a single reporting unit structure.

The Company’s annual goodwill impairment test is based on either a qualitative or quantitative assessment and is designed to determine whether management believes it is more likely than not that the fair value of the Company’s single reporting unit exceeds its carrying value.

In testing for goodwill impairment, management first assesses qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of the reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, management determines it is not more likely than not that the fair value of the reporting unit is less than its carrying amount, additional impairment testing is not required. However, if management concludes otherwise, a quantitative assessment is performed.

A quantitative assessment is a comparison of the carrying value of the reporting unit against the fair value of the reporting unit. If the reporting unit’s carrying value exceeds its fair value, an impairment loss equal to the difference between the carrying value of the reporting unit and its fair value is recorded against goodwill.

Cost of Revenue

Cost of revenue primarily includes amounts owed to represented online properties, content development and production costs, content rights, event-related expenses, and website operating expenses. The Company develops and produces content in various formats to support its brands. The content is published on the Company’s owned and operated websites as well as through third-party video platforms where ads are sold.

Advertising Costs

Advertising, public relations and marketing costs are expensed as incurred. These expenses were $36 and $115 for the three and nine months ended September 30, 2021, and $207 and $662 for the three and nine months ended September 30, 2020, respectively.

Concentration of Credit Risk and Major Customers

Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and trade receivables. The Company maintains its cash in accounts at financial institutions that, at times, may exceed federally insured limits. The cash balances in these financial institutions are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250.

8

CM PARTNERS, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(amounts in thousands)

The Company provides media and advertising placement services to clients who operate in a variety of industry sectors. The Company extends credit to qualified clients in the ordinary course of its business and does not obtain nor require collateral as a general policy. Approximately 15% and 7% at September 30, 2021 and 14% and 7% at December 31, 2020 of total accounts receivable was represented by two large advertising agencies, respectively. To the extent the Company is unable to collect on an advertising agency accounts receivable, it may make a claim directly with the advertiser.

Revenue generated based on a content licensing agreement with Verizon amounted to $6,350 and $22,625 for the three and nine months ended September 30, 2020, respectively. No revenue was generated from the content licensing agreement with Verizon during the three or nine months ended September 30, 2021. See Note 9 - Related Parties for further detail.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded for loss carryforwards and other deferred tax assets if, in the opinion of management, it is more likely than not that a tax benefit will not be realized.

The Company evaluates uncertain tax positions taken or expected to be taken on tax returns for recognition, measurement, presentation, and disclosure in its financial statements. The Company has recorded an accrued liability for an uncertain tax position on its balance sheets for certain tax filing requirements. If an income tax position exceeds a 50% probability of success upon tax audit, based solely on the technical merits of the position, the Company recognizes an income tax benefit in its financial statements. The tax benefits recognized are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The liability associated with an unrecognized tax benefit is classified as a short-term liability. Interest and penalties related to income tax matters are recorded as a component of income tax expense.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

Reclassifications

Certain prior year amounts included in the Condensed Consolidated Financial Statements have been reclassified to conform to the current year presentation including Property and equipment, net, and Capitalized software, net, being included in Other assets on the Condensed Consolidated Balance Sheets with no impact to previously reported net income, total assets, total liabilities or cash flows.

9

CM PARTNERS, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(amounts in thousands)

Recent Accounting Pronouncements

Recently adopted accounting pronouncements

In March 2019, the FASB issued ASU 2019-02, Improvements to Accounting for Costs of Films and License Agreements for Program Materials (“ASU 2019-02”), which aligns the accounting for capitalizing production costs of episodic television series with the guidance for films. As a result, the capitalization of costs incurred to produce episodic television series will no longer be limited to the amount of revenue contracted in the initial market until persuasive evidence of a secondary market exists. In addition, this guidance requires an entity to test for impairment of films or television series on a title-by-title basis or together with other films and series as part of a group, based on the predominant monetization strategy of the film or series. Further, this guidance requires that an entity reassess estimates of the use of a film or series in a film group and account for changes, if any, prospectively. In addition, this guidance eliminates existing balance sheet classification guidance and adds new disclosure requirements relating to costs for acquired and produced television series. The amendments in this update are effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years, and should be applied prospectively. Under a prospective transition, an entity should apply the amendments at the beginning of the period that includes the adoption date. The Company adopted ASU 2019-02 in the first quarter of 2021 and as such has included all content rights in “Prepaid expenses and other current assets” and “Other assets” on its Condensed Consolidated Balance Sheet, beginning with the period of adoption. There was no material impact upon adoption to the Condensed Consolidated Statements of Operations or the Condensed Consolidated Statements of Cash Flows. See Note 4 - Content Rights.

Recently issued accounting pronouncements not yet adopted

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”). This ASU requires a lessee to record, for all leases with a lease term of more than 12 months, an asset representing its right to use the underlying asset for the lease term and a liability to make lease payments. For leases with a lease term of 12 months or less, a practical expedient is available whereby a lessee may elect, by class of underlying asset, not to recognize a right-of-use asset or lease liability. A lessee making this accounting policy election would recognize lease expense over the term of the lease, generally in a straight-line pattern. In transition, a lessee and a lessor will recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The modified retrospective approach includes a number of optional practical expedients. These practical expedients relate to identifying and classifying leases that commenced before the effective date, initial direct costs for leases that commenced before the effective date, and the ability to use hindsight in evaluating lessee options to extend or terminate a lease or to purchase the underlying asset. ASU 2018-11 was issued in June 2018 which also permits entities to choose to initially apply ASU 2016-02 at the adoption date and recognize a cumulative-effect adjustment to the opening balance of net assets in the period of adoption. The ASU will also require additional note disclosures regarding other key information from leasing arrangements. ASU 2016-02, as amended by ASUs 2019-10 and 2020-05, will be effective for the Company for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. The Company is currently evaluating the impact of adoption on its Condensed Consolidated Financial Statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326). The ASU changes the impairment model for most financial assets that are measured at amortized cost and certain other instruments from an incurred loss model to an expected loss model. Entities will be required to estimate credit losses over the entire contractual term of an instrument. The ASU includes financial assets recorded at amortized cost basis such as loan receivables, trade and certain other receivables as well as certain off-balance sheet credit exposures such as loan commitments and financial guarantees. The ASU does not apply to financial assets measured at fair value, and loans and receivables between entities under common control. An entity must apply the amendments in the ASU through a cumulative-effect adjustment to net assets as of the beginning of the first reporting period in which the guidance is effective except for certain exclusions. The measurement of credit losses for newly recognized financial assets and subsequent changes in the allowance for credit losses are recorded in the statements of operations. This guidance, as amended by ASU 2019-10, Financial Instruments – Credit Losses, Derivatives and Hedging, and Leases: Effective Dates, is effective for the Company for interim and annual periods beginning after December 15, 2022. The Company is currently evaluating the effects of the new guidance on its Condensed Consolidated Financial Statements but does not expect the impact from this standard to be material.

10

CM PARTNERS, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(amounts in thousands)

In August 2018, the FASB issued ASU 2018-15, Intangibles-Goodwill and Other-Internal-Use Software (Topic 350), Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which requires hosting arrangements that are service contracts to follow the guidance for internal-use software to determine which implementation costs can be capitalized. For the Company, amendments in this Update are effective for annual reporting periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021. The Company does not expect the adoption of this guidance to have a material impact on its Condensed Consolidated Financial Statements, including accounting policies, processes, and systems.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (“ASU 2019-12”), as part of its Simplification Initiative to reduce the cost and complexity in accounting for income taxes. ASU 2019-12 removes certain exceptions related to the approach for intra period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. ASU 2019-12 also amends other aspects of the guidance to help simplify and promote consistent application of GAAP. For the Company, the amendments of the update are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company does not expect the adoption of this guidance to have a material impact on its Condensed Consolidated Financial Statements, including accounting policies, processes, and systems.

3.	Revenue

Disaggregated Revenue

The Company’s revenues are derived from Advertising, Content Distribution, and E-Commerce and Other. The following table presents the Company’s revenues disaggregated by revenue source.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Advertising	$14,517	$12,018	$40,634	$31,394
Content Distribution	16,090	16,045	38,401	53,613
E-Commerce & Other	565	529	5,221	1,812
Total Revenue	$31,172	$28,592	$84,256	$86,819

The following table disaggregates the Company’s revenue by type of recognition for the three and nine months ended September 30, 2021 and 2020:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue from performance obligations over time	$7,604	$8,592	$22,986	30,150
Revenue from performance obligations at point-in-time	23,568	20,000	61,270	56,669
Total Revenue	$31,172	$28,592	$84,256	86,819

11

CM PARTNERS, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(amounts in thousands)

Contract Balances

Contract assets primarily represent capitalized costs related to the production of content for which revenue has yet to be recognized (“Content rights”). Content rights are classified as Prepaid expenses and other current assets and Other assets in the Condensed Consolidated Balance Sheets as of September 30, 2021 and December 31, 2020.

Customer contracts may entitle the Company to invoice or receive payment in advance of the delivery of services. At each reporting period, to the extent that customer contract billings exceed revenue recognized on such contracts, these contract liabilities are presented as Deferred revenue on the Condensed Consolidated Balance Sheets as of September 30, 2021 and December 31, 2020. Refer below for the significant changes in the deferred revenue balances.

Contract balances consisted of the following opening and closing balances as of:

	September 30,	December 31,
	2021	2020
Contract assets:
Contract rights	$2,294	$1,135
Contract liabilities:
Deferred revenue (current)	$13,461	$7,102
Deferred revenue (noncurrent)	$-	$650

Deferred revenue is classified as $13,461 current and $0 noncurrent as of September 30, 2021, and $7,102 current and $650 noncurrent within Other liabilities as of December 31, 2020, respectively. Approximately 100% of Deferred revenue is expected to be earned within one year of the Condensed Consolidated Balance Sheet as of September 30, 2021. Approximately 92% of Deferred revenue was realized within one year of the Condensed Consolidated Balance Sheet as of December 31, 2020. Historically, the Company’s Deferred revenue balances were driven by a licensing agreement entered into with an entity controlled by Verizon. See Note 9 – Related Parties.

4.	Content Rights

The table below presents the components of content rights.

September 30,
2021
Film Group Monetization
Released	$1,049
In production	727
Individual Monetization
Released	10,948
In production	1,882
Total content rights	$14,606
Less: current portion	14,149
Total noncurrent content rights	$457

Content rights of $2,176 were recorded within Other assets on the Condensed Consolidated Balance Sheets as of December 31, 2020. The December 31, 2020 balance was accounted for under ASC 926 prior to the adoption of ASU 2019-02, which the Company adopted as of January 1, 2021.

12

CM PARTNERS, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(amounts in thousands)

The following table presents amortization expense of produced content costs for the three and nine months ended September 30, 2021, disaggregated by predominent monetization strategy:

	Three Months Ended	Nine Months Ended
	September 30, 2021	September 30, 2021
Individual monetization	$13,805	$37,748
Film group monetization	532	1,511
Total amortization	$14,337	$39,259

5.	Accrued Expenses & Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following as of September 30, 2021 and December 31, 2020:

	September 30,	December 31,
	2021	2020
Accrued production costs	$11,440	$7,016
Web partner fees	6,202	7,365
Accrued bonus	4,417	3,040
Payroll, payroll taxes and fringe benefits	3,421	2,912
Long-term incentive plan, current	1,530	1,300
Other current liabilities	1,665	1,201
Accrued expenses and other current liabilities	$28,675	$22,834

Long-Term Incentive Plans

The Company maintains a Long-Term Incentive Plan (“LTIP”) for certain executives as approved by the Company’s Board of Directors. Awards are cash-based and typically granted under the LTIP annually. Each award vests over a three-year period from the grant date. Vesting criteria for awards include both an individual service-based component and a performance-based component that is based on the Company’s achievement of certain financial metrics. The Company records expense for the service-based component ratably over the three-year term. For the performance-based component, the Company records expense based on management’s estimate of the Company’s achievement against the defined financial metrics. Management’s estimate is updated, and expense is adjusted, as deemed necessary, each reporting period.

As of September 30, 2021, and December 31, 2020, the total liability related to the LTIP awards was $4,234 and $3,768, respectively. The Company incurred $510 and $1,766 of expense related to the LTIP awards, for the three and nine months ended September 30, 2021, respectively, and $630 and $754 for the three and nine months ended September 30, 2020, respectively, classified within Employee related costs on the Condensed Consolidated Statements of Operations.

13

CM PARTNERS, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(amounts in thousands)

6.	Revolving Loans

On November 8, 2019, the Company entered into a revolving loan (“2019 Revolving Loan”) with another financial institution. The lender in the 2019 Revolving Loan agreement committed to providing the Company with up to $7,500 in revolving loans. In conjunction with the 2019 Revolving Loan, the Company contractually designated a deposit account with the financial institution as collateral for the revolving loan. The Company transferred the $7,500 of required collateral into the designated deposit account in January 2020. The 2019 Revolving Loan bears interest on outstanding borrowings at the greater of the prime rate plus 1.5%, or 3.5%, and does not contain any financial or non-financial covenants. On November 3, 2020, the Company renewed the 2019 Revolving Loan, and reduced the available line of credit to up to $3,000. As a result, the balance in the deposit account designated as collateral was reduced to $3,000, which is reflected as restricted cash as of December 31, 2020. The Company has not drawn down on this revolver at any time and had no outstanding borrowings as of December 31, 2020. During the second quarter 2021, the 2019 Revolving Loan was cancelled, and as a result, the entire restricted cash balance was unrestricted as of September 30, 2021.

On September 2, 2020, the Company entered into promissory notes (“2020 Promissory Notes”) with entities controlled by Verizon and Hearst, respectively (collectively “the Lenders”), whereby the Company may borrow up to $10,000 from the Lenders, with a maximum of $5,000 from each lender, over the term. The 2020 Promissory Notes bear interest at 3.0% on outstanding principal amounts, which accrues and is payable at each annual period through the maturity date of September 2, 2022. The 2020 Promissory Notes contain certain non-financial covenants that restrict the Company from spending or borrowing outside of pre-approved limits, to the extent that amounts remain outstanding under the note. On May 7, 2021, the Company elected to borrow $5,000, a portion of their 2020 Promissory Notes, with $2,500 being received from Verizon and from Hearst, respectively. The outstanding borrowings of the 2020 Promissory Notes were $5,000 and $0 as of September 30, 2021 and December 31, 2020, respectively.

7.	Income Taxes

For the three and nine months ended September 30, 2021, the Company reported an income tax benefit of $1.1 million and $4.2 million, respectively, representing an effective tax rate of 25.5% and 22.3%, respectively. The difference in the statutory tax rate and the effective tax rate for the three and nine months ended September 30, 2021 is primarily attributable to the income tax benefit related to state taxes.

For the three and nine months ended September 30, 2020, the Company reported income tax expense of $0.9 million and income tax benefit of $2.9 million, respectively, representing an effective tax rate of (58.1)% and 25.9%, respectively. The difference in the statutory tax rate and the effective tax rate for the three months ended September 30, 2020 is primarily attributable to the income tax benefit related to state taxes. The difference in the statutory tax rate and the effective tax rate for the nine months ended September 30, 2020 is primarily attributable to the income tax benefit related to state taxes.

8.	Members’ Interests

The Company was formed on April 8, 2016 as an LLC by Verizon. Pursuant to an amended and restated LLC agreement dated April 15, 2016 (“LLC agreement”), Hearst was admitted as a 50% member. Verizon and Hearst are collectively referred to as the “Members”. In accordance with the LLC agreement, the debts, obligations and liabilities of the Company shall solely be the debts, obligations and liabilities of the Company. None of the Members shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being one of the Members or acting as an officer of the Company. The LLC does not maintain separate accounts for the Members and all distributions (either return of capital or profits) are to be distributed on a pro rata basis in accordance with the member’s percentage interests.

9.	Related Parties

In July 2016, the Company entered into a licensing agreement with an entity controlled by Verizon (“go90 agreement”). Under the go90 agreement, the Company produced and licensed original content for an exclusive license period. The Company recorded $6,350 and $22,625 of revenue from the go90 agreement during the three and nine months ended September 30, 2020, respectively. The Company did not record any revenue from the go90 agreement during the three and nine months ended September 30, 2021. No amounts related to the go90 agreement were due from Verizon as of September 30, 2021 and December 31, 2020.

14

CM PARTNERS, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(amounts in thousands)

On September 2, 2020, the Company entered into promissory notes (“2020 Promissory Notes”) with entities controlled by Verizon and Hearst, whereby the Company may borrow up to $10,000, with a maximum of $5,000 from each lender, over the term. The terms of the 2020 Promissory Notes are described within Note 6 – Revolving Loans.

In addition, the Company is a lessee under an operating lease agreement with Verizon (Note 10 – Commitments and Contingencies) and is a customer of Verizon with respect to certain production and telecommunications services.

10.	Commitments and Contingencies

Legal Proceedings

The Company is subject to various claims and legal matters that arise in the normal course of its business. These include disputes or potential disputes related to breach of contract, tort, employment-related claims, tax claims, statutory, and other matters. The Company’s management currently believes that resolution of any outstanding legal matters will not have a material adverse effect on the Company’s financial position or results of operations. However, legal matters are subject to inherent uncertainties and there exists the possibility that the ultimate resolution of these matters could have a material adverse impact on the Company’s financial position and results of operations in the period in which any such effects are recorded. The Company is not a party to any material litigation and does not have contingency reserves established for any litigation liabilities as of September 30, 2021 and December 31, 2020.

15

CM PARTNERS, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(amounts in thousands)

Exit or Disposal Activities

The Company’s leased properties in Nashville, TN and Sherman Oaks, CA were abandoned. As a result, the Company recognized an exit obligation charge and related exit obligation liability on the cease-use date (August 2018), in accordance with ASC 420, Exit or Disposal Cost Obligations. A summary of the exit liability and related activity for the periods presented is as follows:

Exit cost obligation at December 31, 2020	$402
Q1 Accretion	15
Q1 Payments	(89)
Exit cost obligation at March 31, 2021	328
Q2 Accretion	10
Q2 Payments	(89)
Exit cost obligation at June 30, 2021	249
Q3 Accretion	8
Q3 Payments	(89)
Exit cost obligation at September 30, 2021	$168

Exit cost obligation at December 31, 2019	$686
Q1 Accretion	20
Q1 Payments	(86)
Exit cost obligation at March 31, 2020	620
Q2 Accretion	17
Q2 Payments	(86)
Exit cost obligation at June 30, 2020	551
Q3 Accretion	14
Q3 Payments	(86)
Exit cost obligation at September 30, 2020	$479

The exit liability is included within Accrued expenses and other current liabilities (current portion) and Other liabilities (non-current portion) on the Condensed Consolidated Balance Sheets. The charges, recorded as General and administrative expenses, primarily included the present value of the remaining lease obligation on the cease use date, net of estimated sublease income. The total cost expected to be incurred for this exit obligation is $1,362, which includes the $1,073 in exit costs fully recorded at the cease-use date and $289 of total accretion expense. Changes to the estimated sublease income, including actual contracted sublease income, may result in incremental lease exit charge activity in the period determined.

Leases

The accompanying Condensed Consolidated Financial Statements reflect rent expense on a straight-line basis over the terms of the Company’s operating leases. Rent expense charged to the Condensed Consolidated Statements of Operations was $1,494 and $4,560 for the three and nine months ended September 30, 2021, respectively, and $1,620 and $4,941 for the three and nine months ended September 30, 2020, respectively. In May 2021, the Company’s operating lease in Los Angeles, CA reached the end of its term and was not renewed. The Company is a lessee under a separate operating lease agreement with a related party, Verizon, and the leased property is located in New York, NY. The lease contains an initial term of 5 ½ years and is the only material lease maintained by the Company as of September 30, 2021.

16

CM PARTNERS, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(amounts in thousands)

11.	Employee Benefit Plan

The Company has a Safe Harbor 401(k) plan under which eligible employees may contribute a percentage of their annual compensation subject to limitations set by the Internal Revenue Code. Contributions by the Company to the plan were $246 and $917 for the three and nine months ended September 30, 2021, and $191 and $657 for the three and nine months ended September 30, 2020, respectively.

12.	Subsequent Events

The Company has evaluated subsequent events through November 19, 2021, which is the date the Condensed Consolidated Financial Statements were available to be issued and has concluded that no such events or transactions took place that would require adjustment to or further disclosure within the accompanying Condensed Consolidated Financial Statements.

17

Exhibit 99.5

MANAGEMENT’s DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS OF COMPLEX NETWORKS

References in this section to “we,” “our,” “us” and the “Company” generally refer to CM Partners, LLC and its consolidated subsidiaries. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the sections titled "Risk Factors" and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this proxy statement/prospectus. Additionally, our historical results are not necessarily indicative of the results that may be expected for any period in the future.

Company Overview

The Company is a leading global youth entertainment network in the pop culture categories including streetwear and style, food, music, sneakers and sports. We rank as one of the leading entertainment verticals amongst streaming entities in the United States and have established ourselves as a premium video publisher for the demographic of men between the ages of 18 to 34. Our brands include: “Complex”, “First We Feast”, “Sole Collector”, “Pigeons & Planes”, Complex SHOP, ComplexCon and ComplexLand. Each of our brands is comprised of digital content that is displayed on our website and with our partners, which include platforms like Facebook, Instagram, Snapchat, Twitter, YouTube, TikTok and Twitch. Some of our popular video series, such as Hot Ones, Sneaker Shopping, Full Size Run, The Burger Show, and Sneakerheads, continue to demonstrate success with our audience and partners.

We view our business across passion categories, which are specific content verticals within culture and entertainment that are impactful to our target demographics. Categories in which we currently participate and are viewed as an authoritative brand include, but are not limited to, hip-hop, pop, streetwear, sneakers, art & design, and independent music. In general, we establish our authority by publishing premium content under our brands, creating passionate communities across multiple media platforms.

Our business generates revenue across three streams: advertising, content distribution, and e-commerce and other. Advertising revenue is generated from the delivery of advertising-supported content across major social media platforms, including our own platform complex.com. Our content distribution revenue includes the sale of customized content campaigns for brands as well as licensing revenue or distribution fees for owned IP content. This premium, original content is commissioned, distributed and licensed by various streaming services. We also generate content revenue through our agency and consulting services by developing white label content and products for customers. E-Commerce and other revenue is derived by delivering bespoke retail and educational programs and merchandise transactions which represent a direct extension of our brand and are additional qualitative indicators of brand equity as well as revenue generated by our events. Events are held in live, virtual or hybrid formats and involve the packaging of compelling content and delivery to consumers in an immersive way that brings together pop culture, music, art, food, style, sports, innovation, activism, education, exclusive merchandise drops, panel discussion, and music performances.

We continue to evaluate our existing brands and content as we leverage our existing business into new brands, categories, and geographical locations. Our premium content has enabled us to build communities that provide our users with impactful content and products that span across a variety of verticals. This allows us the ability to expand into different categories that are unique and valued by our users.

Recent Developments

COVID-19

While we continue to see more normalization and recovery in our advertising business, we continue to experience the impacts of COVID-19 in our premium production business due to COVID-19 restrictions. The full extent of the future impact of the COVID-19 pandemic on our operational and financial performance is currently uncertain and will depend on many factors outside our control, including, without limitation, the timing, extent, trajectory and duration of the pandemic, the development and availability of effective treatments and vaccines, the imposition or removal of protective public safety measures, and the impact of the pandemic on the global economy and consumer demand.

1

Acquisition by BuzzFeed

On June 24, 2021, BuzzFeed entered into the Merger Agreement by and among 890, Merger Sub I, Merger Sub II, and BuzzFeed. Pursuant to the Merger Agreement, Merger Sub I will merge with and into BuzzFeed, with BuzzFeed as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly owned subsidiary of 890, BuzzFeed will then merge with and into Merger Sub II with Merger Sub II being the surviving company of the second merger.

In connection with the Two-Step Merger, and pursuant to the C Acquisition Purchase Agreement, BuzzFeed agreed to acquire 100% of the outstanding membership interests of the Company in exchange for approximately $200.0 million in cash and 10 million shares of New BuzzFeed Class A common stock. Closing of the transaction is contingent on the closing of the Two-Step Merger.

Components of Results of Operations

The Components of Results of Operations section describes how we define the significant components of revenues and expenses. The fluctuations of these segments are further discussed in the Results of Operations section included within this prospectus.

Revenue

Advertising

We generate advertising revenue from advertisements placed on our owned and operated sites as well as through third-party sites with which we partner. Our advertising revenue is primarily generated from direct display advertising campaigns and programmatic exchange-based advertisements.

Content Distribution

We generate content distribution revenue through premium licensing arrangements and third-party brand partnerships. Under our premium licensing agreements, we deliver content in the form of scripted and unscripted episodic shows, game shows, short-form videos, and podcasts either from our library of existing content or through the creation of new content.

E-Commerce and Other

We generate e-commerce revenues through the sale of products, primarily through partnership programs with product manufacturers, the delivery of retail and educational programs, as well as through platforms and marketplaces that enable e-Commerce transactions. E-Commerce revenue earned through partnership programs is recognized on a net basis, as our partners incur the direct costs of fulfillment. Additionally, we generate other revenues from the production of live and virtual events such as ComplexCon and ComplexLand.

Costs of Revenue

Costs of revenue primarily consists of production costs (including talent expenses, advertising related fees and event-related expenses), third-party partnerships costs for content creation and delivery, as well as personnel-related costs for employees dedicated to producing branded content and programmatic advertising.

2

Operating Expenses

Selling and Marketing

Selling and marketing expenses consist primarily of commissions for our employees engaged in sales and sales support along with business development costs related to new brand positioning and marketing initiatives.

General and Administrative Expenses

General and administrative (“G&A”) expenses include expenses for outside professional services such as legal, accounting, audit and other consulting, as well as other administrative costs such as rent, software-related expenses, insurance, and other overhead expenses not directly related to generation of revenue. Non-recurring professional fees and other costs related to contemplated transactions are included within G&A expenses.

Employee Related Costs

Employee related costs include personnel costs for employees not directly engaged in producing branded content and programmatic advertising, consisting of salaries, bonuses, benefits, and travel and entertainment expenses.

Depreciation and Amortization

Depreciation and amortization expenses include depreciation of property and equipment, amortization of capitalized software, and amortization of definite-lived intangible assets, including trademark, domain names and customer relationships.

Interest Expense (Income), net

Interest expense (income), net includes interest expense accrued on funds borrowed from our line of credit, as well as income generated from cash held in interest-bearing overnight sweep accounts and commercial money market accounts used to collateralize our line of credit.

(Benefit) Provision for Income Taxes

Benefit for income taxes consists of federal, state and local income taxes in the United States, and deferred income taxes reflecting the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

3

Results of Operations

Three Months Ended September 30, 2021 Compared to Three Months Ended September 30, 2020

The following tables set forth our Consolidated Statement of Operations data for each of the periods presented (in thousands):

	Three Months Ended September 30,
	2021	2020	$ Change	% Change
Revenue (including related party revenue of $0 and $6,350, respectively)	$31,172	$28,592	$2,580	9%

Costs and expenses
Cost of revenue	15,618	12,686	2,932	23
Selling and marketing	900	316	584	185
General and administrative	4,612	3,215	1,397	43
Employee related costs	11,575	11,461	114	1
Depreciation and amortization	2,646	2,423	223	9
Total costs and expenses	35,351	30,101	5,250	17
Loss from operations	(4,179)	(1,509)	(2,670)	(177)
Other (income) expense
Interest expense (income), net	37	(1)	38	NM
Loss before income taxes	(4,216)	(1,508)	(2,708)	(180)
(Benefit) provision for income taxes	(1,074)	876	(1,950)	NM
Net loss	$(3,142)	$(2,384)	$(758)	(32)%

The following table sets forth our Consolidated Statement of Operations data for each of the periods presented as a percentage of revenue:

	Three Months Ended September 30,
	2021	2020
Revenue	100%	100%

Costs and expenses
Cost of revenue	50	44
Selling and marketing	3	1
General and administrative	15	11
Employee related costs	37	40
Depreciation and amortization	8	8
Total costs and expenses	113	104
Loss from operations	(13)	(4)
Other (income) expense
Interest expense (income), net	-	-
Loss before income taxes	(13)	(4)
(Benefit) provision for income taxes	(3)	3
Net loss	(10)%	(7)%

4

Revenue

The following table sets forth revenue by category for the three months ended September 30, 2021, compared to the three months ended September 30, 2020, and the percentage increase or decrease between those periods (in thousands):

	Three Months September 30,
	2021	2020	$ Change	% Change
Advertising	$14,517	$12,018	$2,499	21%
Content distribution	16,090	16,045	45	-
E-Commerce and other	565	529	36	7
Total revenue	$31,172	$28,592	$2,580	9%

Advertising Revenue

The 21% increase in advertising revenue in the third quarter of 2021 was primarily due to a $1.2 million and $1.9 million increase in transactional and direct video display campaigns, respectively, reflecting increases in sales of products through our diversified ad sales offerings as well as increased demand, given the overall upswing in the advertising market when compared to the same period in 2020, which was negatively impacted by COVID-19. This was partially offset by a $0.6 million decrease in revenue from our programmatic and international partners.

Content Distribution Revenue

Content distribution revenue in the third quarter of 2021 was flat compared to the third quarter of 2020, driven by $7.5 million of revenue growth due to higher demand for higher priced custom content, as brands were looking to convey a strong connection with consumers post COVID-19, mostly offset by a reduction of $6.4 million of revenue related to the delivery of premium customized content, in accordance with the partial termination of a multi-year premium licensing agreement with a related party. In addition, revenue from our premium licensing content pipeline decreased by $1.1 million. Included within content distribution revenue was $nil and $6.4 million of revenue from our partially terminated premium licensing agreement with a related party for the three months ended September 30, 2021 and 2020, respectively.

E-Commerce and Other Revenue

The 7% increase was primarily driven by an increase in royalty revenue from the sales of hot sauce through our retail partnership.

Cost of Revenue

The $2.9 million increase in cost of revenue was primarily driven by $2.6 million increased production costs and $1.4 million personnel-related costs related to the production of our content. This was partially offset by a decrease of $1.1 million in third-party partnerships costs.

Selling and Marketing

The increase was primarily driven by $0.8 million of higher commissions earned on increased direct sales of products to our customers across advertising and content distribution. This was partially offset by a $0.2 million decrease in marketing business development expenses, as compared to the prior year.

5

General and Administrative

The $1.4 million increase was primarily driven by a $1.9 million increase in consulting and professional fees related to the proposed sale of the Company to BuzzFeed, partially offset by a $0.5 million decrease in office expenses and legal fees.

Employee Related Costs

The $0.1 million increase was primarily driven by a $2.3 million increase in payroll and benefits expense due to merit increases partially offset by a $2.2 million decrease from the capitalization of personnel related costs related to the production of our content assets.

Depreciation and Amortization

The $0.2 million increase in depreciation and amortization expense was primarily the result of additions of property, equipment and capitalized software during the period, partially offset by assets that were fully depreciated during the period.

Interest Expense (Income), net

The increase was primarily driven by increased interest expense due to the accrued interest on funds drawn from the line of credit in the second quarter of 2021, in addition to lower interest income generated from interest-bearing cash balances, including the restricted cash that collateralized our line of credit which was cancelled in the second quarter of 2021.

(Benefit) Provision for Income Taxes

The $2.0 million decrease in income tax provision was primarily due to the increase in the pre-tax loss for the third quarter of 2021 compared to 2020, the proportion of forecasted income earned to date for the respective periods and the income tax benefit related to state taxes.

Nine Months Ended September 30, 2021 Compared to Nine Months Ended September 30, 2020

The following tables set forth our Consolidated Statement of Operations data for each of the periods presented (in thousands):

	Nine Months Ended September 30,
	2021	2020	$ Change	% Change
Revenue (including related party revenue of $0 and $22,625, respectively)	$84,256	$86,819	$(2,563)	(3)%

Costs and expenses
Cost of revenue	41,500	47,196	(5,696)	(12)
Selling and marketing	2,874	1,244	1,630	131
General and administrative	14,800	9,798	5,002	51
Employee related costs	36,252	32,649	3,603	11
Depreciation and amortization	7,642	7,269	373	5
Total costs and expenses	103,068	98,156	4,912	5
Loss from operations	(18,812)	(11,337)	(7,475)	(66)
Other (income) expense
Interest expense (income), net	58	(47)	105	NM
Loss before income taxes	(18,870)	(11,290)	(7,580)	(67)
Benefit for income taxes	(4,202)	(2,924)	(1,278)	44
Net loss	$(14,668)	$(8,366)	$(6,302)	(75)%

6

The following table sets forth our Consolidated Statement of Operations data for each of the periods presented as a percentage of revenue:

	Nine Months Ended September 30,
	2021	2020
Revenue	100%	100%

Costs and expenses
Cost of revenue	49	54
Selling and marketing	3	1
General and administrative	18	11
Employee related costs	43	38
Depreciation and amortization	9	8
Total costs and expenses	122	112
Loss from operations	(22)	(12)
Other (income) expense
Interest expense (income), net	-	-
Loss before income taxes	(22)	(12)
Benefit for income taxes	(5)	(3)
Net loss	(17)%	(9)%

Revenue

The following table sets forth revenue by category for the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020, and the percentage increase or decrease between those periods (in thousands):

	Nine Months Ended September 30,
	2021	2020	$ Change	% Change
Advertising	$40,634	$31,394	$9,240	29%
Content distribution	38,401	53,613	(15,212)	(28)
E-Commerce and other	5,221	1,812	3,409	188
Total revenue	$84,256	$86,819	$(2,563)	(3)%

Advertising Revenue

For the nine months ended September 30, 2021, advertising revenue increased 29% driven primarily by increases of $5.9 million and $3.4 million in transactional and direct video display campaigns, respectively, reflecting increased sales of higher priced products through our diversified ad sales offerings as well as increased demand, given the overall upswing in the advertising market when compared to the same period in 2020, which was negatively impacted by COVID-19. We also benefitted from a $0.3 million increase in advertising from our international partners. These increases were partially offset by a $0.6 million decrease in programmatic advertising revenue from the loss of a partner site in the fourth quarter of 2020.

7

Content Distribution Revenue

The decrease of $15.2 million, or 28%, in content distribution revenue for the nine months ended September 30, 2021 compared to the same period in 2020 was primarily due to a decrease of $22.6 million in revenue related to the delivery of premium content, in accordance with the partial termination of a multi-year premium licensing agreement with a related party. Included within content distribution revenue was $nil and $22.6 million of revenue from our partially terminated premium licensing agreement with a related party for the nine months ended September 30, 2021 and 2020, respectively. In addition, licensing revenue decreased $10.6 million, primarily related to the delivery of Hot Ones: The Game Show in 2020, which did not have comparable revenue in 2021. These decreases were partially offset by $18.0 million of additional revenue in 2021 driven by an increase in demand for higher priced custom content as COVID-19 restrictions have eased in 2021 compared to 2020.

E-Commerce and Other Revenue

The increase was primarily driven by increased revenue of $3.4 million from our ComplexLand event, which was held in the second quarter of 2021 while no events were held during the nine months ended September 30, 2020.

Cost of Revenue

The decrease in cost of revenue was primarily driven by the absence of production costs related to the timing of our partially terminated multi-year licensing agreement with a related party. In addition, video productions costs decreased compared to the nine months ended September 30, 2020, which included $7.8 million of costs related to the release of Hot Ones: The Game Show. This decrease was partially offset by increases in cost of sales related to increased advertising revenue as well as incremental costs for the ComplexLand event held in the second quarter of 2021. Included within cost of revenue was $nil and $10.3 million of cost from our partially terminated premium licensing agreement with a related party for the nine months ended September 30, 2021 and 2020, respectively.

Selling and Marketing

The $1.6 million increase was primarily driven by $2.2 million of higher commissions earned on increased direct sales of products to our customers across advertising and content distribution. This was partially offset by a $0.5 million decrease in marketing business development expenses, as compared to the prior year.

General and Administrative

The $5.0 million increase was primarily driven by a $5.9 million increase in consulting and professional fees related to the proposed sale of the Company to BuzzFeed. This increase is partially offset by a $0.8 million decrease in office expense and legal fees.

Employee Related Costs

The $3.6 million increase was primarily driven by $6.0 million of increased payroll and benefits expense due to merit increases, incentive compensation and 401k employer match payments, partially offset by a $2.2 million decrease from the capitalization of personnel-related costs related to the production of our content assets and a $0.2 million decrease in travel and entertainment costs primarily in the first quarter of 2021.

Depreciation and Amortization

The $0.4 million increase in depreciation and amortization expense was primarily the result of additions of property, equipment and capitalized software through the third quarter of 2021, partially offset by assets that were fully depreciated through the third quarter of 2021.

Interest Expense (Income), net

The increase was primarily driven by increased interest expense due to the accrued interest on funds drawn from the line of credit in the second quarter of 2021, in addition to lower interest income generated from interest-bearing cash balances, including the restricted cash that collateralized our line of credit which was cancelled in the second quarter of 2021.

8

(Benefit) Provision for Income Taxes

The $1.3 million increase in income tax benefit was primarily due to the increase in the year-to-date pre-tax loss for the third quarter of 2021 compared to 2020, as well as the proportion of forecasted income earned to date for the respective periods.

Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure and represents a key metric used by management to evaluate our performance, identify trends, formulate financial projections, and make strategic decisions. We define Adjusted EBITDA as net (loss) income adjusted for (i) income tax provision (benefit), (ii) interest expense (income), (iii) depreciation and amortization, and (iv) certain other non-cash or non-recurring items impacting net (loss) income.

We believe that Adjusted EBITDA provides useful information for investors because it allows investors to view performance in a manner similar to the method used by our management. There are limitations to Adjusted EBITDA and our Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Other companies, including companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes.

Adjusted EBITDA should not be considered a substitute for income (loss) from operations or net income (loss) that we have reported in accordance with GAAP.

The following table presents a reconciliation of Net (loss) income to Adjusted EBITDA, the most directly comparable financial measure calculated in accordance with GAAP:

	Three Months Ended September 30		Nine Months Ended September 30,
	2021	2020	2021	2020
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(3,142)	$(2,384)	$(14,668)	$(8,366)
Add (deduct):
Interest expense (income)	37	(1)	58	(47)
Depreciation and amortization	2,646	2,423	7,642	7,269
(Benefit) provision for income taxes	(1,074)	876	(4,202)	(2,924)
Transaction costs (1)	1,866	-	5,860	-
Adjusted EBITDA	$333	$914	$(5,310)	$(4,068)

(1)	Consists of legal, advisory, and consulting costs incurred in connection with the proposed sale of the Company to BuzzFeed.

Liquidity and Capital Resources

Our principal source of liquidity is cash generated from the operations of our core business and the potential to borrow under existing or future revolving lines of credit. We maintain our cash and restricted cash in domestic bank accounts which may at times exceed federally insured limits. We believe that our existing cash balance, together with cash generated from our core business operations and amounts available under existing or future revolving lines of credit will be sufficient to meet our anticipated cash needs for at least the next twelve months. Our future capital requirements may vary materially from those currently planned and will depend on many factors, including our growth rate, the timing and extent of spending to support development efforts, the expansion of selling and marketing activities, the continuing market acceptance of our advertising platform and other platform services, as well as overall economic conditions. Any debt financing we secure could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. In the event that additional financing is required from outside sources, we may not be able to raise such financing on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, operating results and financial condition would be adversely affected.

9

Our primary uses of cash include production of content and advertising campaigns, personnel-related costs, and selling and marketing costs. Cash payment terms for content production have historically been in line with the amortization period. Investments in original content, and in particular content that we produce and own, require more cash upfront relative to licensed content. For example, production costs are paid as the content is created, well in advance of when the content is available to monetize.

In addition to our primary uses of cash above, our principal commitments consist of operating leases for two locations (New York and Los Angeles). In May 2021, our Los Angeles lease reached the end of its term and was not renewed. The remaining term of our operating lease in New York consists of payments totaling approximately $22.3 million due over the next four years.

Sources and Uses of Cash

The following table sets forth the major components of our Consolidated Statements of Cash Flows for the periods presented (in thousands):

	Nine Months Ended September 30,
	2021	2020
Net loss	$(14,668)	$(8,366)
Net cash (used in) operating activities	(9,326)	(9,619)
Net cash (used in) investing activities	(1,127)	(572)
Net cash provided by (used in) financing activities	5,000	(5,000)

Operating Activities

For the nine months ended September 30, 2021 and 2020, cash used in operating activities consisted of the net loss adjusted for certain non-cash items including depreciation and amortization, allowance for doubtful accounts, deferred income taxes and changes in net working capital. The largest driver of cash used in operations for the nine months ended September 30, 2021 was an $11.1 million increase in prepaid expenses primarily related to the production costs for the capitalization of content assets. For the nine months ended September 30, 2020, the largest driver of cash used in operations was the impact of the decrease in deferred revenue of $22.9 million which was primarily driven by revenue recognized related to the premium licensing arrangement with the related party, for which a material prepayment was received in August 2018.

Investing Activities

For the nine months ended September 30, 2021 and 2020, cash used in investing activities of $1.1 million and $0.6 million, respectively, consisted primarily of capitalized software and development costs and purchases of equipment.

Financing Activities

For the nine months ended September 30, 2021, the $5.0 million cash provided by financing activities represents proceeds from the 2020 Promissory Notes. For the nine months ended September 30, 2020, the $5.0 million of cash used in financing activities consisted of distributions to members.

10

Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with generally accepted accounting principles in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates.

The critical accounting policies requiring estimates, assumptions and judgments that we believe have the most significant impact on our financial statements are revenue recognition, allowance for doubtful accounts, goodwill, other intangible and long-lived assets, content rights, deferred tax liabilities, and provision for income taxes.

There have been no material changes to our critical accounting policies and estimates as described in our Interim Condensed Consolidated Financial Statements.

Recent Accounting Pronouncements

See Note 2 to our Interim Condensed Consolidated Financial Statements included elsewhere in this prospectus for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the date of this prospectus.

11

Exhibit 99.6

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The unaudited pro forma condensed combined financial information presents the pro forma effects of the following transactions (collectively the “Transactions”):

•	The Two-Step Merger

•	The Convertible Note Financing

•	The C Acquisition

The unaudited pro forma condensed combined financial information also presents the pro forma effects of the RSU Modification (as defined below).

890 is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. 890 was incorporated in Delaware on September 9, 2020, consummated its IPO on January 11, 2021 and closed its IPO on January 14, 2021, raising $287.5 million, which was placed in a trust account. As of September 30, 2021, there was $287.5 million held in the trust account.

BuzzFeed was incorporated in Delaware on June 19, 2008. BuzzFeed is a global digital media company with a portfolio of well-known brands with massive reach, engagement and distribution, and leveraging data and innovation to reach hundreds of millions of people worldwide. BuzzFeed provides breaking news, original reporting, entertainment, and video across the social web to its global audience.

On June 24, 2021, 890, BuzzFeed, Merger Sub I, and Merger Sub II entered into the Merger Agreement. The Merger Agreement provides for, among other things, the following transactions at the closing: Merger Sub I will merge with and into BuzzFeed, with BuzzFeed as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly owned subsidiary of 890 (the “Merger”). Immediately following the Merger, BuzzFeed will merge with and into Merger Sub II (the “Second Merger,” together with the Merger the “Two-Step Merger”) with Merger Sub II being the surviving company of the second merger. Upon the consummation of the Business Combination, the new combined company will be renamed BuzzFeed, Inc.

CM Partners was formed on April 8, 2016 as a Delaware limited liability company for the purpose of acquiring 100% of Complex Media. Complex Media was incorporated on May 22, 2009 and is a publisher of original online media content targeting Millennial and Gen Z consumers. On March 27, 2021, BuzzFeed entered into an agreement to acquire 100% of the outstanding membership interests of CM Partners in exchange for approximately $200 million in cash and 10,000,000 shares of New BuzzFeed Class A common stock.

Accounting for the Transactions

This information should be read together with BuzzFeed, 890, and Complex Networks’ financial statements and related notes, and other financial information included elsewhere in this proxy statement/ prospectus.

The Two-Step Merger will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, 890 will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the reverse recapitalization will be treated as the equivalent of BuzzFeed issuing stock for the net assets of 890, accompanied by a recapitalization. The net assets of 890 will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the reverse recapitalization will be those of BuzzFeed.

The C Acquisition will be treated as a business combination under FASB ASC 805, and will be accounted for using the acquisition method of accounting. BuzzFeed will record the fair value of assets acquired and liabilities assumed from Complex Networks.

BuzzFeed has been determined to be the accounting acquirer of 890 and Complex Networks based on the following facts and circumstances:

•	BuzzFeed’s existing stockholders will own a majority of the outstanding shares of and hold a majority of the voting power in the combined entity under the no redemption and maximum redemption scenarios with over 94% of the voting interests in each scenario;

•	BuzzFeed will appoint the majority of the directors on the New BuzzFeed Board;

•	BuzzFeed’s existing management will comprise the majority of the management of New BuzzFeed;

•	BuzzFeed is the larger entity based on historical revenues and business operations and will comprise of the majority of the ongoing operations of New BuzzFeed; and

•	New BuzzFeed will assume BuzzFeed’s name.

The preponderance of evidence as described above is indicative that BuzzFeed is the accounting acquirer of 890 and Complex Networks.

Description of the Transactions

890 has agreed to pay approximately $1.2345 billion in aggregate consideration. As consideration, each BuzzFeed stockholder will have the right to receive shares of common stock of New BuzzFeed.

With respect to Series F Preferred Stock and Series G Preferred Stock (other than Excluded Shares and Dissenting Shares) held by BuzzFeed stockholders, such stockholders will receive: a number of shares of New BuzzFeed Class A common stock equal to the quotient, rounded to the tenth decimal place, obtained by dividing: (A) 30,880,000 shares of 890 Class A common stock by (B) the aggregate number of shares of Series F Preferred Stock and Series G Preferred Stock outstanding as of the effective time.

With respect to BuzzFeed Class A common stock and BuzzFeed preferred stock (other than Series F Preferred Stock, Series G Preferred Stock, BuzzFeed Restricted Stock Awards, Excluded Shares and Dissenting Shares) held by BuzzFeed stockholders, such stockholders will receive: a number of shares of New BuzzFeed Class A common stock equal to the quotient of: (A) the quotient, rounded to the tenth decimal place, obtained by dividing (a) (x) $1,234,500,000.00 minus (y) $308,800,000 by (b) the Aggregate Adjusted Company Share Amount (as defined herein and calculated in accordance with the Merger Agreement), divided by (B) $10.00.

With respect to BuzzFeed Class B common stock (other than BuzzFeed Restricted Stock Awards, Excluded Shares and Dissenting Shares) held by BuzzFeed stockholders, such stockholders will receive: a number of shares of New BuzzFeed Class B common stock equal to the quotient of: (A) the quotient, rounded to the tenth decimal place, obtained by dividing (a) (x) $1,234,500,000.00 minus (y) $308,800,000 by (a) the Aggregate Adjusted Company Share Amount (as defined herein and calculated in accordance with the Merger Agreement), divided by (B) $10.00.

With respect to BuzzFeed Class C common stock (other than BuzzFeed Restricted Stock Awards, Excluded Shares and Dissenting Shares) held by BuzzFeed stockholders, such stockholders will receive: a number of shares of New BuzzFeed Class C common stock equal to the quotient of: (A) the quotient, rounded to the tenth decimal place, obtained by dividing (a) (x) $1,234,500,000.00 minus (y) $308,800,000 by (b) the Aggregate Adjusted Company Share Amount (as defined herein and calculated in accordance with the Merger Agreement), divided by (B) $10.00.

Upon consummation of the Business Combination, all BuzzFeed Options, BuzzFeed Restricted Stock Awards, and BuzzFeed RSUs outstanding will automatically convert into New BuzzFeed Options, New BuzzFeed RSAs, and New BuzzFeed RSUs, respectively, based on the applicable exchange ratios as determined in accordance with the Merger Agreement. Each New BuzzFeed Option, New BuzzFeed RSA, and New BuzzFeed RSU will vest on the same schedule as the vesting schedule set forth in the respective BuzzFeed Option, BuzzFeed RSA, and BuzzFeed RSU. Continuous employment with or services provided to BuzzFeed or any of its subsidiaries will be credited to each holder for purposes of determining vesting.

In connection with the execution of the Merger Agreement, Sponsor and 890’s directors and officers (the “Sponsor Agreement Parties”) entered into the Sponsor Agreement. The Sponsor Agreement sets forth the consent for the automatic conversion of the Founders’ 890 Class F common stock into 890’s Class A common stock on a one-for-one basis upon closing of the Transactions.

The RSU Modification

BuzzFeed has certain outstanding RSUs that vest based on both a liquidity and a service condition. The liquidity condition for 8,043,830 restricted stock units, (“Liquidity Condition 1 RSUs”), is satisfied upon the occurrence of a sale transaction (“Acquisition”) or the completion of an initial public offering. The Two-Step Merger will not result in the satisfaction of this liquidity condition as it does not meet the definition of an Acquisition per the award agreements. However, in the fourth quarter of 2021, BuzzFeed’s management team intends to ask its board of directors to waive the liquidity condition, contingent on the closing of the Business Combination, and permit the 8,043,830 Liquidity Condition 1 RSUs to vest upon completion of requisite service. The effect of this waiver (the “RSU Modification”) is presented below as a separate column to the unaudited pro forma condensed consolidated financial statements as “RSU Modification Adjustments”. If approved by the board of directors, we expect that the waiver of the liquidity condition for the Liquidity Condition 1 RSUs would represent a modification of the RSUs under ASC

718 and, accordingly, the fair value of the modified awards on the date of the modification would be recognized as stock-based compensation expense over the requisite service period, with a cumulative catch-up adjustment for service rendered to date.

Basis of Pro Forma Presentation

Pursuant to 890’s amended and restated certificate of incorporation, 890’s Public Stockholders may demand that 890 redeem their shares of Class A common stock for cash if the Business Combination is consummated, irrespective of whether they vote for or against the Business Combination. If a Public Stockholder properly demands redemption of their shares, 890 will redeem each share for cash equal to the Public Stockholder’s pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the Business Combination.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of cash redemptions of 890’s common stock:

•	Assuming No Redemptions: This presentation assumes that no 890 public stockholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in 890’s trust account.

•	Assuming Maximum Redemptions: This presentation assumes that 890’s public stockholders holding 28,750,000 of 890’s public shares exercise their redemption rights and that such shares are redeemed for their pro rata share (approximately $10.00 per share) of the funds in 890’s trust account for aggregate redemption proceeds of $287.5 million.

The following summarizes the pro forma New BuzzFeed shares outstanding under the two scenarios:

	Assuming No Redemptions (Shares)%		Assuming Maximum Redemptions (Shares)%
New BuzzFeed Class A shares issued to BuzzFeed stockholders	90,983,734	56.9%	90,983,734	69.3%
New BuzzFeed Class B shares issued to BuzzFeed stockholders	15,767,386	9.9%	15,767,386	12.0%
New BuzzFeed Class C shares issued to BuzzFeed stockholders	6,492,371	4.0%	6,492,371	5.0%
Total BuzzFeed stockholders	113,243,491	70.8%	113,243,491	86.3%

	Assuming No Redemptions (Shares)%		Assuming Maximum Redemptions (Shares)%
New BuzzFeed Class A shares issued to Complex Networks equityholders	10,000,000	6.3%	10,000,000	7.6%
New BuzzFeed Class A shares issued to 890 Public stockholders	28,750,000		28,750,000
Less: shares redeemed	—		(28,750,000)
Total public 890 shares	28,750,000	18.0%	—	—%
New BuzzFeed Class A shares issued to Founders, Sponsor, and underwriters	7,965,000	4.9%	7,965,000	6.1%
Pro Forma New BuzzFeed Shares Outstanding	159,958,491	100.0%	131,208,491	100.0%

The actual results will be within the parameters described by the two scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results. The table above excludes New BuzzFeed Options, New BuzzFeed RSAs, and New BuzzFeed RSUs expected to be issued upon conversion of outstanding BuzzFeed Options, BuzzFeed Restricted Stock Awards, and BuzzFeed RSUs upon consummation of the Business Combination.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2021 and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020 are based on the historical financial statements of 890, BuzzFeed, and Complex Networks. The unaudited pro forma adjustments are based on information currently available. The assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(in thousands)

	As of September 30, 2021							As of September 30, 2021			As of September 30, 2021
	BuzzFeed, Inc. (Historical)	890 5th Avenue Partners, Inc. (Historical)	Complex Networks (Historical)	Accounting Policies and Reclassification Adjustments (Note 2)	Transaction Accounting Adjustments (Assuming No Redemptions) (Note 3)		RSU Modification Adjustments (Assuming No Redemptions)	Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
Current Assets
Cash and cash equivalents	$145,597	$60	$4,796	-	$287,511	[A]	-	$347,421	$(287,500)	[I]	$59,921
					150,000	[B]
					(40,747)	[C]
					(200,000)	[M]
					5,000	[J]
					(4,796)	[K]

Restricted cash	-	-	-	-	-		-	-	-		-
Accounts receivable, net	77,351	-	37,177	-	-		-	114,528	-		114,528
Prepaid and other current assets	23,851	550	16,928	(14,149)	(1,799)	[C]	-	25,381			25,381
Total Current Assets	246,799	610	58,901	(14,149)	195,169		--	487,330	(287,500)		199,830

Investments held in Trust Account	-	287,511	-	-	(287,511)	[A]	-	-	-		-
Property and equipment, net	22,875	-	-	-	-		-	22,875	-		22,875
Capitalized software costs, net	16,586	-	-	-	-		-	16,586	-		16,586
Intangible assets, net	19,139	-	61,427	-	58,873	[M]	-	139,439	-		139,439
Goodwill, net	5,927	-	83,956	-	110,658	[M]	-	200,541	-		200,541
Prepaid and other assets	18,506	-	1,824	14,149	(5,000)	[J]	-	29,479	-		29,479
Total Assets	$329,832	$288,121	$206,108	$-	$72,189		$-	$896,250	$(287,500)		$608,750

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	12,587	469	3,682	-	(1,045)	[C]	-	15,693	-		15,693
Accrued expenses	20,188	70	-	17,581	(919)	[C]	-	36,920	-		36,920
Accrued expenses and other liabilities	-	-	28,675	(28,675)	-		-	-	-		-
Advances from related party	-	-	-	-	-		-	-	-		-
Franchise tax payable	-	150	-	(150)	-		-	-	-		-
Deferred rent	4,252	-	-	54	-		-	4,306	-		4,306
Deferred revenue	1,503	-	13,461	-	-		-	14,964	-		14,964
Accrued compensation	23,749	-	-	10,882	-		-	34,631	-		34,631
Derivative liability	-	-	-	-	33,420	[B]	-	33,420	-		33,420
Note payable	-	1,000	5,000		(5,000)	[K]	-	1,000	-		1,000
Other current liabilities	1,312	-	-	308	-		-	1,620	-		1,620
Total Current Liabilities	63,591	1,689	50,818	-	26,456		-	142,554	-		142,554
Deferred rent	13,634	-	-	439	-		-	14,073	-		14,073
Debt	19,504	-		-	116,580	[B]	-	130,569	-		130,569
					(5,515)	[C]
Other liabilities	3,781	-	600	2,264	-		-	6,645	-		6,645
Warrant liabilities	-	12,214	-	-	-		-	12,214	-		12,214
Deferred tax liabilities	-	-	5,828	-	(5,828)	[M]	-	-	-		-

	As of September 30, 2021								As of September 30, 2021			As of September 30, 2021
	BuzzFeed, Inc (Historical)	890 5th Avenue Partners,Inc (Historical)	Complex Networks (Historical)	Accounting Policies and Reclassification Adjustments (Note 2)	Transaction Accounting Adjustments (Assuming No Redemptions) (Note 3)		RSU Modification Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
Long-term notes payable			-	-	-				-			-
Long-term incentive plan, noncurrent	-	-	2,703	(2,703)	-				-			-
Total Liabilities	100,510	13,903	59,949	-	131,693		-		306,055	-		306,055

Commitments and Contingencies
Class A Common Stock subject to possible redemption, 27,393 shares at redemption value	-	287,500	-	-	(287,500)	[F]	-		-	-		-
Series A, convertible preferred stock	3,001	-	-	-	(3,001)	[D]	-		-	-		-
Series A-1, convertible preferred stock	4	-	-	-	(4)	[D]	-		-	-		-
Series B, convertible preferred stock	7,904	-	-	-	(7,904)	[D]	-		-	-		-
Series C, convertible preferred stock	15,434	-	-	-	(15,434)	[D]	-		-	-		-
Series D, convertible preferred stock	19,311	-	-	-	(19,311)	[D]	-		-	-		-
Series E, convertible preferred stock	49,646	-	-	-	(49,646)	[D]	-		-	-		-
Series F, convertible preferred shares	199,856	-	-	-	(199,856)	[D]	-		-	-		-
Series G, convertible preferred shares	199,681	-	-	-	(199,681)	[D]	-		-	-		-
Redeemable noncontrolling interest	1,570	-	-	-	-		-		1,570	-		1,570
Stockholders' Equity
Class A Common stock	1	-	-	-	-		-		14	(3)	[I]	11
					8	[D]
					3	[F]
					1	[G]
					1	[M]
Class B Common stock	3	-	-	-	(1)	[D]	-		2	-		2
Class C Common stock	2	-	-	-	(1)	[D]	-		1	-		1
Class F Common stock		1		-	(1)	[G]	-		-	-		-
Preferred stock	-	-	-	-	-		-		-	-		-
CM Partners, LLC members' interests	-	-	273,573	-	(273,777)	[M]	-		-	-		-
					204	[K]
Additional paid-in capital	97,683	-	-	-	-		-		1,009,310	(287,497)	[I]	721,813
					(27,364)	[C]
					522,987	[D]
					(13,284)	[E]
					287,497	[F]
					5,640	[H]
					99,999	[M]
					13,469	[L]	22,683	[N]
Accumulated other comprehensive income (loss)	(3,098)	-	-	-	-		-		(3,098)	-		(3,098)
Accumulated deficit	(362,553)	(13,283)	(127,414)	-	(7,703)	[C]	-		(418,481)			(418,481)
					(28,156)	[D]
					13,284	[E]
					(5,640)	[H]
					149,136	[M]
					(13,469)	[L]	(22,683)	[N]				-
Treasury stock	(820)	-	-	-	-				(820)	-		(820)

	As of September 30, 2021						As of September 30, 2021		As of September 30, 2021
	BuzzFeed,Inc. (Historical)	890 5th Avenue Partners,Inc. (Historical)	Complex Networks (Historical)	Accounting Policies and Reclassification Adjustments (Note 2)	Transaction Accounting Adjustments (Assuming No Redemptions) (Note 3)	RSU Modification Adjustments (Assuming No Redemptions)	Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Total Parent stockholders' equity	(268,782)	(13,282)	146,159	-	722,833	-	586,928	(287,500)	299,428
Noncontrolling interest	1,697	-	-	-	-	-	1,697		1,697
Total stockholders' equity	(267,085)	(13,282)	146,159	-	722,833	-	588,625	(287,500)	301,125
TOTAL LIABILITIES AND EQUITY	$329,832	$288,121	$206,108	-	$72,189	-	$896,250	$(287,500)	$608,750

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(in thousands, except per share amounts)

	Nine Months Ended September 30, 2021								Nine Months Ended September 30, 2021
	BuzzFeed, Inc. (Historical)	890 5th Avenue Partners, Inc. (Historical)	Complex Networks (Historical)	Accounting Policies and Reclassification Adjustments (Note 2)	Transaction Accounting Adjustments (Assuming No and Maximum Redemptions) (Note 3)		RSU Modification Adjustments (Assuming No and Maximum Redemptions)		Pro Forma Combined (Assuming No and Maximum Redemptions)
Revenue	$251,848	$-	$84,256	$-	-		-		$336,104

Cost and Expenses:
Cost of revenue, excluding depreciation and amortization	135,903	-	41,500	1,199	-		685	[II]	179,287
Sales and marketing	34,170	-	2,874	492	-		253	[II]	37,789
General and administrative	65,274	2,318	14,800	34,561	-		636	[II]	117,589
Research and development	19,285	-	-	-	-		487	[II]	19,772
Depreciation and amortization	15,033	-	7,642	-	3,925	[FF]	-		26,600
Employee related costs	-	-	36,252	(36,252)	-		-		-
Administrative fee - related party	-	180	-	-	-		-		180
Franchise tax expense	-	150	-	-	-		-		150

Total costs and expenses	269,665	2,648	103,068	-	3,925		2,061		381,367

Income (Loss) from operations	(17,817)	(2,648)	(18,812)	-	(3,925)		(2,061)		(45,263)

Change in fair value of warrant liabilities	-	(807)	-	-	-		-		(807)
Offering costs associated with issuance of public and private warrants	-	(232)	-	-	-		-		(232)
Net gain from investments held in Trust Account	-	11	-	-	(11)	[BB]	-		-
Other income,net	(2,278)	-	-	(58)	(12,722)	[CC]	-		(15,058)
Interest expense	-	-	(58)	58	-		-		-
Loss on disposition	(612)	-	-	-	-		-		(612)

Income (loss) before income taxes	(20,707)	(3,676)	(18,870)	-	(16,658)		(2,061)		(61,972)

Income tax provision (benefit)	(5,011)	-	(4,202)		5,617	[HH]	-		(3,596)

Net income (loss)	$(15,696)	$(3,676)	$(14,668)	$-	$(22,275)		$(2,061)		$(58,376)

Net income (loss) attributable to the redeemable noncontrolling interest	212	-	-	-	-		-		212
Net income (loss) attributable to noncontrolling interest	(173)	-	-	-	-		-		(173)

Net Income (loss) attributable to BuzzFeed, Inc.	$(15,735)	$(3,676)	$(14,668)	$-	$(22,275)		$(2,061)		$(58,415)

				Assuming No Redemptions
Net (loss) income per common share - basic and diluted	(0.28)	(0.10)	-	(0.37)
Basic and diluted weighted average common shares outstanding	57,072	28,121	-	159,958

Net (loss) income per share, Class F common stock – basic and diluted		(0.10)
Basic and diluted weighted average shares outstanding of Class F common stock		7,143

Assuming Maximum Redemptions
Net loss per common share – basic and diluted	(0.45)
Basic and diluted weighted average common shares outstanding	131,208

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(in thousands, except per share amounts)

	Year ended December 31, 2020	Period from September 9, 2020 (inception) to December 31, 2020	Year ended December 31, 2020						Year ended December 31, 2020
	BuzzFeed, Inc. (Historical)	890 5th Avenue Partners, Inc. (Historical)	Complex Networks (Historical)	Accounting Policies and Reclassification Adjustments (Note 2)	Transaction Accounting Adjustments (Assuming No and Maximum Redemptions) (Note 3)		RSU Modification Adjustments (Assuming No and Maximum Redemptions)		Pro Forma Combined (Assuming No and Maximum Redemptions)
Revenue	$321,324	$-	125,044	-	-		-		$446,368

Cost and Expenses:
Cost of revenue, excluding depreciation and amortization	140,290	-	65,428	18,471	1,553	[EE]	5,609	[II]	231,351
Sales and marketing	50,680	-	2,678	15,583	3,480	[EE]	3,064	[II]	75,485
General and administrative	83,061	11	13,377	9,938	9,872	[AA]	4,380	[II]	134,086
					5,640	[DD]	-		-
					7,807	[EE]	-		-
Research and development	17,669	-	-	-	628	[EE]	7,569	[II]	25,866
Depreciation and amortization	17,486	-	9,684	-	4,333	[FF]	-		31,503
Employee related costs	-	-	43,992	(43,992)	-		-		-
									-
Total costs and expenses	309,186	11	135,159	-	33,313		20,622		498,291

Income (Loss) from operations	12,138	(11)	(10,115)	-	(33,313)		(20,622)		(51,923)

Offering costs associated with issuance of public and private warrants	-	-	-	-	-		-		-
Other income,net	670	-	-	48	(1,581)	[AA]	-		(17,138)
					(16,275)	[CC]
Interest income	-	-	48	(48)	-		-		-
Interest expense	-	-	-	-	-		-		-
Loss on disposition	(711)	-	-	-	-		-		(711)

Income (loss) before income taxes	12,097	(11)	(10,067)	-	(51,169)		(20,622)		(69,772)

Income tax provision (benefit)	941	-	(3,077)	-	(18,645)	[GG]	-		(20,781)

Net income (loss)	$11,156	$(11)	$(6,990)	$-	$(32,524)		$(20,622)		$(48,991)

Net income (loss) attributable to the redeemable noncontrolling interest	820	-	-	-	-		-		820

Net Income (loss) attributable to BuzzFeed, Inc.	$10,336	$(11)	$(6,990)	$-	$(32,524)		$(20,622)		$(49,811)

			Assuming No Redemptions
Net income (loss) per common share - basic and diluted	-	-	(0.31)
Basic and diluted weighted average common shares outstanding	39,027	6,250	159,958

Assuming Maximum Redemptions
Net loss per common share — basic and diluted	(0.38)
Basic and diluted weighted average common shares outstanding	131,208

(1)	The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 includes $25,289 of revenue earned by Complex Networks and $11,517 of expenses incurred by Complex Networks, included within cost of revenue, related to a contract with a related party. Revenue and expenses related to this contract are not expected to reoccur beyond 12 months after the C Acquisition.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 — Basis of Presentation

The Two-Step Merger will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, 890 will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Two-Step Merger will be treated as the equivalent of BuzzFeed issuing shares for the net assets of 890, accompanied by a recapitalization. The net assets of 890 will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Two-Step Merger will be those of BuzzFeed.

The C Acquisition will be considered a business combination under FASB ASC 805, and will be accounted for using the acquisition method of accounting. BuzzFeed will record the fair value of assets acquired and liabilities assumed from Complex Networks.

The determination of BuzzFeed being the accounting acquirer for the Two-Step Merger and C Acquisition was primarily based on evaluation of the following facts and circumstances: (i) BuzzFeed’s existing stockholders will own the majority of the shares and have the majority of the voting interests in New BuzzFeed under both the no redemption and maximum redemption scenarios with over 94% of the voting interests in each scenario; (ii) BuzzFeed will appoint the majority of the directors on the New BuzzFeed Board; (iii) BuzzFeed’s existing management will comprise the majority of the management of New BuzzFeed; (iv) BuzzFeed is the larger entity based on historical revenues and business operations and will comprise the majority of the ongoing operations of New BuzzFeed; and (v) New BuzzFeed will assume BuzzFeed’s name.

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 assumes that the Transactions and the RSU Modification occurred on September 30, 2021. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020 present the pro forma effect of the Transactions and the RSU Modification as if it had been completed on January 1, 2020. These periods are presented on the basis of BuzzFeed being the accounting acquirer.

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 has been prepared using, and should be read in conjunction with, the following:

•	890’s unaudited condensed balance sheet as of September 30, 2021 and the related notes for the nine months ended September 30, 2021, included elsewhere in this proxy statement/prospectus;

•	BuzzFeed’s unaudited condensed consolidated balance sheet as of September 30, 2021 and the related notes for the nine months ended September 30, 2021, included elsewhere in this proxy statement/prospectus; and

•	Complex Networks’ unaudited condensed consolidated balance sheet as of September 30, 2021 and the related notes for the nine months ended September 30, 2021, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 has been prepared using, and should be read in conjunction, with the following:

•	890’s unaudited condensed statement of operations for the nine months ended September 30, 2021 and the related notes, included elsewhere in this proxy statement/prospectus;

•	BuzzFeed’s unaudited condensed consolidated statement of operations for the nine months ended September 30, 2021 and the related notes, included elsewhere in this proxy statement/prospectus; and

•	Complex Networks’ unaudited condensed consolidated statement of operations for the nine months ended September 30, 2021 and the related notes, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using, and should be read in conjunction, with the following:

•	890’s statement of operations for the period from September 9, 2020 (inception) through December 31, 2020 and the related notes, included elsewhere in this proxy statement/prospectus;

•	BuzzFeed’s consolidated statement of operations for the year ended December 31, 2020 and the related notes, included elsewhere in this proxy statement/prospectus; and

•	Complex Networks’ consolidated statement of operations for the year ended December 31, 2020 and the related notes, included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments (“Transaction Accounting Adjustments” and “RSU Modification Adjustments”). As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The pro forma financial information reflects transaction-related adjustments management believes are necessary to present fairly BuzzFeed’s pro forma results of operations and financial position following the closing of the Two-Step Merger, C Acquisition, RSU Modification and related transactions as of and for the periods indicated. The related transaction accounting adjustments are based on currently available information and assumptions management believes are, under the circumstances and given the information available at this time, reasonable. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. 890 believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Two-Step Merger, C Acquisition, RSU Modification, and related transactions contemplated based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Transactions.

The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of New BuzzFeed. They should be read in conjunction with the audited financial statements and notes thereto of each of 890, BuzzFeed and Complex Networks included elsewhere in this proxy statement/prospectus.

Note 2 — Accounting Policies and Reclassifications

As part of the preparation of these unaudited pro forma condensed combined financial statements, certain reclassifications were made to align 890’s, and Complex Networks’ financial statement presentation to that of BuzzFeed, the accounting acquirer. Additionally, management has performed an initial review of the accounting policies of each entity to conform the accounting policies to those of BuzzFeed, the accounting acquirer. In doing so, management has not identified differences that would have a material impact on the unaudited pro forma combined financial information. Upon consummation of the Transactions, management will perform a comprehensive review of the three entities’ accounting policies and financial statements. As a result of the review, management may identify differences between the accounting policies of the entities and further reclassification adjustments which, when conformed, could have a material impact on the financial statements of New BuzzFeed.

Note 3 — Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transactions and the RSU Modification and has been prepared for informational purposes only.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that directly reflect the accounting for the Transactions and RSU Modification.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had New BuzzFeed filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of New BuzzFeed’s shares outstanding, assuming the Transactions and RSU Modification occurred on January 1, 2020.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2021 are as follows:

(A)	Reflects the reclassification of cash and cash equivalents held in 890’s trust account that becomes available upon completion of the Business Combination.

(B)	Represents the proceeds from the issuance of $150.0 million of convertible notes in the Convertible Note Financing, including a derivative liability of approximately $33.4 million, based on commitments received.

(C)	Reflects the transaction costs incurred by BuzzFeed and 890 including, but not limited to, advisory fees, legal fees and registration fees. This includes the recognition against additional paid-in capital of $27.4 million of direct and incremental costs incurred by BuzzFeed and 890 in connection with the consummation of the Two-Step Merger, the recognition against debt of $5.5 million of direct and incremental costs incurred by BuzzFeed and 890 in connection with the Convertible Note Financing, and the expensing and cash settlement of $6.1 million of certain transaction costs incurred by BuzzFeed and Complex Networks related to the C Acquisition and $1.6 million of direct and incremental transaction costs allocated to the derivative liability component of the Convertible Note Financing.

(D)	Represents recapitalization of BuzzFeed’s equity, including:

•	Conversion of 3,175,773 shares of BuzzFeed Preferred A-1 stock and 500,000 shares of BuzzFeed Preferred A stock into 36,757,730 shares of BuzzFeed Class B common stock;

•	Conversion of 12,487,241 shares of BuzzFeed Class B common stock to an equivalent number of shares of BuzzFeed Class A common stock;

•	Issuance of 30,880,000 shares of New BuzzFeed Class A common stock in exchange for all outstanding shares of BuzzFeed Preferred F stock and all outstanding shares of BuzzFeed Preferred G stock;

•	Issuance of 60,103,734 shares of New BuzzFeed Class A common stock in exchange for all outstanding shares of BuzzFeed Class A common stock and BuzzFeed preferred stock (other than Series F Preferred Stock and Series G Preferred Stock).

•	Issuance of 15,767,386 shares of New BuzzFeed Class B common stock in exchange for all outstanding shares of BuzzFeed Class B common stock.

•	Issuance of 6,492,371 shares of New BuzzFeed Class C common stock in exchange for all outstanding shares of BuzzFeed Class C common stock.

(E)	Reflects the reclassification of 890’s historical accumulated deficit to additional paid-in capital in connection with the Two-Step Merger.

(F)	Represents the reclassification of historical 890’s Class A common stock subject to possible redemption from temporary equity into permanent equity.

(G)	Represents the conversion of 890 Class F common stock to Class A common stock in connection with the Two-Step Merger.

(H)	Reflects the recognition of $5.6 million of stock-based compensation expense associated with the Escrow Agreement. Under the terms of the Escrow Agreement in the event the Transfer Date SPAC Share Price (as defined in the Escrow Agreement) is less than $12.50 per share on the Transfer Date (as defined in the Escrow Agreement) (the “Market Condition”), the escrow agent will transfer a number of Escrowed Shares equal to the Make Whole Shares (as defined in the Escrow Agreement) to NBCU, and the remainder, if any, to Mr. Peretti. If the Transfer Date SPAC Share Price is equal to or greater than $12.50 per share, all of the Escrowed Shares will be transferred to Mr. Peretti. The $5.6 million estimated fair value was estimated using a model based on multiple stock price paths developed through the use of a Monte Carlo simulation that incorporates into the valuation the likelihood that the Market Condition will be satisfied. This equity award is accounted for as compensatory to the Chief Executive Officer. As there are no future service conditions, the estimated fair value of the award is recognized upon closing of the Two-Step Merger as a non-recurring expense.

(I)	Reflects the maximum redemption of 28,750,000 public shares for aggregate redemption payments of $287.5 million allocated to Class A common stock and additional paid-in capital using par value $0.0001 per share and at a redemption price of $10.00 per share.

(J)	Represents the reclassification of the $5.0 million performance deposit placed in escrow associated with the acquisition of Complex Networks from prepaid and other assets to cash. Upon completion of the C Acquisition the deposit will be returned to BuzzFeed by the escrow agent.

(K)	Represents the repayment of Complex Networks’ related party notes payable with cash on hand and forgiveness of the remaining amount upon closing of the C Acquisition.

(L)	Represents incremental stock-based compensation expense associated with certain BuzzFeed RSUs that vest based on both a liquidity and a service condition. The liquidity condition for 9,124,000 restricted stock units, or Liquidity Condition 2 RSUs, is satisfied upon the occurrence of certain events, including a merger or acquisition or other business combination transaction involving the Company and a publicly traded special purpose acquisition company or other similar entity and, as a result, the liquidity condition for the Liquidity Condition 2 RSUs will be satisfied upon the completion of the Two-Step Merger. Upon closing of the Two-Step Merger, we expect to recognize approximately $13.5 million of incremental stock-based compensation expense associated with these restricted stock units, based on the number of restricted stock units outstanding and the requisite service completed at September 30, 2021, and assuming no forfeitures prior to closing of the Two-Step Merger. The actual incremental stock-based compensation expense that will be recorded upon closing of the Two-Step Merger will depend on the timing of closing and actual forfeitures. The liquidity events have not been deemed probable for expense recognition in the Unaudited Condensed Consolidated Statement of Operations.

Purchase Price Allocation Adjustments (PPA)

(M)	The estimated purchase consideration is as follows (in thousands):

Estimated Consideration:
Cash consideration(1)	$200,000
Share consideration(2)	100,000
Total estimated consideration	$300,000

(1)	Includes the estimated cash consideration of $200 million. This amount will be adjusted for estimated Closing Specified Liabilities as specified in the C Acquisition Purchase Agreement.

(2)	Represents 10,000,000 shares of New BuzzFeed Class A common stock at an assumed price of $10.00 per share.

Under the acquisition method of accounting, the identifiable assets acquired, and liabilities assumed of Complex Networks are recorded at the acquisition date fair values. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the C Acquisition.

For all assets acquired and liabilities assumed other than identified intangible assets and goodwill, unless otherwise noted, the carrying value was estimated to equal fair value. The final determination of the fair value of certain assets and liabilities will be completed within the one-year measurement period as required by FASB ASC 805. The size and breadth of the C Acquisition may necessitate the use of this measurement period to adequately analyze and assess a number of factors used in establishing the asset and liability fair values as of the acquisition date, including the significant contractual and operational factors underlying the developed technology and the assumptions underpinning the related tax impacts of any changes made. Any potential adjustments made could be material in relation to the preliminary values presented.

Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair values set forth below.

The following table sets forth a preliminary allocation of the estimated consideration for the C Acquisition to the identifiable tangible and intangible assets acquired and liabilities assumed based on Complex Networks’ September 30, 2021 balance sheet, with the excess recorded as goodwill (in thousands):

Cash	-
Accounts receivable	37,177
Prepaid expenses and other current assets	2,779
Intangible assets	120,300
Other assets	15,973
Total assets	176,229
Accounts payable	3,682
Accrued expenses	17,581
Deferred rent	54
Deferred revenue	13,461
Accrued compensation	10,882
Other current liabilities	158
Deferred rent, noncurrent	439
Deferred tax liabilities	21,722
Other liabilities	2,864
Total liabilities	70,843
Net identifiable assets acquired (a)	105,386
Estimated purchase consideration (b)	300,000
Estimated goodwill (b) – (a)	194,614

In accordance with FASB ASC 350, goodwill will not be amortized but instead will be tested for impairment at least annually or more frequently if certain indicators are present. In the event management determines that the value of goodwill has become impaired, an accounting charge for the amount of impairment during the quarter in which the determination is made may be recognized. Goodwill recognized is not expected to be deductible for tax purposes.

Total consideration was calculated based on a $10.00 share price. In the event that the share price increases or decreases by 10%, the impact on total consideration and goodwill would be as follows (in thousands except for stock price):

Change in stock price	Stock Price	Estimated Consideration	Goodwill
Decrease of 10%	$9.00	$290,000	$184,614

Change in stock price	Stock Price	Estimated Consideration	Goodwill
Increase of 10%	$11.00	$310,000	$204,614

The table below indicates the estimated fair value of each of the identifiable intangible assets (in thousands, except for useful life):

	Preliminary Estimated Asset Fair Value	Weighted Average Useful Life (Years)	Pro Forma Amortization Expense
			For the Nine Months Ended September 30, 2021	For the Year Ended December 31, 2020
Trademarks & tradenames	90,000	15	4,500	6,000
Customer relationships	25,000	4	4,688	6,250
Developed technology	5,300	3	1,325	1,767

These preliminary estimates of fair value and estimated useful lives will likely differ from final amounts that will be calculated after completing a detailed valuation analysis, and the difference could be material relative to the preliminary values presented. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill of $12.0 million and annual amortization expense of approximately $1.4 million, assuming an overall weighted average useful life of 12.2 years.

Deferred tax liabilities were established based on the preliminary purchase price allocation resulting from the step up in fair value of intangible assets, using a pro forma blended statutory tax rate of 23.0% of the combined company. This estimate of deferred income tax liabilities is preliminary and is subject to change based upon the final determination of the fair value of assets acquired and liabilities assumed by jurisdiction.

The C Acquisition results in the recognition of deferred tax liabilities related primarily to amortizable intangible assets with no tax basis. The deferred tax amounts were determined based on an estimated tax rate of 23.0% based on a jurisdictional federal and state blended tax rate. Following the C Acquisition, BuzzFeed and Complex Networks will file a consolidated U.S. federal and various state tax returns. It is expected that the $21.7 million of net deferred tax liabilities recognized as a result of the transaction can be used as a source of future taxable income to support partial realizability of BuzzFeed’s deferred tax assets. The change in the deferred tax asset valuation allowance will be recognized as an income tax benefit and therefore is reflected as an adjustment to the accumulated deficit.

RSU Modification Adjustment

(N)	Represents $22.7 million of incremental stock-based compensation expense associated with the Liquidity Condition 1 RSUs, assuming the BuzzFeed Board of Directors approved the waiver of the liquidity condition on January 1, 2020. We expect that the waiver of the liquidity condition for the Liquidity Condition 1 RSUs will represent a modification of the RSUs under ASC 718 and, accordingly, the fair value of the modified awards on the date of the modification would be recognized as stock-based compensation expense over the requisite service period, with a cumulative catch- up adjustment for service rendered to date. The incremental stock-based compensation expense reflected in the unaudited pro forma condensed combined balance sheet is based on the number of Liquidity Condition 1 RSUs outstanding and the requisite service completed at September 30, 2021, at an estimated fair value of $3.07 per RSU, and assuming no forfeitures prior to the waiver. The incremental stock-based compensation expense that would be recorded upon the occurrence of the waiver will depend on the timing of the waiver and actual forfeitures. The liquidity event has not been deemed probable for expense recognition in the Unaudited Condensed Consolidated Statement of Operations.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020 are as follows:

(AA)	Reflects certain non-recurring transaction costs incurred by BuzzFeed, 890, and Complex Networks subsequent to September 30, 2021, principally related to the C Acquisition. A further $13.3 million of transaction costs are included in the historical statements of operations of BuzzFeed, 890, and Complex Networks for the nine months ended September 30, 2021 and are non-recurring in nature.

(BB)	Reflects the elimination of 890’s historical net gain on investments earned on the Trust Account. (CC) Reflects the incremental interest expense related to the issuance of the convertible notes in the Convertible Note Financing.

(DD)	Reflects the recognition of $5.6 million of stock-based compensation expense associated with the Escrow Agreement. This equity award is accounted for as compensatory to the Chief Executive Officer. As there are no future service conditions, the estimated fair value of the award is recognized upon closing of the Two-Step Merger as a non-recurring expense.

(EE)	Represents incremental stock-based compensation expense associated with certain BuzzFeed RSUs that vest based on both a liquidity and a service condition. The liquidity condition for the 9,124,000 Liquidity Condition 2 RSUs is satisfied upon the occurrence of certain events, including a merger or acquisition or other business combination transaction involving the Company and a publicly traded special purpose acquisition company or other similar entity and, as a result, the liquidity condition for the Liquidity Condition 2 RSUs will be satisfied upon the completion of the Two-Step Merger. Upon closing of the Two-Step Merger, we expect to recognize approximately $13.5 million of incremental stock-based compensation expense associated with these restricted stock units, based on the number of restricted stock units outstanding and the requisite service completed at September 30, 2021, and assuming no forfeitures prior to closing of the Two-Step Merger. The actual incremental stock-based compensation expense that will be recorded upon closing of the Two-Step Merger will depend on the timing of closing and actual forfeitures. The liquidity events have not been deemed probable for expense recognition in the Unaudited Condensed Consolidated Statement of Operations.

Purchase Price Allocation Adjustments (PPA)

(FF)	Reflects the incremental amortization expense recorded as a result of the fair value adjustment for intangible assets acquired in the C Acquisition.

(GG)	Reflects the non-recurring income tax benefit related to the partial release of BuzzFeed’s deferred tax asset valuation allowance as described in Note (M) above. As New BuzzFeed is in a cumulative pro forma loss position and is not expected to have sufficient sources of taxable income to realize any further tax benefits, there are no further income tax effects estimated related to the other pro forma adjustments.

(HH)	Represents the reduction of income tax benefit recognized from the combination of historical BuzzFeed’s and Complex Networks’ interim tax calculations including the effects of the Transactions.

RSU Modification Adjustment

(II)	Represents incremental stock-based compensation expense associated with the Liquidity Condition 1 RSUs, assuming the BuzzFeed Board of Directors approved the waiver of the liquidity condition on January 1, 2020. We expect that the waiver of the liquidity condition for the Liquidity Condition 1 RSUs would represent a modification of the RSUs under ASC 718 and, accordingly, the fair value of the modified awards on the date of the modification will be recognized as stock-based compensation expense over the requisite service period, with a cumulative catch-up adjustment for service rendered to date. The incremental stock-based compensation expense reflected in the unaudited pro forma condensed combined statements of operations is based on the number of restricted stock units outstanding and the requisite service completed, at an estimated fair value of $3.07 per RSU, and assuming no forfeitures prior to the waiver. The incremental stock-based compensation expense that would be recorded upon the occurrence of the waiver will depend on the timing of the waiver and actual forfeitures. The liquidity event has not been deemed probable for expense recognition in the Unaudited Condensed Consolidated Statement of Operations.

Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Transactions, assuming the shares were outstanding since January 1, 2020. As the Transactions, are being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the Transactions have been outstanding for the entire period presented. If the maximum number of shares of common stock of 890 are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire periods.

The unaudited pro forma condensed combined financial information has been prepared assuming the no redemptions and maximum redemptions scenarios (in thousands, except per share amounts):

	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
Pro Forma Basic and Diluted Earnings Per Share	Nine Months Ended September 30, 2021	Nine Months Ended September 30, 2021	Year Ended December 31, 2020	Year Ended December 31, 2020
Pro Forma net income (loss) attributable to common stockholders	$(58,415)	$(58,415)	$(49,811)	$(49,811)
Weighted average shares outstanding, basic and diluted	159,958	131,208	159,958	131,208
Basic and diluted net income (loss) per share of Class A, Class B, and Class C common stock	$(0.37)	$(0.45)	$(0.31)	$(0.38)
Pro Forma Weighted Average Shares – Basic and Diluted
Weighted average shares of Class A common stock outstanding, basic and diluted	137,699	108,949	137,699	108,949
Weighted average shares of Class B common stock outstanding, basic and diluted	15,767	15,767	15,767	15,767
Weighted average shares of Class C common stock outstanding, basic and diluted	6,492	6,492	6,492	6,492
Pro Forma Weighted Average Shares – Basic and Diluted	159,958	131,208	159,958	131,208

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